As filed with the Securities and Exchange Commission on July 28, 2000

                                             Registration No. 333-31228/811-5672

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        PRE-EFFECTIVE AMENDMENT NO. 1 (X)
                        POST-EFFECTIVE AMENDMENT NO.  ( )

                                     and/or

                   REGISTRATION STATEMENT UNDER THE INVESTMENT
                               COMPANY ACT OF 1940
                              Amendment No. 83 (X)

                        (Check appropriate box or boxes)

                           WRL SERIES ANNUITY ACCOUNT
                           (Exact Name of Registrant)

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               (Name of Depositor)

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
         (Address of Depositor's Principal Executive Offices) (Zip Code)

               Depositor's Telephone Number, including Area Code:
                                 (727) 299-1800

                                   ----------

                             Thomas E. Pierpan, Esq.
         Senior Vice President, General Counsel and Assistant Secretary
                   Western Reserve Life Assurance Co. of Ohio
                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                     (Name and Address of Agent for Service)

                                    Copy to:

                              Stephen E. Roth, Esq.
                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

                                   ----------

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.


Title of Securities Being Registered: Units of interest in the separate account under flexible payment variable accumulation deferred annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

                            WRL FREEDOM JUMBO ANNUITY
                                VARIABLE ANNUITY

                                 Issued Through
                           WRL SERIES ANNUITY ACCOUNT

                                       By
                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


PROSPECTUS
AUGUST __, 2000

This prospectus gives you important information about the WRL Freedom Jumbo Annuity, a flexible payment variable accumulation deferred annuity contract. Please read this prospectus and the fund prospectuses before you invest and keep them for future reference. This Contract is available to individuals as well as to certain groups and individual retirement plans.

You can put your money into 29 investment choices: a fixed account and 28 subaccounts of the WRL Series Annuity Account. Money you put in a subaccount is invested exclusively in a single mutual fund portfolio. Your investments in the portfolios are not guaranteed. You could lose your money. Money you direct into the fixed account earns interest at a rate guaranteed by Western Reserve.

The 28 portfolios we currently offer through the subaccounts under this Contract are:



---------------------------------------------------------------------------------------
                              WRL SERIES FUND, INC.
---------------------------------------------- -----------------------------------------
WRL VKAM Emerging Growth                       WRL Salomon All Cap
---------------------------------------------- -----------------------------------------
WRL T. Rowe Price Small Cap                    WRL C.A.S.E. Growth
---------------------------------------------- -----------------------------------------
WRL Goldman Sachs Small Cap                    WRL Dreyfus Mid Cap
---------------------------------------------- -----------------------------------------
WRL Pilgrim Baxter Mid Cap Growth              WRL NWQ Value Equity
---------------------------------------------- -----------------------------------------
WRL Alger Aggressive Growth                    WRL T. Rowe Price Dividend Growth
---------------------------------------------- -----------------------------------------
WRL Third Avenue Value                         WRL Dean Asset Allocation
---------------------------------------------- -----------------------------------------
WRL Value Line Aggressive Growth               WRL LKCM Strategic Total Return
---------------------------------------------- -----------------------------------------
WRL GE International Equity                    WRL J.P. Morgan Real Estate Securities
---------------------------------------------- -----------------------------------------
WRL Great Companies - Technology(SM)           WRL Federated Growth & Income
---------------------------------------------- -----------------------------------------
WRL Janus Growth                               WRL AEGON Balanced
---------------------------------------------- -----------------------------------------
WRL Goldman Sachs Growth                       WRL AEGON Bond
---------------------------------------------- -----------------------------------------
WRL GE U.S. Equity                             WRL J.P. Morgan Money Market
---------------------------------------------- -----------------------------------------
WRL Great Companies - America (SM)
----------------------------------------------------------------------------------------
                     VARIABLE INSURANCE PRODUCTS FUND (VIP)
----------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio - Service Class 2
----------------------------------------------------------------------------------------
                  VARIABLE INSURANCE PRODUCTS FUND II (VIP II)
----------------------------------------------------------------------------------------
Fidelity VIP II Contrafund(R) Portfolio - Service Class 2
----------------------------------------------------------------------------------------
                 VARIABLE INSURANCE PRODUCTS FUND III (VIP III)
----------------------------------------------------------------------------------------
Fidelity VIP III Growth Opportunities Portfolio  - Service Class 2
----------------------------------------------------------------------------------------



If you would like more information about the WRL Freedom Jumbo Annuity, you can obtain a free copy of the Statement of Additional Information ("SAI") dated August __, 2000. Please call us at 1-800-851-9777 or write us at: Western Reserve, Administrative Office - Annuity Department, P.O. Box 9051, Clearwater, Florida 33758-9051. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The SEC maintains a web site (www.sec.gov) that contains the prospectus, the SAI, material incorporated by reference and other information. The table of contents of the SAI is included at the end of this prospectus.


PLEASE NOTE THAT THE CONTRACT AND THE FUNDS:
                                                                  THE SECURITIES AND EXCHANGE COMMISSION HAS NOT
o        ARE NOT BANK DEPOSITS                                    APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED
o        ARE NOT FEDERALLY INSURED                                UPON THE ADEQUACY OF THIS PROSPECTUS.  ANY
o        ARE NOT ENDORSED BY ANY BANK OR GOVERNMENT AGENCY        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
o        ARE NOT GUARANTEED TO ACHIEVE THEIR GOAL
o        INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PREMIUM

WRL00361-8/2000

                                TABLE OF CONTENTS

DEFINITIONS OF SPECIAL TERMS...............................................

SUMMARY....................................................................

ANNUITY CONTRACT FEE TABLE.................................................

EXAMPLE....................................................................

1.     THE ANNUITY CONTRACT................................................
       The Contract........................................................
       Other Contracts.....................................................

2.     ANNUITY PAYMENTS (THE INCOME PHASE).................................
       Annuity Payment Options Under the Contract..........................
       Fixed Annuity Payment Options.......................................
       Variable Annuity Payment Options....................................

3.     PURCHASE............................................................
       Contract Issue Requirements.........................................
       Premium Payments....................................................
       Initial Premium Requirements........................................
       Additional Premium Payments.........................................
       Maximum Annual Premium Payments.....................................
       Allocation of Premium Payments......................................
       Right to Cancel Period..............................................
       Annuity Value.......................................................
       Accumulation Units..................................................

4.     INVESTMENT CHOICES..................................................
       The Separate Account................................................
       The Fixed Account...................................................
       Transfers...........................................................
       Dollar Cost Averaging Program.......................................
       Asset Rebalancing Program...........................................
       Telephone or Fax Transactions.......................................
       Third Party Investment Services.....................................

5.     EXPENSES............................................................
       Partial and Complete Surrenders.....................................
       Mortality and Expense Risk Charge...................................
       Transfer Charge.....................................................
       Premium Taxes.......................................................
       Federal, State and Local Taxes......................................
       Portfolio Management Fees...........................................

6.     TAXES...............................................................
       Annuity Contracts in General........................................
       Partial and Complete Surrenders ....................................
       Multiple Contracts..................................................
       Diversification and Distribution Requirements.......................
       Taxation of Death Benefit Proceeds.................................
       Annuity Payments....................................................
       Transfers, Assignments or Exchanges of Contracts....................
       Possible Tax Law Changes............................................

7.     ACCESS TO YOUR MONEY................................................
       Partial and Complete Surrenders.....................................
       Delay of Payment and Transfers......................................
       Systematic Partial Surrenders.......................................

8.     PERFORMANCE.........................................................

9.     DEATH BENEFIT.......................................................
       When We Pay a Death Benefit.........................................
       When We Do Not Pay a Death Benefit..................................
       Amount of Death Benefit During the Accumulation Period..............
       Alternate Payment Elections Before the Maturity Date................

10.    OTHER INFORMATION...................................................
       Ownership...........................................................
       Annuitant...........................................................
       Beneficiary.........................................................
       Assignment..........................................................
       Western Reserve Life Assurance Co. of Ohio..........................
       The Separate Account................................................
       Voting Rights.......................................................
       Distribution of the Contracts.......................................
       Non-Participating Contract..........................................
       Variations in Contract Provisions...................................
       IMSA................................................................
       Legal Proceedings...................................................
       Financial Statements................................................

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION...............

APPENDIX A
Condensed Financial Information............................................

APPENDIX B
Historical Performance Data ...............................................

                          DEFINITIONS OF SPECIAL TERMS

------------------------------- ------------------------------------------------
accumulation period             The period between the Contract date and the
                                maturity date while the Contract is in force.
------------------------------- ------------------------------------------------
accumulation unit value         An accounting unit of measure we use to
                                calculate subaccount values during the
                                accumulation period.
------------------------------- ------------------------------------------------
administrative office           Our administrative office and mailing address is
                                P.O. Box 5068, Clearwater, Florida 33758-5068.
                                Our street address is 570 Carillon Parkway, St.
                                Petersburg, Florida 33716. Our phone number is
                                1-800-851-9777.
------------------------------- ------------------------------------------------
age                             The issue age is the annuitant's age on his/her
                                birthday immediately preceding the Contract
                                date. Attained age is the issue age plus the
                                number of completed Contract years. When we use
                                the term "age" in this prospectus, it has the
                                same meaning as "attained age" in the Contract.
------------------------------- ------------------------------------------------
annuitant                       The person you named in the application (or
                                later changed), to receive annuity payments. The
                                annuitant may be changed as provided in the
                                Contract's death benefit provisions and annuity
                                provision.
------------------------------- ------------------------------------------------
annuity unit value              An accounting unit of measure we use to
                                calculate annuity payments from the subaccounts
                                after the maturity date.
------------------------------- ------------------------------------------------
annuity value                   The sum of the separate account value and the
                                fixed account value.
------------------------------- ------------------------------------------------
beneficiary(ies)                The person(s) you elect to receive the death
                                benefit proceeds under the Contract.
------------------------------- ------------------------------------------------
cash value                      The annuity value less any applicable premium
                                taxes.
------------------------------- ------------------------------------------------
Code                            The Internal Revenue Code of 1986, as amended.
------------------------------- ------------------------------------------------
Contract date                   The later of the date on which the initial
                                premium payment is received, or the date that
                                the properly completed application is received,
                                at Western Reserve's administrative office. It
                                is also the date when, depending on your state
                                of residence, we allocate your premium
                                payment(s) either to the reallocation account or
                                to the fixed account and the subaccounts you
                                selected on your application. We measure
                                Contract years, Contract months and Contract
                                anniversaries from the Contract date.
------------------------------- ------------------------------------------------
death report day                The valuation date on which we receive proof of
                                annuitant's death and your beneficiary's
                                election regarding payment.
------------------------------- ------------------------------------------------
fixed account                   An option to which you can direct your money
                                under the Contract, other than the separate
                                account. It provides a guarantee of principal
                                and interest. The assets supporting the fixed
                                account are held in the general account. The
                                fixed account is not available in all states.
------------------------------- ------------------------------------------------
fixed account value             During the accumulation period, your Contract's
                                value in the fixed account.
------------------------------- ------------------------------------------------
funds                           Investment companies which are registered with
                                the U.S. Securities and Exchange Commission. The
                                Contract allows you to invest in the portfolios
                                of the funds through our subaccounts. We reserve
                                the right to add other registered investment
                                companies to the Contract in the future.
------------------------------- ------------------------------------------------
in force                        Condition under which the Contract is active and
                                the owner is entitled to exercise all rights
                                under the Contract.
------------------------------- ------------------------------------------------
maturity date                   The date on which the accumulation period ends
                                and annuity payments begin. The latest maturity
                                date is the annuitant's 95th birthday.
------------------------------- ------------------------------------------------
NYSE                            New York Stock Exchange.
------------------------------- ------------------------------------------------
owner                           The person(s) entitled to exercise all rights
(you, your)                     under the Contract. The annuitant is the owner
                                unless the application states otherwise, or
                                unless a change of ownership is made at a later
                                time. Joint owners may be named provided the
                                joint owners are husband and wife. Joint
                                ownership is not available in all states.
------------------------------- ------------------------------------------------
portfolio                       A separate investment portfolio of a fund.
------------------------------- ------------------------------------------------
premium payments                Amounts paid by an owner or on the owner's
                                behalf to Western Reserve as consideration for
                                the benefits provided by the Contract. When we
                                use the term "premium payment" in this
                                prospectus, it has the same meaning as "net
                                premium payment" in the Contract, which means
                                the premium payment less any applicable premium
                                taxes.
------------------------------- ------------------------------------------------
reallocation account            The WRL J.P. Morgan Money Market subaccount.
------------------------------- ------------------------------------------------

------------------------------- ------------------------------------------------
reallocation date               The date shown on the schedule page of your
                                Contract when we reallocate all annuity value
                                held in the reallocation account to the fixed
                                account and subaccounts you selected. We place
                                your premium in the reallocation account only if
                                your state requires us to return the full
                                premium in the event you exercise your right to
                                cancel. In all other states, the reallocation
                                date is the Contract date.
------------------------------- ------------------------------------------------
separate account                WRL Series Annuity Account, a separate account
                                composed of subaccounts established to receive
                                and invest premium payments not allocated to the
                                fixed account.
------------------------------- ------------------------------------------------
separate account value          During the accumulation period, your Contract's
                                value in the separate account, which equals the
                                total value in each subaccount.
------------------------------- ------------------------------------------------
subaccount                      A subdivision of the separate account that
                                invests exclusively in the shares of a specified
                                portfolio and supports the Contracts.
                                Subaccounts corresponding to each portfolio
                                hold assets under the Contract during the
                                accumulation period. Other subaccounts
                                corresponding to each portfolio will hold
                                assets after the maturity date if you select a
                                variable annuity payment option.
------------------------------- ------------------------------------------------
surrender                       The termination of a Contract at the option of
                                the owner.
------------------------------- ------------------------------------------------
valuation date/                 Each day on which the NYSE is open for trading,
business day                    except when a subaccount's corresponding
                                portfolio does not value its shares. Western
                                Reserve is open for business on each day that
                                the NYSE is open. When we use the term "business
                                day," it has the same meaning as valuation date.
------------------------------- ------------------------------------------------
valuation period                The period of time over which we determine the
                                change in the value of the subaccounts in order
                                to price accumulation units and annuity units.
                                Each valuation period begins at the close of
                                normal trading on the NYSE (currently 4:00 p.m.
                                Eastern time on each valuation date) and ends at
                                the close of normal trading of the NYSE on the
                                next valuation date.
------------------------------- ------------------------------------------------
Western Reserve                 Western Reserve Life Assurance Co. of Ohio.
(we, us, our)
------------------------------- ------------------------------------------------

SUMMARY

THE SECTIONS IN THIS SUMMARY CORRESPOND TO SECTIONS IN THIS PROSPECTUS, WHICH DISCUSS THE TOPICS IN MORE DETAIL. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

1. THE ANNUITY CONTRACT


The WRL Freedom Jumbo Annuity is a flexible payment variable accumulation deferred annuity contract (the "Contract") offered by Western Reserve. It is a contract between you, as the owner, and Western Reserve, a life insurance company. The Contract provides a way for you to invest on a tax-deferred basis in the subaccounts of the separate account and the fixed account. We intend the Contract to be used to accumulate money for retirement or other long-term investment purposes.

The Contract allows you to direct your money into any of the 28 subaccounts. Each subaccount invests exclusively in a single portfolio of a fund. The money you invest in the subaccounts will fluctuate daily based on the portfolio's investment results. The value of your investment in the subaccounts is not guaranteed and may increase or decrease. You bear the investment risk for amounts you invest in the subaccounts.


You can also direct money to the fixed account. Amounts in the fixed account earn interest annually at a fixed rate that is guaranteed by us never to be less than 3%, and may be more. We guarantee the interest, as well as principal, on money placed in the fixed account.


You can transfer money between any of the investment choices during the accumulation period, subject to certain limits on transfers from the fixed account.

The Contract, like all deferred annuity contracts, has two phases: the "accumulation period" and the "income phase." During the accumulation period, earnings accumulate on a tax-deferred basis and are taxed as ordinary income when you take them out of the Contract. The income phase starts on the maturity date when you begin receiving regular payments from your Contract. The money you can accumulate during the accumulation period, as well as the annuity payment option you choose, will largely determine the amount of any income payments you receive during the income phase.


2. ANNUITY PAYMENTS (THE INCOME PHASE)

The Contract allows you to receive income under one of five annuity payment options. You may choose from fixed payment options or variable payment options. If you elect a variable payment option, the dollar amount of the payments you receive may go up or down depending on the investment results of the portfolios you invest in at that time, reduced by the separate account annuitization charge. You cannot annuitize until your Contract's fifth anniversary.

3. PURCHASE


You can buy this Contract with $1,000,000 or more under most circumstances. You can make additional premium payments of at least $10,000 at any time during the accumulation period. We allow premium payments up to a total of $1,000,000 per Contract year without prior approval. There is no limit on the total premium payments you may make during the accumulation period.


4. INVESTMENT CHOICES


You can invest your money in any of the 28 fund portfolios by directing it to the corresponding subaccount. The portfolios are described in the fund prospectuses. The portfolios now available to you under the Contract are:

-------------------------------------------------------------------------------
                              WRL SERIES FUND, INC.
--------------------------------------- ---------------------------------------
WRL VKAM Emerging Growth                WRL Salomon All Cap
--------------------------------------- ---------------------------------------
WRL T. Rowe Price Small Cap             WRL C.A.S.E. Growth
--------------------------------------- ---------------------------------------
WRL Goldman Sachs Small Cap             WRL Dreyfus Mid Cap
--------------------------------------- ---------------------------------------
WRL Pilgrim Baxter Mid Cap Growth       WRL NWQ Value Equity
--------------------------------------- ---------------------------------------
WRL Alger Aggressive Growth             WRL T. Rowe Price Dividend Growth
--------------------------------------- ---------------------------------------
WRL Third Avenue Value                  WRL Dean Asset Allocation
--------------------------------------- ---------------------------------------
WRL Value Line Aggressive Growth        WRL LKCM Strategic Total Return
--------------------------------------- ---------------------------------------
WRL GE International Equity             WRL J.P. Morgan Real Estate Securities
--------------------------------------- ---------------------------------------
WRL Great Companies - Technology(SM)    WRL Federated Growth & Income
--------------------------------------- ---------------------------------------
WRL Janus Growth                        WRL AEGON Balanced
--------------------------------------- ---------------------------------------
WRL Goldman Sachs Growth                WRL AEGON Bond
--------------------------------------- ---------------------------------------
WRL GE U.S. Equity                      WRL J.P. Morgan Money Market
--------------------------------------- ---------------------------------------
WRL Great Companies - America (SM)
--------------------------------------- ---------------------------------------
                     VARIABLE INSURANCE PRODUCTS FUND (VIP)
-------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio  - Service Class 2
-------------------------------------------------------------------------------
                  VARIABLE INSURANCE PRODUCTS FUND II (VIP II)
-------------------------------------------------------------------------------
Fidelity VIP II Contrafund(R) Portfolio  - Service Class 2
-------------------------------------------------------------------------------
                 VARIABLE INSURANCE PRODUCTS FUND III (VIP III)
-------------------------------------------------------------------------------
Fidelity VIP III Growth Opportunities Portfolio  - Service Class 2
-------------------------------------------------------------------------------


Depending upon market conditions, you can make or lose money in any of these subaccounts. We reserve the right to offer other investment choices in the future.


You can also allocate your premium payments to the fixed account. Unless otherwise required by state law, we will limit your allocations or transfers to the fixed account if the fixed account value following the allocation or transfer would exceed $500,000. The fixed account is not available in all states. Residents of Washington, Oregon, New Jersey and Massachusetts may not direct or transfer any money to the fixed account.

TRANSFERS. You have the flexibility to transfer assets within your Contract. At any time during the accumulation period you may transfer amounts among the subaccounts and between the subaccounts and the fixed account. Certain restrictions apply.


5. EXPENSES

We do not take any deductions from premium payments at the time you buy the Contract. You invest the full amount of each premium payment in one or more of the investment choices.


During the accumulation period, we deduct a daily mortality and expense risk charge of 0.65% each year from the money you have invested in the subaccounts. During the income phase, if you elect a variable annuity option, we will deduct a daily separate account annuitization charge from your subaccount assets equal to an annual rate of 1.15% in place of the mortality and expense risk charge. We may reduce this charge to 0.65% in the future, but we do not guarantee that we will do so.


We impose a $10 charge per transfer if you make more than 12 transfers among the subaccounts per Contract year.


We may deduct state premium taxes, which currently range from 0% to 3.50%, when you pay your premium payment(s), if you surrender the Contract or partially surrender its value, if we pay out death benefit proceeds, or if you begin to receive regular annuity payments. We only charge you premium taxes in those states that require us to pay premium taxes.

The portfolios deduct management fees and expenses from amounts you have invested in the portfolios. Some portfolios also deduct 12b-1 fees from portfolio assets. These fees and expenses currently range from 0.44% to 1.20% annually, depending on the portfolio. See the Annuity Contract Fee Table on page ___ of this prospectus and the fund prospectuses.


6. TAXES

The Contract's earnings are generally not taxed until you take them out. For federal tax purposes, if you take money out during the accumulation period, earnings come out first and are taxed as ordinary income. If you are younger than 59-1/2 when you take money out, you may also be charged a 10% federal penalty tax on the earnings. The annuity payments you receive during the income phase are considered partly a return of your original investment so that part of each payment is not taxable as income until the "investment in the contract" has been fully recovered.


Death benefits are taxable and generally are included in the income of the recipient as follows: if received under an annuity payment option, death benefits are taxed in the same manner as annuity payouts; if not received under an annuity option (for instance, if paid out in a lump sum), death benefits are taxed in the same manner as a partial or complete surrender.


7. ACCESS TO YOUR MONEY


You can take some or all of your money out anytime during the accumulation period, subject to certain conditions. If you request a partial surrender that would reduce your cash value below $1,000,000, we reserve the right to treat the transaction as a request for a complete surrender. No partial surrenders may be made from the fixed account without prior consent from us. You may also have to pay federal income tax and a penalty tax on any money you take out. No surrender charges apply.


8. PERFORMANCE

The value of your Contract will vary up or down depending upon the investment performance of the subaccounts you choose and will be reduced by Contract fees and charges. We provide performance information in Appendix B and in the SAI. Past performance does not guarantee future results.

9. DEATH BENEFIT

If you are both the owner and the annuitant and you die before the income phase begins, your beneficiary will receive a death benefit. If you name different persons as owner and annuitant, you can affect whether the death benefit is payable and who would receive it. Use care when naming owners, annuitants and beneficiaries, and consult your agent if you have questions.


If the annuitant dies during the accumulation period and if a death benefit is payable, the death benefit will be the annuity value of your Contract on the death report day.

The death benefit payable, if any, on or after the maturity date depends on the annuity payment option selected. See Fixed Annuity Payment Options and Variable Annuity Payment Options on pages __ and __ for a description of the annuity payment options. Please note that not all payment options provide for a death benefit.


10. OTHER INFORMATION


RIGHT TO CANCEL PERIOD. You may return your Contract for a refund within 10 days after you receive it. In most states, the amount of the refund will be the total premium payments we have received, plus (or minus) any gains (or losses) in the amounts you invested in the subaccounts. You will keep any gains, and bear any losses, on amounts that you invested in the subaccounts. If state law requires, we will refund your original premium payment(s). In those states, we will place your premium payment(s) in the reallocation account until the reallocation date shown on your Contract schedule page. We determine the value of the refund as of the date we receive the returned Contract at our administrative office. We will pay the refund within 7 days after we receive your written notice of cancellation and the returned Contract. The Contract will then be deemed void. In some states you may have more than 10 days and/or receive a different refund amount.


WHO SHOULD PURCHASE THE CONTRACT? We have designed this Contract for people seeking long-term tax-deferred accumulation of assets, generally for retirement. This includes persons who have maximized their use of other retirement savings methods, such as 401(k) plans and individual retirement accounts. The tax-deferred feature is most attractive to people in high federal and state tax brackets. You should not buy this Contract if you are looking for a short-term investment or if you cannot take the risk of getting back less money than you put in.

ADDITIONAL FEATURES. This Contract has additional features that might interest you. These include the following:

o SYSTEMATIC PARTIAL SURRENDERS -- You can arrange to have money automatically sent to you monthly, quarterly, semi-annually or annually while your Contract is in the accumulation period. Amounts you receive may be included in your gross income and, in certain circumstances, may be subject to penalty taxes.

o DOLLAR COST AVERAGING -- You can arrange to have a certain amount of money automatically transferred monthly from one or any combination of the fixed account, the WRL J.P. Morgan Money Market or WRL AEGON Bond subaccounts to your choice of subaccounts. Dollar cost averaging does not guarantee a profit and does not protect against a loss if market prices decline.

o ASSET REBALANCING -- We will, upon your request, automatically transfer amounts periodically among the subaccounts on a regular basis to maintain a desired allocation of the annuity value among the various subaccounts.


o TELEPHONE OR FAX TRANSACTIONS -- You may make transfers, partial surrenders, and/or change the allocation of additional premium payments by telephone or fax.


These features are not available in all states and may not be suitable for your particular situation. Certain states place restrictions on access to the fixed account and on other features of the Contract. Consult your agent and the Contract form for details.


11. INQUIRIES


If you need additional information, please contact us at:


Western Reserve Life
Annuity Department
Attention:  Administrative Office
P.O. Box 9051
Clearwater, FL 33758-9051
1-800-851-9777
www.westernreserve.com

==================================================================================================================================
                                                      ANNUITY CONTRACT FEE TABLE

==================================================================================================================================
                    OWNER TRANSACTION EXPENSES                                       SEPARATE ACCOUNT ANNUAL EXPENSES
                                                                            (AS A PERCENTAGE OF AVERAGE SEPARATE ACCOUNT VALUE
                                                                                       DURING THE ACCUMULATION PERIOD)
-------------------------------------------------------------------- --------------------------------------------------------------
Sales Load On Premium Payments..................................None         Mortality and Expense Risk Charge(1)............0.65%
Maximum Surrender Charge........................................None
Transfer Charge................................$10 After 12 Per Year         TOTAL SEPARATE ACCOUNT
                                                                             ANNUAL EXPENSES.................................0.65%
-------------------------------------------------------------------- -------------------------------------------------------------



                                                     PORTFOLIO ANNUAL EXPENSES (2)
                                (as a percentage of average net assets and after expense reimbursements)
---------------------------------------------------------------------- -------------- -------------- ------------- ----------------
                             PORTFOLIOS                                MANAGEMENT         OTHER       RULE 12B-1    TOTAL PORTFOLIO
                                                                          FEES          EXPENSES         FEES       ANNUAL EXPENSES
---------------------------------------------------------------------- -------------- -------------- ------------- ----------------
WRL SERIES FUND, INC.(3)(4)
WRL VKAM Emerging Growth                                                 0.80 %          0.07 %          N/A            0.87 %
WRL T. Rowe Price Small Cap (5)                                          0.75 %          0.25 %          N/A            1.00 %
WRL Goldman Sachs Small Cap(5)                                           0.90 %          0.10 %          N/A            1.00 %
WRL Pilgrim Baxter Mid Cap Growth(5)                                     0.90 %          0.10 %          N/A            1.00 %
WRL Alger Aggressive Growth                                              0.80 %          0.09 %          N/A            0.89 %
WRL Third Avenue Value                                                   0.80 %          0.20 %          N/A            1.00 %
WRL Value Line Aggressive Growth(6)                                      0.80 %          0.20 %          N/A            1.00 %
WRL GE International Equity(7)                                           1.00 %          0.20 %          N/A            1.20 %
WRL Great Companies - Technology(SM)(6)                                  0.80 %          0.20 %          N/A            1.00 %
WRL Janus Growth(8)                                                      0.80 %          0.05 %          N/A            0.85 %
WRL Goldman Sachs Growth(5)                                              0.90 %          0.10 %          N/A            1.00 %
WRL GE U.S. Equity                                                       0.80 %          0.13 %          N/A            0.93 %
WRL Great Companies - America (SM)(6)                                    0.80 %          0.20 %          N/A            1.00 %
WRL Salomon All Cap(5)                                                   0.90 %          0.10 %          N/A            1.00 %
WRL C.A.S.E. Growth                                                      0.80 %          0.20 %          N/A            1.00 %
WRL Dreyfus Mid Cap(5)                                                   0.85 %          0.15 %          N/A            1.00 %
WRL NWQ Value Equity                                                     0.80 %          0.10 %          N/A            0.90 %
WRL T. Rowe Price Dividend Growth(5)                                     0.90 %          0.10 %          N/A            1.00 %
WRL Dean Asset Allocation                                                0.80 %          0.07 %          N/A            0.87 %
WRL LKCM Strategic Total Return                                          0.80 %          0.06 %          N/A            0.86 %
WRL J.P. Morgan Real Estate Securities                                   0.80 %          0.20 %          N/A            1.00 %
WRL Federated Growth & Income                                            0.75 %          0.14 %          N/A            0.89 %
WRL AEGON Balanced                                                       0.80 %          0.09 %          N/A            0.89 %
WRL AEGON Bond                                                           0.45 %          0.08 %          N/A            0.53 %
WRL J.P. Morgan Money Market                                             0.40 %          0.04 %          N/A            0.44 %
VARIABLE INSURANCE PRODUCTS FUND (VIP)(9)
Fidelity VIP Equity-Income Portfolio - Service Class 2(10)               0.48 %          0.10 %         0.25 %          0.83 %
VARIABLE INSURANCE PRODUCTS FUND II (VIP II)(9)
Fidelity VIP II Contrafund(R) Portfolio - Service Class 2(10)            0.58 %          0.12 %         0.25 %          0.95 %
VARIABLE INSURANCE PRODUCTS FUND III (VIP III)(9)
Fidelity VIP III Growth Opportunities Portfolio - Service Class 2(10)    0.58 %          0.13 %         0.25 %          0.96 %
                                                                         ------          ------         ------          ------
====================================================================== ============== ============== ============= ===============

(1) The mortality and expense risk charge applies to each subaccount. It does not apply to the fixed account. The mortality and expense risk charge of 0.65% applies only during the accumulation period. After the maturity date, if you elect a variable annuity payment option, we will deduct a daily separate account annuitization charge from your subaccount assets equal to an annual rate of 1.15% in place of the mortality and expense risk charge. We may reduce this charge to 0.65% in the future, but we do not guarantee that we will do so.

(2) The fee table information relating to the portfolios was provided to Western Reserve by the funds. Western Reserve has not independently verified such information.

(3) Effective January 1, 1997, the Board of the WRL Series Fund, Inc. (the "WRL Fund") authorized the WRL Fund to charge each portfolio of the WRL Fund an annual Rule 12b-1 fee of up to 0.15% of each portfolio's average daily net assets. However, the WRL Fund will not deduct the fee from any portfolio before April 30, 2001. You will receive advance written notice if a Rule 12b-1 fee is to be deducted. See the WRL Fund prospectus for more details.

(4) WRL Investment Management, Inc. ("WRL Management"), the investment adviser of the WRL Fund, has undertaken, until at least April 30, 2001, to pay expenses on behalf of the portfolios of the WRL Fund, to the extent normal total operating expenses of a portfolio exceed a stated percentage of the WRL portfolio's average daily net assets. The expense limit for each portfolio, the amount reimbursed by WRL Management during 1999 (if applicable), and the expense ratio without the reimbursement are listed below for each portfolio:



 ----------------------------------------------------------------------------------------------------------------
                                                     EXPENSE        REIMBURSEMENT          EXPENSE RATIO
 ----------------------------------------------------------------------------------------------------------------
                                                      LIMIT            AMOUNT          WITHOUT REIMBURSEMENT
 ----------------------------------------------------------------------------------------------------------------
 WRL VKAM Emerging Growth                             1.00 %          $  N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL T. Rowe Price Small Cap                          1.00 %           63,542                  2.46 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Goldman Sachs Small Cap                          1.00 %           60,555                  5.57 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Pilgrim Baxter Mid Cap Growth                    1.00 %           34,986                  1.40 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Alger Aggressive Growth                          1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Third Avenue Value                               1.00 %           10,734                  1.06 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Value Line Aggressive Growth                     1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL GE International Equity                          1.20 %           112,088                 1.84 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Great Companies - Technology(SM)                 1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Janus Growth                                     1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Goldman Sachs Growth                             1.00 %           49,677                  2.68 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL GE U.S. Equity                                   1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Great Companies - America(SM)                    1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Salomon All Cap                                  1.00 %           53,174                  2.87 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL C.A.S.E. Growth                                  1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Dreyfus Mid Cap                                  1.00 %           34,541                  4.89 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL NWQ Value Equity                                 1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL T. Rowe Price Dividend Growth                    1.00 %           46,989                  2.35 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Dean Asset Allocation                            1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL LKCM Strategic Total Return                      1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL J.P. Morgan Real Estate Securities               1.00 %           51,924                  2.69 %
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL Federated Growth & Income                        1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL AEGON Balanced                                   1.00 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL AEGON Bond                                       0.70 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------
 WRL J.P. Morgan Money Market                         0.70 %             N/A                     N/A
 ------------------------------------------------ --------------- ------------------ ----------------------------


(5) Because these portfolios commenced operations on May 3, 1999, the percentages set forth as "Other Expenses" and "Total Portfolio Annual Expenses" are annualized.

(6) Because these portfolios commenced operations on May 1, 2000, the percentages set forth as "Other Expenses" and "Total Portfolio Annual Expenses" are estimates.

(7) The fee table reflects estimated 2000 expenses because the expense limit for this portfolio was reduced from 1.50% to 1.20% effective May 1, 2000.


(8) During 1999, WRL Management waived 0.025% of its advisory fee for the first $3 billion of the portfolio's average daily net assets (net fee - 0.775%); and 0.05% for the portfolio's average daily net assets above $3 billion (net fee -- 0.75%). This waiver was terminated on June 25, 2000. The fee table reflects estimated 2000 expenses because of the termination of the fee waiver.

(9) The 12b-1 fee deducted for the Variable Insurance Products Fund (VIP), Variable Insurance Products Fund II (VIP II), and Variable Insurance Products Fund III (VIP III) (the "Fidelity VIP Funds") covers certain shareholder support services provided by companies selling variable contracts investing in the Fidelity VIP Funds. The 12b-1 fees assessed against the Fidelity VIP Funds shares held for the Contracts will be remitted to AFSG Securities Corporation ("AFSG"), the principal underwriter for the Contracts.

(10)     Service Class 2 expenses are based on estimated expenses for year 2000.

After the maturity date, if you elect a variable payment option, we will deduct a daily separate account annuitization charge equal to an annual rate of 1.15% of the daily net asset values in the subaccounts in place of the mortality and expense risk charge. We may reduce this charge to 0.65% In the future, but we do not guarantee that we will do so.

EXAMPLE

You would pay the following expenses on a $1,000 investment, assuming a hypothetical 5% annual return on assets and assuming the entire $1,000 is invested in the subaccount listed.

Because the contract does not assess surrender charges, you will pay the same amount of expenses whether or not you surrender, annuitize or remain invested in the Contract.

======================================================== =========================================================================
                                                                                IF YOU SURRENDER, ANNUITIZE* OR
                      SUBACCOUNTS                                           REMAIN INVESTED IN THE CONTRACT AT THE
                                                                               END OF THE APPLICABLE TIME PERIOD
==================================================================================================================================
WRL SERIES FUND, INC.                                          1 YEAR             3 YEARS             5 YEARS            10 YEARS

WRL VKAM Emerging Growth                                        $15                 $48                 $83                $181

WRL T. Rowe Price Small Cap                                      17                  52                  90                 195

WRL Goldman Sachs Small Cap                                      17                  52                  90                 195

WRL Pilgrim Baxter Mid Cap Growth                                17                  52                  90                 195

WRL Alger Aggressive Growth                                      16                  49                  84                 183

WRL Third Avenue Value                                           17                  52                  90                 195

WRL Value Line Aggressive Growth                                 17                  52                  90                 195

WRL GE International Equity                                      19                  58                 100                 217

WRL Great Companies - Technology(SM)                             17                  52                  90                 195

WRL Janus Growth                                                 15                  47                  82                 179

WRL Goldman Sachs Growth                                         17                  52                  90                 195

WRL GE U.S. Equity                                               16                  50                  86                 188

WRL Great Companies - America (SM)                               17                  52                  90                 195

WRL Salomon All Cap                                              17                  52                  90                 195

WRL C.A.S.E. Growth                                              17                  52                  90                 195

WRL Dreyfus Mid Cap                                              17                  52                  90                 195

WRL NWQ Value Equity                                             16                  49                  84                 185

WRL T. Rowe Price Dividend Growth                                17                  52                  90                 195

WRL Dean Asset Allocation                                        15                  48                  83                 181

WRL LKCM Strategic Total Return                                  15                  48                  82                 180

WRL J.P. Morgan Real Estate Securities                           17                  52                  90                 195

WRL Federated Growth & Income                                    16                  49                  84                 183

WRL AEGON Balanced                                               16                  49                  84                 183

WRL AEGON Bond                                                   12                  37                  65                 143

WRL J.P. Morgan Money Market                                     11                  35                  60                 133

VARIABLE INSURANCE PRODUCTS FUND (VIP)
Fidelity VIP Equity-Income Portfolio - Service
Class 2                                                          15                  47                  81                 177

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II)
Fidelity VIP II Contrafund(R) Portfolio - Service
Class 2                                                          16                  51                  87                 190

VARIABLE INSURANCE PRODUCTS FUND III
(VIP III)
Fidelity VIP III Growth Opportunities Portfolio -
Service Class 2                                                  16                  51                  88                 191
======================================================== =================== =================== =================== =============


* You cannot annuitize your Contract before your Contract's fifth anniversary.


The fee table and example above will help you understand the costs of investing in the subaccounts. The fee table and example reflect the 1999 expenses (except as noted in the footnotes) of the portfolios and the subaccount fees and charges but do not reflect premium taxes which may range up to 3.50%, depending on the jurisdiction. The example assumes that the expense limitations in effect for 1999 will remain in place for the entire period illustrated and that no transfer charges have been assessed.

PLEASE REMEMBER THAT THE EXAMPLE IS AN ILLUSTRATION AND DOES NOT REPRESENT PAST OR FUTURE EXPENSES. YOUR ACTUAL EXPENSES MAY BE HIGHER OR LOWER THAN THOSE SHOWN. SIMILARLY, YOUR RATE OF RETURN MAY BE MORE OR LESS THAN THE 5% ASSUMED IN THE EXAMPLE.


FINANCIAL INFORMATION. There is no financial history of the subaccounts in this prospectus because the subaccounts have not commenced operations as of the date of this prospectus.

1. THE ANNUITY CONTRACT

THE CONTRACT

This prospectus describes the WRL Freedom Jumbo Annuity variable annuity contract offered by Western Reserve.

An annuity is a contract between you, the owner, and an insurance company (in this case Western Reserve), where the insurance company promises to pay you an income in the form of annuity payments. These payments begin after the maturity date. (See Section 2 on page ___.) Until the maturity date, your annuity is in the accumulation period and the earnings are tax deferred. Tax deferral means you generally are not taxed on your annuity until you take money out of your annuity. After the maturity date, your annuity switches to the income phase.

The Contract is a flexible payment variable accumulation deferred annuity. You can use the Contract to accumulate funds for retirement or other long-term financial planning purposes.

It is a "flexible payment" Contract because after you purchase it, you can generally make additional investments of $10,000 or more at any time, until the maturity date. But you are not required to make any additional investments.

The Contract is a "variable" annuity because the value of your Contract can go up or down based on the performance of your investment choices. If you select the variable investment portion of the Contract, the amount of money you are able to accumulate in your Contract during the accumulation period depends upon the performance of your investment choices. If you elect to receive variable annuity payments during the income phase of your Contract, the amount of your annuity payments will also depend upon the investment performance of your investment choices for the income phase.

The Contract also contains a fixed account. Unless otherwise required by state law, we will limit your allocations or transfers to the fixed account if the fixed account value following the allocation or transfer would exceed $500,000. The fixed account offers an interest rate that is guaranteed by Western Reserve to equal at least 3% per year. There may be different interest rates for each payment or transfer you direct to the fixed account which are equal to or greater than the guaranteed rate. The interest rates we set will be credited for periods of at least one year measured from each payment or transfer date.



The fixed account is not available in all states. Residents of Washington, Oregon, New Jersey and Massachusetts may not direct or transfer any money to the fixed account.

OTHER CONTRACTS

We offer other variable annuity contracts which also invest in the same portfolios of the funds. These contracts may have different charges that could affect subaccount performance, and may offer different benefits more suitable to your needs. To obtain more information about these contracts, contact your agent, or call us at 1-800-851-9777.


2. ANNUITY PAYMENTS (THE INCOME PHASE)


You choose the date when annuity payments start under the Contract. This is the maturity date. You can change this date by giving us 30 days written notice. The maturity date cannot be earlier than the end of the fifth Contract year. The maturity date cannot be later than the annuitant's 95th birthday.


ELECTION OF ANNUITY PAYMENT OPTION. Before the maturity date, if the annuitant is alive, you may choose an annuity payment option or change your option. If you do not choose an annuity option by the maturity date, we will make payments under Option D (see page ___) as a Variable Life Income with 10 years of guaranteed payments. You cannot change the annuity payment option after the maturity date.

If you choose a variable payment option, you must specify how you want the annuity proceeds divided among the subaccounts as of the maturity date. If you do not specify, we will allocate the annuity proceeds in the same proportion as the annuity value is allocated among the investment options on the maturity date. After the maturity date, you may make transfers among the subaccounts, but you may not make transfers from or to the fixed account; we may limit subaccount transfers to one per Contract year.

Unless you specify otherwise, the annuitant named on the application will receive the annuity payments. You can change the annuitant or add a joint annuitant at any time before the maturity date, so long as we agree. If you do not choose an annuitant, we will consider you to be the annuitant.

SUPPLEMENTAL CONTRACT. Once you annuitize and you have selected a fixed payment option, the Contract will end and we will issue a supplemental Contract to describe the terms of the option you selected. The supplemental Contract will name who will receive the annuity payments and describe when the annuity payments will be made.


ANNUITY PAYMENT OPTIONS UNDER THE CONTRACT

The Contract provides five annuity payment options that are described below. You may choose any annuity payment option under your Contract. You can choose to receive payments monthly, quarterly, semi-annually, or annually.

We will use your "annuity proceeds" to provide these payments. The "annuity proceeds" is your annuity value on the maturity date, less any premium tax that may apply. If your annuity payment would be less than $20, then we will pay you the annuity proceeds in one lump sum.

FIXED ANNUITY INCOME PAYMENTS. If you choose annuity payment Option A, B or C, the dollar amount of each annuity payment will be fixed on the maturity date and guaranteed by us. The payment amount will depend on three things:

     o    The amount of the annuity proceeds on the maturity date;
     o The interest rate we credit on those amounts (we guarantee a minimum annual interest rate of 3%); and
     o    The specific payment option you choose.


VARIABLE ANNUITY INCOME PAYMENTS. If you choose variable annuity payment Option D or E, the dollar amount of the first variable payment will be determined in accordance with the annuity payment rates set forth in the applicable table contained in the Contract. The dollar amount of each additional variable payment will vary based on the investment performance of the subaccount(s) you invest in and the Contract's assumed investment return of 5%. The dollar amount of each variable payment after the first may increase, decrease or remain constant. If, after all charges are deducted, the actual investment performance exactly matches the Contract's assumed investment return of 5% at all times, then the amount of the next variable annuity payment would remain the same. If actual investment performance, after all charges are deducted, exceeds the assumed investment return, then the amount of the variable annuity payments would increase. But, if actual investment performance, less charges, is lower than the 5% assumed investment return, then the amount of the variable annuity payments would decrease. The portfolio in which you are invested must grow at a rate at least equal to the 5% assumed investment return (plus the daily separate account annuitization charge equal to an annual rate of 1.15% of subaccount assets) in order to avoid a decrease in the dollar amount of variable annuity payments. For more information on how variable annuity income payments are determined, see the SAI.

The annuity payment options are explained below. Some of the annuity payment options may not be available in all states. Options A, B, and C are fixed only. Options D and E are variable only.

FIXED ANNUITY  PAYMENT OPTIONS


PAYMENT OPTION A -- FIXED INSTALLMENTS. We will pay the annuity in equal payments over a fixed period of 5, 10, 15 or 20 years or any other fixed period acceptable to Western Reserve.

PAYMENT OPTION B -- LIFE INCOME: FIXED PAYMENTS.

     o NO PERIOD CERTAIN -- We will make level payments only during the annuitant's lifetime; or
     o 10 OR 20 YEARS CERTAIN -- We will make level payments for the longer of the annuitant's lifetime or 10 or 20 years; or
     o GUARANTEED RETURN OF ANNUITY PROCEEDS -- We will make level payments for the longer of the annuitant's lifetime or until the total dollar amount of payments we made to you equals the annuity proceeds.


PAYMENT OPTION C -- JOINT AND SURVIVOR LIFE INCOME: FIXED PAYMENTS. We will make level payments during the joint lifetime of the annuitant and a joint annuitant of your choice. Payments will be made as long as either person is living.



VARIABLE ANNUITY PAYMENT OPTIONS



PAYMENT OPTION D -- VARIABLE LIFE INCOME. The annuity proceeds are used to purchase variable annuity units in the subaccounts you select. You may choose between:


     o NO PERIOD CERTAIN -- We will make variable payments only during the annuitant's lifetime; or
     o 10 YEARS CERTAIN -- We will make variable payments for the longer of the annuitant's lifetime or 10 years.

PAYMENT OPTION E -- VARIABLE JOINT AND SURVIVOR LIFE INCOME. We will make variable payments during the joint lifetime of the annuitant and a joint annuitant of your choice. Payments will be made as long as either person is living.


Other annuity payment options may be arranged by agreement with us.

NOTE CAREFULLY: The death benefit payable after the maturity date will be affected by the annuity option you choose.

If:
     o you choose Life Income with No Period Certain or a Joint and Survivor Life Income (fixed or variable); and
     o the annuitant(s) dies, for example, before the due date of the second annuity payment;

Then:
     o we may make only one annuity payment and there will be no death benefit payable.

If:
     o you choose Fixed Installments, Life Income with 10 or 20 Years Certain, Life Income with Guaranteed Return of Annuity Proceeds, or Variable Life Income with 10 Years Certain; and
     o the person receiving payments dies prior to the end of the guaranteed period;

Then:
o the remaining guaranteed payments will be continued to that person's beneficiary, or their value (determined at the date of death) may be paid in a single sum.


We will not pay interest on amounts represented by uncashed annuity payment checks if the postal or other delivery service is unable to deliver checks to the annuitant's address of record. The annuitant is responsible to keep Western Reserve informed of the annuitant's current address of record.


3. PURCHASE

CONTRACT ISSUE REQUIREMENTS

Western Reserve will issue a Contract IF:

     o    we receive the information we need to issue the Contract;
     o    we receive a minimum initial premium payment; and
     o    the annuitant is age 85 or younger.

PREMIUM PAYMENTS


You should make checks or drafts for premium payments payable only to "Western Reserve Life" and send them to our administrative office. Your check or draft must be honored in order for us to pay any associated payments and benefits due under the Contract.


INITIAL PREMIUM REQUIREMENTS


The initial premium payment for most Contracts must be at least $1,000,000. We will credit your initial premium payment to your Contract within two business days after the day we receive it at our administrative office and your complete Contract information. If we are unable to credit your initial premium payment, we will contact you within five business days and explain why. We will also return your initial premium payment at that time unless you tell us to keep it. We will credit it as soon as we receive all necessary application information.


The date on which we credit your initial premium payment to your Contract is the Contract date. The Contract date is used to determine Contract years, Contract months and Contract anniversaries.

If you wish to make premium payments by bank wire, please instruct your bank to wire federal funds as follows:

                         All First Bank of Baltimore
                         ABA #:  052000113
                         For credit to: Western Reserve Life
                         Account #:  89539600
                         Owner's Name:
                         Contract Number:
                         Attention:  Annuity Accounting

We may reject any application or premium payments for any reason permitted by law.

ADDITIONAL PREMIUM PAYMENTS


You are not required to make any additional premium payments. However, you can make additional premium payments as often as you like during the lifetime of the annuitant and prior to the maturity date. We will accept premium payments by bank wire or by check. Additional premium payments must be at least $10,000. We will credit any additional premium payments you make to your Contract at the accumulation unit value computed at the end of the business day on which we receive them at our administrative office. Our business day closes at 4:00 p.m. Eastern Time. If we receive your premium payments after the close of our business day, we will calculate and credit them as of the close of the next business day.


MAXIMUM ANNUAL PREMIUM PAYMENTS


We allow premium payments up to a total of $1,000,000 per Contract year without prior approval. There is no limit on the total premium payments you may make during the accumulation period.


ALLOCATION OF PREMIUM PAYMENTS

When you purchase a Contract, we will allocate your premium payment to the investment choices you selected on your application, or we will place your premium payment(s) in the reallocation account until the reallocation date. Your allocation must be in whole percentages which must total 100%. We will allocate additional premium payments as you selected on your application, unless you request a different allocation.

Unless otherwise required by state law, we will limit allocations and transfers to the fixed account if the fixed account value following the allocation or transfer would exceed $500,000.


You may change allocations for future additional premium payments by writing or telephoning the administrative office, subject to the limitations described under Telephone or Fax Transactions on page ___. The allocation change will apply to premium payments received after the date we receive the change request.

YOU SHOULD REVIEW PERIODICALLY HOW YOUR PAYMENTS ARE DIVIDED AMONG THE SUBACCOUNTS BECAUSE MARKET CONDITIONS AND YOUR OVERALL FINANCIAL OBJECTIVES MAY CHANGE.


RIGHT TO CANCEL PERIOD


You may return your Contract for a refund within 10 days after you receive it. In most states, the amount of the refund will be the total premium payments we have received, plus (or minus) any gains (or losses) in the amounts you invested in the subaccounts. You will keep any gains, and bear any losses, on amounts that you invested in the subaccounts. We determine the value of the refund as of the date we receive the returned Contract at our administrative office. We will pay the refund within 7 days after we receive your written notice of cancellation and the returned Contract. The Contract will then be deemed void. In some states you may have more than 10 days and/or receive a different refund amount.

If your state requires us to return your initial premium in the event you exercise your right to cancel, we will allocate the initial premium on the Contract date to the reallocation account until the reallocation date shown on your Contract schedule page. While held in the reallocation account, your premium will be credited with gains and losses of the WRL J.P. Morgan Money Market subaccount. The premium will remain in the reallocation account for the number of days in your state's right to cancel period plus five days. Please contact your agent for details concerning the right to cancel period for your state.


On the first valuation date on or after the reallocation date, we will reallocate all annuity value from the reallocation account to the fixed account and/or subaccounts you selected on your application.

For states which do not require a full refund of the initial premium, the reallocation date is the same as the Contract date; and we will allocate your initial premium on the Contract date to the fixed account and/or subaccounts in accordance with the instructions you gave us on your application.

ANNUITY VALUE


You should expect your annuity value to change from valuation period to valuation period to reflect the investment performance of the portfolios, the interest credited to your value in the fixed account, and the fees and charges we deduct. A valuation period begins at the close of business on each valuation date and ends at the close of business on the next succeeding valuation date. A valuation date is any day the NYSE is open. Our business day closes when the NYSE closes, usually 4:00 p.m. Eastern time. We observe the same holidays as the NYSE.


ACCUMULATION UNITS


We measure the value of your Contract during the accumulation period by using a measurement called an accumulation unit. During the income phase, we use a measurement called an annuity unit. When you direct money into a subaccount, we credit your Contract with accumulation units for that subaccount. We determine how many accumulation units to credit by dividing the dollar amount you direct to the subaccount by the subaccount's accumulation unit value as of the end of that valuation date. If you partially surrender or transfer out of a subaccount, or if we assess a transfer charge, we subtract accumulation units from the subaccounts using the same method.

Each subaccount's accumulation unit value was set at $10 when the subaccount started. We recalculate the accumulation unit value for each subaccount at the close of each valuation date. The new accumulation unit value reflects the investment performance of the underlying portfolio and the daily deduction of the mortality and expense risk charge. For a detailed discussion of how we determine accumulation unit values, see the SAI.


4. INVESTMENT CHOICES

THE SEPARATE ACCOUNT


The separate account currently consists of 28 subaccounts.

THE FUNDS. Each subaccount invests exclusively in one portfolio of a fund. The portfolios and their sub-advisers are listed below.

   ---------------------------------------- -------------------------------------------- -----------------------------------------
                  PORTFOLIO                            INVESTMENT OBJECTIVE                           ADVISER OR SUB-ADVISER

                                                                                                                             HIGHER
                                                                                                                              <-
                                                                                                                              <-
                                                                                                                              <-
                                                                                                                              <-
                                                                                                                        RISK/REWARD
                                                                                                                              ->
                                                                                                                              ->
                                                                                                                              ->
                                                                                                                              ->


                                                                                                                             LOWER
   -----------------------------------------------------------------------------------------------------------------------------
   AGGRESSIVE EQUITY
   ---------------------------------------- -------------------------------------------- ---------------------------------------
   WRL VKAM Emerging Growth                 Seeks capital appreciation by investing      Van Kampen Asset Management Inc.
                                            primarily in common stocks of small and
                                            medium-sized companies.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL T. Rowe Price Small Cap              Seeks long-term growth of capital by         T. Rowe Price Associates, Inc.
                                            investing primarily in common stocks of
                                            small growth companies.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Goldman Sachs Small Cap              Seeks long-term growth of capital.           Goldman Sachs Asset Management
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Pilgrim Baxter Mid Cap Growth        Seeks capital appreciation.                  Pilgrim Baxter & Associates, Ltd.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Alger Aggressive Growth              Seeks long-term capital appreciation.        Fred Alger Management, Inc.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Third Avenue Value                   Seeks long-term capital appreciation.        EQSF Advisers, Inc.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Value Line Aggressive Growth         Seeks long-term growth of capital.           Value Line, Inc.
   ---------------------------------------------------------------------------------------------------------------------------------
   FOREIGN EQUITY
   ---------------------------------------------------------------------------------------------------------------------------------
   WLR GE International Equity              Seeks long-term growth of capital.           GE Asset Management Incorporated
   ---------------------------------------------------------------------------------------------------------------------------------
   GROWTH EQUITY
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Great Companies - Technology(SM)     Seeks long-term growth of capital.           Great Companies, L.L.C.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Janus Growth                         Seeks growth of capital.                     Janus Capital Corporation
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Goldman Sachs Growth                 Seeks long-term growth of capital.           Goldman Sachs Asset Management
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL GE U.S. Equity                       Seeks long-term growth of capital.           GE Asset Management Incorporated
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Great Companies - America (SM)       Seeks long-term growth of capital.           Great Companies, L.L.C.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Salomon All Cap                      Seeks capital appreciation.                  Salomon Brothers Asset Management Inc
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   Fidelity VIP II Contrafund(R) Portfolio  Seeks long-term capital appreciation.        Fidelity Management & Research Company
   - Service Class 2
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL C.A.S.E. Growth                      Seeks annual growth of capital through       C.A.S.E. Management, Inc.
                                            investment in companies whose management,
                                            financial resources and fundamentals appear
                                            attractive on  a scale measured against each
                                            company's present value.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Dreyfus Mid Cap                      Seeks total investment returns (including    The Dreyfus Corporation
                                            capital appreciation and income), which
                                            consistently outperform the S&P 400 Mid
                                            Cap Index.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL NWQ Value Equity                     Seeks to achieve maximum, return             NWQ Investment Management Company, Inc.
                                            with minimum risk to principal
                                            consistent total return with minimum
                                            risk to principal.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   Fidelity VIP Equity-Income Portfolio -   Seeks reasonable income.                     Fidelity Management & Research Company
   Service Class 2
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   Fidelity VIP III Growth Opportunities    Seeks to provide capital growth.             Fidelity Management & Research Company
   Portfolio - Service Class 2
   ---------------------------------------------------------------------------------------------------------------------------------
   BALANCED
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL T. Rowe Price Dividend Growth        Seeks to provide an increasing level of      T. Rowe Price Associates, Inc.
                                            dividend income, long-term capital
                                            appreciation, and reasonable current income,
                                            through investments primarily in dividend
                                            paying stocks.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Dean Asset Allocation                Seeks preservation of capital and            Dean Investment Associates
                                            competitive investment returns.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL LKCM Strategic Total Return          Seeks to provide current income, long-term   Luther King Capital Management Corporation
                                            growth of income and capital appreciation.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL Federated Growth & Income            Seeks total return by investing in           Federated Investment Counseling
                                            securities that have defensive
                                            characteristics.
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL AEGON Balanced                       Seeks preservation of capital, reduced       AEGON USA Investment Management, Inc.
                                            volatility, and superior long-term
                                            risk-adjusted returns.
   ---------------------------------------------------------------------------------------------------------------------------------
   FIXED-INCOME
   ---------------------------------------- -------------------------------------------- -------------------------------------------
   WRL AEGON Bond                           Seeks the highest possible current income    AEGON USA Investment Management, Inc.
                                            within the confines of the primary goal of
                                            insuring the protection of capital.
   ---------------------------------------------------------------------------------------------------------------------------------
   CAPITAL PRESERVATION
   ---------------------------------------------------------------------------------------------------------------------------------
   WRL J.P. Morgan Money Market             Seeks to obtain maximum current income       J.P. Morgan Investment Management Inc.
                                            consistent with preservation of principal
                                            and maintenance of liquidity.
   ---------------------------------------- -------------------------------------------- -------------------------------------------

The general public may not purchase these portfolios. Their investment objectives and policies may be similar to other portfolios and mutual funds managed by the same investment adviser or sub-adviser that are sold directly to the public. You should not expect that the investment results of the other portfolios and mutual funds will be comparable to the portfolios offered by this prospectus.

THERE IS NO ASSURANCE THAT A PORTFOLIO WILL ACHIEVE ITS STATED OBJECTIVE(S). MORE DETAILED INFORMATION, INCLUDING AN EXPLANATION OF EACH PORTFOLIO'S INVESTMENT OBJECTIVE, MAY BE FOUND IN THE FUND PROSPECTUSES. YOU SHOULD READ THE FUND PROSPECTUSES CAREFULLY BEFORE YOU INVEST.


THE FIXED ACCOUNT


Premium payments you allocate to and amounts you transfer to the fixed account become part of the general account of Western Reserve. Interests in the general account have not been registered under the Securities Act of 1933 (the "1933 Act"), nor is the general account registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Accordingly, neither the general account nor any interests therein are generally subject to the provisions of the 1933 Act or 1940 Act. Western Reserve has been advised that the staff of the SEC has not reviewed the disclosure in this prospectus which relates to the fixed account.


We guarantee that the interest credited to the fixed account will not be less than 3% per year. We have no formula for determining fixed account current interest rates. We establish the interest rate, at our sole discretion, for each premium payment or transfer into the fixed account. Rates are guaranteed for at least one year.

If you select the fixed account, your money will be placed with the other general assets of Western Reserve. All assets in our general account are subject to the general liabilities of our business operations. The amount of money you are able to accumulate in the fixed account during the accumulation period depends upon the total interest credited. The amount of annuity payments you receive during the income phase under a fixed annuity option will remain level for the entire income phase. You may not transfer money between the fixed account and the subaccounts during the income phase.

When you request a transfer or partial surrender from the fixed account, we will account for it on a first-in, first-out ("FIFO") basis, for the purpose of crediting your interest. This means that we will take the deduction from the oldest money you have put in the fixed account. You may not make partial surrenders from the fixed account unless we consent.

Unless otherwise required by state law, we will limit allocations and transfers to the fixed account if the fixed account value following the allocation or transfer would exceed $500,000.


The fixed account is not available in all states. Residents of Washington, Oregon, New Jersey and Massachusetts may not direct or transfer any money to the fixed account.

TRANSFERS

During the accumulation period, you or your agent/registered representative of record may make transfers from any subaccount. However, if you elect the asset rebalancing program, you may not make any transfers if you want to continue in the program. A transfer would automatically cancel your participation in the asset rebalancing program. We may also limit "substantive" transfers as discussed below.


Transfers from the fixed account are allowed only once each Contract year. We must receive written notice within 30 days after a Contract anniversary. The amount that may be transferred is the greater of: (1) 25% of the dollar amount in the fixed account, or (2) the amount you transferred out of the fixed account in the previous Contract year.

During the income phase of your Contract, you may transfer values from one subaccount to another. No transfers may be made to or from the fixed account. The minimum amount that can be transferred during this phase is the lesser of $10 of monthly income, or the entire monthly income of the variable annuity units in the subaccount from which the transfer is being made. We may limit subaccount transfers to one per Contract year.


The fixed account is not available in all states. Residents of Washington, Oregon, New Jersey and Massachusetts may not transfer any of their Contract value to the fixed account.


Transfers may be made by telephone or fax, subject to limitations described under Telephone or Fax Transactions on page ___.

If you make more than 12 transfers from the subaccounts in any Contract year, we will charge you $10 for each additional transfer you make during that year. Currently, there is no charge for transfers from the fixed account.

Transfers to and from the subaccounts will be processed based on the accumulation unit values determined at the end of the business day on which we receive your written, telephoned, or faxed request at our administrative office, provided we receive your request at our administrative office before the close of our business day (usually 4:00 p.m. Eastern Time). If we receive your request after the close of our business day, we will process the transfer request using the accumulation unit value for the next business day.


The Contract's transfer privilege is not intended to afford owners a way to speculate on short-term movements in the market. Excessive use of the transfer privilege can potentially disrupt the management of the portfolios and increase transaction costs. Accordingly, we have established a policy of limiting excessive transfer activity. We will limit transfer activity to two substantive transfers (at least 30 days apart) from each portfolio, except from WRL J.P. Morgan Money Market, during any 12-month period. We interpret "substantive" to mean either a dollar amount large enough to have a negative impact on a portfolio's operations, or a series of movements between portfolios. We will not limit non-substantive transfers.


We may, at any time, discontinue transfer privileges, modify our procedures, or limit the number of transfers we permit.


DOLLAR COST AVERAGING PROGRAM

Dollar cost averaging allows you to transfer systematically a specific amount each month from the fixed account, the WRL J.P. Morgan Money Market subaccount, the WRL AEGON Bond subaccount, or any combination of these accounts to a different subaccount. You may specify the dollar amount to be transferred monthly; however, you must transfer at least $100 monthly. To qualify, a minimum of $5,000 must be in each subaccount from which we make transfers. There is no charge for this program. These transfers do count toward the 12 free transfers allowed during each Contract year.

If you make dollar cost averaging transfers from the fixed account, each month you may transfer no more than 1/10th of the dollar amount in the fixed account on the date you start dollar cost averaging.

By transferring a set amount on a regular schedule instead of transferring the total amount at one particular time, you may reduce the risk of investing in the portfolios only when the price is high. Dollar cost averaging does not guarantee a profit and it does not protect you from loss if market prices decline.


We reserve the right to discontinue offering dollar cost averaging 30 days after we send notice to you. Dollar cost averaging is not available if you have elected the asset rebalancing program or if you elect to participate in any asset allocation service provided by a third party.


ASSET REBALANCING PROGRAM


During the accumulation period you can instruct us to rebalance automatically the amounts in your subaccounts to maintain your desired asset allocation. This feature is called asset rebalancing and can be started and stopped at any time free of charge. However, we will not rebalance if you are in the dollar cost averaging program or if you elect to participate in any asset allocation service provided by a third party. Asset rebalancing ignores amounts in the fixed account. You can choose to rebalance monthly, quarterly, semi-annually, or annually.


To qualify for asset rebalancing, a minimum annuity value of $1,000,000 for an existing Contract, or a minimum initial premium payment of $1,000,000 for a new Contract, is required. Asset rebalancing does not guarantee gains, nor does it assure that any subaccount will not have losses.


There is no charge for this program. Each reallocation which occurs under asset rebalancing will be counted towards the 12 free transfers allowed during each Contract year.


We reserve the right to discontinue, modify or suspend the asset rebalancing program at any time.

TELEPHONE OR FAX TRANSACTIONS


You may make transfers, request partial surrenders and change the allocation of additional premium payments by telephone. Telephone partial surrenders are not allowed in the following situations:

     o    if the amount you want to partially surrender is greater than $50,000;
          or
     o    if the address of record has been changed within the past 10 days.

Upon instructions from you, the registered representative/agent of record for your Contract may also make telephone transfers or partial surrenders for you. If you do not want the ability to make transfers or partial surrenders by telephone, you should notify us in writing.

You may make telephone transfers or request partial surrenders by calling our toll-free number: 1-800-851-9777. You will be required to provide certain information for identification purposes when you request a transaction by telephone. We may also require written confirmation of your request. We will not be liable for following telephone requests that we believe are genuine.


Please use the following fax numbers for the following types of transactions:

o To request a transfer, please fax your request to us at 727-299-1620. WE WILL NOT BE RESPONSIBLE FOR SAME-DAY PROCESSING OF TRANSFERS IF YOU FAX YOUR TRANSFER REQUEST TO A NUMBER OTHER THAN THIS FAX NUMBER; and

o To request a partial surrender, please fax your request to us at 727-299-1620.

We will not be responsible for transmittal problems which are not reported to us within five business days. any reports must be accompanied by proof of the faxed transmittal.


Telephone or fax requests must be received before 4:00 p.m. Eastern time to assure same-day pricing of the transaction. We may discontinue this option at any time.

THIRD PARTY INVESTMENT SERVICES

Western Reserve or an affiliate may provide administrative or other support services to independent third parties you authorize to conduct transfers on your behalf, or who provide recommendations as to how your subaccount values should be allocated. This includes, but is not limited to, transferring subaccount values among subaccounts in accordance with various investment allocation strategies that these third parties employ. Such independent third parties may or may not be appointed Western Reserve agents for the sale of Contracts.

WESTERN RESERVE DOES NOT ENGAGE ANY THIRD PARTIES TO OFFER INVESTMENT ALLOCATION SERVICES OF ANY TYPE, SO THAT PERSONS OR FIRMS OFFERING SUCH SERVICES DO SO INDEPENDENT FROM ANY AGENCY RELATIONSHIP THEY MAY HAVE WITH WESTERN RESERVE FOR THE SALE OF CONTRACTS. WESTERN RESERVE, THEREFORE, TAKES NO RESPONSIBILITY FOR THE INVESTMENT ALLOCATIONS AND TRANSFERS TRANSACTED ON YOUR BEHALF BY SUCH THIRD PARTIES OR ANY INVESTMENT ALLOCATION RECOMMENDATIONS MADE BY SUCH PARTIES.

Western Reserve does not currently charge you any additional fees for providing these support services. Western Reserve reserves the right to discontinue providing administrative and support services to owners utilizing independent third parties who provide investment allocation and transfer recommendations.

5. EXPENSES

There are charges and expenses associated with your Contract that reduce the return on your investment in the Contract. Unless we indicate otherwise, the expenses described below apply only during the accumulation period.

PARTIAL AND COMPLETE SURRENDERS

During the accumulation period, you can surrender part or all of the cash value. We will not deduct any surrender charges. Cash value is the annuity value less any premium taxes.

MORTALITY AND EXPENSE RISK CHARGE


We charge a fee as compensation for bearing certain mortality and expense risks under the Contract. Examples of our risks include a guarantee of annuity rates, certain Contract expenses, and assuming the risk that the current charges will be insufficient in the future to cover costs of administering the Contract. The mortality and expense risk charge is equal, on an annual basis, to 0.65% of the average daily net assets that you have invested in each subaccount. This charge is deducted daily from the subaccounts during the accumulation period. During the income phase, if you elect a variable annuity option, we deduct a daily separate account annuitization charge from your subaccount assets equal to an annual rate of 1.15% in place of the mortality and expense risk charge. We may reduce this charge to 0.65% in the future, but we do not guarantee that we will do so.

If this charge does not cover our actual mortality and expense risk costs, we absorb the loss. Conversely, if the charge covers more than actual costs, the excess is added to our surplus. We expect to profit from this charge. We may use any profits to cover distribution costs.

TRANSFER CHARGE

You are allowed to make 12 free transfers per Contract year. If you make more than 12 transfers per Contract year, we charge $10 for each additional transfer. We deduct the charge from the amount transferred. Dollar cost averaging and asset rebalancing transfers are considered transfers. All transfer requests made on the same day are treated as a single request. We deduct the charge to compensate us for the cost of processing the transfer.

PREMIUM TAXES


Some states assess premium taxes on the premium payments you make. A premium tax is a regulatory tax that some states assess on the premium payments made into a contract. If we should have to pay any premium tax, we may deduct the tax from each premium payment or from the accumulation unit value as we incur the tax.
We may deduct the total amount of premium taxes, if any, from the annuity value when:

o  you elect to begin receiving annuity payments;
o  you surrender the contract;
o  you request a partial surrender; or
o  a death benefit is paid.


As of the date of this prospectus, the following states assess a premium tax on all initial and subsequent premium payments:


       --------------------------------- ------------------------------
                    STATE                         PREMIUM TAX
       --------------------------------- ------------------------------
       South Dakota                                  1.25%
       --------------------------------- ------------------------------
       Wyoming                                       1.00%
       --------------------------------- ------------------------------



As of the date of this prospectus, the following states assess a premium tax against the accumulation unit value if you choose an annuity payment option instead of receiving a lump sum distribution:

       --------------------------------- ------------------------------
                    STATE                         PREMIUM TAX
       --------------------------------- ------------------------------
       California                                    2.35%
       --------------------------------- ------------------------------
       Kentucky                                      2.00%
       --------------------------------- ------------------------------
       Maine                                         2.00%
       --------------------------------- ------------------------------
       Nevada                                        3.50%
       --------------------------------- ------------------------------
       West Virginia                                 1.00%
       --------------------------------- ------------------------------


FEDERAL, STATE AND LOCAL TAXES

We may in the future deduct charges from the Contract for any taxes we incur because of the Contract. However, no deductions are being made at the present time.

PORTFOLIO MANAGEMENT FEES


The value of the assets in each subaccount is reduced by the management fees and expenses paid by the portfolios. Some portfolios also deduct 12b-1 fees from portfolio assets. A description of these fees and expenses is found in the Annuity Contract Fee Table section on page ____ of this prospectus and in the fund prospectuses and SAIs.

Our affiliate, AFSG, the principal underwriter for the Contracts, will receive the 12b-1 fees deducted from portfolio assets for providing shareholder support services to the portfolios. We and our affiliates, including the principal underwriter for the Contracts, may receive compensation from the investment advisers, administrators, and/or distributors (and an affiliate thereof) of the portfolios in connection with administrative or other services and cost savings experienced by the investment advisers, administrators or distributors. It is anticipated that such compensation will be based on assets of the particular portfolios attributable to the Contract and may be significant. Some advisers, administrators, distributors or portfolios may pay us (and our affiliates) more than others.

6. TAXES

NOTE: Western Reserve has prepared the following information on federal income taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax advisor about your own circumstances. We believe that the Contract qualifies as an annuity contract for federal income tax purposes and the following discussion assumes it so qualifies. We have included an additional discussion regarding taxes in the SAI.

ANNUITY CONTRACTS IN GENERAL

Deferred annuity contracts are a way of setting aside money for future needs like retirement. Congress recognized how important saving for retirement is and provided special rules in the Code for annuities.


Simply stated, these rules provide that you will not be taxed on the earnings, if any, on the money held in your annuity Contract until you take the money out. This is referred to as tax deferral. There are different rules as to how you will be taxed depending on how you take the money out.

You will generally not be taxed on increases in the value of your Contract until a distribution occurs -- either as a partial or complete surrender or as annuity payments.

When a non-natural person (e.g., corporations or certain other entities other than tax-qualified trusts) owns a Contract, the Contract will generally not be treated as an annuity for tax purposes.

PARTIAL AND COMPLETE SURRENDERS

In general, if you make a partial surrender or systematic partial surrender from your Contract, the Code treats that surrender as first coming from earnings and then from your premium payments. When you make a partial surrender you are taxed on the amount of the surrender that is earnings. When you make a complete surrender you are generally taxed on the amount that your surrender proceeds exceeds your total premium payments. Pledges and assignments are taxed in the same manner as surrenders. Different rules apply for annuity payments.

In the event of a partial surrender or systematic partial surrender from, or complete surrender of, a Contract, we will withhold for tax purposes the minimum amount required by law, unless the owner affirmatively elects, before payments begin, to have either nothing withheld or a different amount withheld.


The Code also provides that surrendered earnings may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some surrenders will be exempt from the penalty. They include any amounts:


     o    paid on or after the taxpayer reaches age 59-1/2;
     o    paid after the owner dies;
     o paid if the taxpayer becomes totally disabled (as that term is defined in the Code);
     o paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity;
     o    paid under an immediate annuity; or
     o    which come from premium payments made prior to August 14, 1982.


MULTIPLE CONTRACTS


All deferred annuity contracts that do not qualify for special tax treatment associated with certain retirement plans entered into after October 21, 1988 that we issue (or our affiliates issue) to the same owner during any calendar year are to be treated as one annuity contract for purposes of determining the amount includable in an individual's gross income. There may be other situations in which the Treasury may conclude that it would be appropriate to aggregate two or more annuity contracts purchased by the same owner. You should consult a competent tax advisor before purchasing more than one Contract or other annuity contracts.


DIVERSIFICATION AND DISTRIBUTION REQUIREMENTS


The Code provides that the underlying investments for a nonqualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. The Contracts must meet certain distribution requirements upon an owner's death in order to be treated as an annuity contract. These diversification and distribution requirements are discussed in the SAI. We may modify the Contract to attempt to maintain favorable tax treatment.

TAXATION OF DEATH BENEFIT PROCEEDS

We may distribute amounts from the Contract because of the death of an owner or the annuitant. Generally, such amounts are includable in the income of the recipient:

     o if distributed in a lump sum, these amounts are taxed in the same manner as a complete surrender; or
     o if distributed under an annuity payment option, these amounts are taxed in the same manner as annuity payments.

For these purposes, the "investment in the contract" is not affected by the owner's or annuitant's death. That is, the "investment in the contract" remains generally the total premium payments, less amounts received which were not includable in gross income.

ANNUITY PAYMENTS


Although the tax consequences may vary depending on the annuity payment option you select, in general, only a portion of the annuity payments you receive will be includable in your gross income.


The excludable portion of each annuity payment you receive generally will be determined as follows:

FIXED PAYMENTS -- by dividing the "investment in the contract" on the maturity date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable.

VARIABLE PAYMENTS -- by dividing the "investment in the contract" on the maturity date by the total number of expected periodic payments. This is the amount of each annuity payment that is excludable.

The remainder of each annuity payment is includable in gross income. Once the "investment in the contract" has been fully recovered, the full amount of any additional annuity payments is includable in gross income.

If we permit you to select more than one annuity payment option, special rules govern the allocation of the Contract's entire "investment in the contract" to each such option, for purposes of determining the excludable amount of each payment received under that option. We advise you to consult a competent tax advisor as to the potential tax effects of allocating amounts to any particular annuity payment option.

If, after the maturity date, annuity payments stop because of an annuitant's death, the excess (if any) of the "investment in the contract" as of the maturity date over the aggregate amount of annuity payments received that was excluded from gross income is generally allowable as a deduction for your last tax return.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF CONTRACTS

If you transfer your ownership or assign a Contract, designate an annuitant or other beneficiary who is not also the owner, select certain maturity dates, or change annuitants, you may trigger certain income or gift tax consequences that are beyond the scope of this discussion. If you contemplate any such transfer, assignment, selection, or change, you should contact a competent tax advisor with respect to the potential tax effects of such a transaction.

POSSIBLE TAX LAW CHANGES


Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or otherwise. You should consult a tax advisor with respect to legal developments and their effect on the Contract.


7. ACCESS TO YOUR MONEY

PARTIAL AND COMPLETE SURRENDERS

You can have access to the money in your Contract in several ways:

     o    by making either a partial or complete surrender; or
     o    by taking annuity payments.


If you want to surrender your Contract completely, you will receive the cash value, which equals the annuity value of your Contract minus any premium taxes.

The cash value will be determined at the accumulation unit value next determined as of the end of the business day (usually 4:00 p.m. Eastern Time) on which we receive your request for partial withdrawal or complete surrender at our administrative office, unless you specify a later date in your request.

If you request a partial surrender that would reduce your cash value below $1,000,000, we reserve the right to treat the transaction as a request for a complete surrender. You may not make partial surrenders from the fixed account unless we consent. Unless you tell us otherwise, we will take the partial surrender from each of the investment choices in proportion to the cash value.


Unless we otherwise consent, the minimum amount available each time you request a partial surrender is $500. Remember that any partial surrender you take will reduce the annuity value and will reduce the amount of the death benefit.

Income taxes, federal tax penalties and certain restrictions may apply to any partial or complete surrender you make.


We must receive a properly completed surrender request which must contain your original signature. If you live in a community property state, your spouse must also sign the surrender request. We will accept fax or telephone requests for partial surrenders as long as the surrender proceeds are being sent to the address of record. The maximum surrender amount you may request by fax or telephone is $50,000.


When we incur extraordinary expenses, such as overnight mail expenses, for expediting delivery of your partial or complete surrender payment, we will deduct that charge from the payment. We charge $20 for an overnight delivery ($30 for Saturday delivery).

For your protection, we will require a signature guarantee for:

     o    all requests for partial or complete surrenders over $500,000; or
     o where the partial or complete surrender proceeds will be sent to an address other than the address of record.

All signature guarantees must be made by:

     o    a national or state bank;
     o    a member firm of a national stock exchange; or
     o any institution that is an eligible guarantor under SEC rules and regulations.

Notarization is not an acceptable form of signature guarantee.


If the Contract's owner is not an individual, additional information may be required. For more information, call us at 1-800-851-9777.

DELAY OF PAYMENT AND TRANSFERS

Payment of any amount due from the separate account for a partial or complete surrender, a death benefit, or the death of the owner will generally occur within seven days from the date all required information is received by us. We may be permitted to defer such payment from the separate account if:

     o the NYSE is closed for other than usual weekends or holidays or trading on the NYSE is otherwise restricted; or
     o an emergency exists as defined by the SEC or the SEC requires that trading be restricted; or
     o    the SEC permits a delay for the protection of owners.


In addition, transfers of amounts from the subaccounts may be deferred under these circumstances.

Pursuant to the requirements of certain state laws, we reserve the right to defer payment of transfers and partial or complete surrenders from the fixed account for up to six months.

SYSTEMATIC PARTIAL SURRENDERS


You can elect to receive regular payments from your Contract by using systematic partial surrenders. Unless you specify otherwise, we will deduct systematic partial surrender amounts from each subaccount (and, if we consent, the fixed account) in proportion to the value each subaccount bears to the annuity value at the time of the partial surrender. Payments are made monthly, quarterly, semi-annually or annually, in equal payments of at least $200. Your initial premium payment, if a new Contract, or your annuity value, if an existing Contract, must equal at least $1,000,000. We will not process a systematic partial surrender if the cash value for the entire Contract would be reduced below $1,000,000. No systematic partial surrenders are permitted from the fixed account without our prior consent.

There is no charge for taking systematic partial surrenders. You may stop systematic partial surrenders at any time, but we must receive written notice at least 30 days prior to the date systematic partial surrenders are to be discontinued. We reserve the right to discontinue offering systematic partial surrenders 30 days after we send you written notice.


Income taxes, federal tax penalties and other restrictions may apply to any systematic partial surrender you receive.

8. PERFORMANCE

We periodically advertise performance of the subaccounts and investment portfolios. We may disclose at least four different kinds of performance.


First, we may disclose standardized total return figures for the subaccounts that reflect the deduction of all charges assessed during the accumulation period under the Contract, including the mortality and expense risk charge. THESE FIGURES ARE BASED ON THE ACTUAL HISTORICAL PERFORMANCE OF THE SUBACCOUNTS INVESTING IN THE PORTFOLIOS SINCE THEIR INCEPTION, ADJUSTED TO REFLECT CURRENT CONTRACT CHARGES.


Second, we may disclose total return figures on a non-standardized basis. This means that the data may be presented for different time periods and different dollar amounts. We will only disclose non-standardized performance data if it is accompanied by standardized total return data.

Third, we may present historic performance data for the portfolios since their inception reduced by some or all fees and charges under the Contract. Such adjusted historic performance includes data that precedes the inception date of the separate account, but is designed to show the performance that would have resulted if the Contract had been available during that time.

Fourth, we may include in our advertising and sales materials, tax-deferred compounding charts and other hypothetical illustrations, which may include comparisons of currently taxable and tax-deferred investment programs, based on selected tax brackets.


The WRL Fund prospectus presents the total return of certain existing SEC-registered funds that are managed by sub-advisers to the WRL portfolios. These funds have investment objectives, policies and strategies that are substantially similar to those of certain portfolios. We call the funds the "Similar Sub-Adviser Funds." None of the fees and charges under the Contract has been deducted from the performance data of the Similar Sub-Adviser Funds. If Contract fees and charges were deducted, the investment returns would be lower. The Similar Sub-Adviser Funds are not available for investment under the Contract.


Appendix B contains performance information that you may find useful. It is divided into various parts, depending upon the type of performance information shown. Future performance will vary and future results will not be the same as the results shown.

9. DEATH BENEFIT

We will pay a death benefit to the beneficiary, under certain circumstances, if you are both the owner and the annuitant, and you die during the accumulation period. (If you are not the annuitant, a death benefit may or may not be paid. See below.) The beneficiary may choose an annuity payment option, or may choose to receive a lump sum.

WHEN WE PAY A DEATH BENEFIT


BEFORE THE MATURITY DATE.  We will pay a death benefit to your beneficiary:

If:
     o    you are both the annuitant and the owner of the Contract; and
     o    you die before the maturity date; and

If:
     o    you are not the annuitant;
     o    you die before the maturity date; and
     o    there is no surviving joint owner.


If the only beneficiary is your surviving spouse, then he or she may elect to continue the Contract as the new annuitant and owner, instead of receiving the death benefit.

Federally prescribed mandatory distribution requirements apply to the annuity value upon the death of any owner or annuitant. These restrictions are detailed in the SAI.

AFTER THE MATURITY DATE. The death benefit payable, if any, on or after the maturity date depends on the annuity payment option selected. See Fixed Annuity Payment Options and Variable Annuity Payment Options on pages ___ and ___ for a description of the annuity payment options. Please note that not all payment options provide for a death benefit.

If:
     o    you are not the annuitant; and
     o    you die on or after the maturity date; and
     o    the entire interest in the Contract has not been paid to you;

Then:
o any remaining value in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death.

WHEN WE DO NOT PAY A DEATH BENEFIT


No death benefit is paid in the following cases:

If:
     o    you are not the annuitant; and
     o    the annuitant dies before you and prior to the maturity date;

Then:
     o you will become the new annuitant and the Contract will continue. In the case of joint owners, the younger joint owner will automatically become the annuitant.


If:
     o    you are not the annuitant; and
     o    you die prior to the maturity date;

Then:


     o if there is a surviving joint owner who is a spouse, the Contract will continue;
     o if the beneficiary is alive and is your spouse, the Contract will continue with the spouse as the new owner; or
     o if the beneficiary is alive and is not your spouse, the beneficiary will become the new owner. This new owner generally must surrender the Contract for the cash value within five years of your death.

NOTE CAREFULLY: If the surviving owner does not name a beneficiary or if no beneficiary is alive, the owner's estate will become the new owner. The Contract's cash value must generally be distributed within five years of your death. If no probate estate is opened because the owner has precluded the opening of a probate estate by means of a trust or other instrument, unless we receive written notice of the trust as successor owner signed prior to the owner's death, that trust may not exercise ownership rights to the Contract. It may be necessary to open a probate estate in order to exercise ownership rights to the contract if no successor owner is named in a written notice received by us.


AMOUNT OF DEATH BENEFIT DURING THE ACCUMULATION PERIOD


Death benefit provisions may differ from state to state. The death benefit may be paid as a lump sum or as annuity payments but in all events will be paid in accordance with any applicable federal and state laws, rules or regulations. If the annuitant dies during the accumulation period and if a death benefit is payable, the death benefit will be the annuity value of your Contract on the death report day.

ALTERNATE PAYMENT ELECTIONS BEFORE THE MATURITY DATE


The beneficiary may elect to receive the death benefit in a lump sum payment, or (if not your surviving spouse) to receive payment:

1.   within 5 years of the date of the annuitant's death;
2. over a specific number of years, not to exceed the beneficiary's life expectancy, with payments starting within one year of the annuitant's death; or
3. under a life annuity payout option, with payments starting within one year of the annuitant's death.

Multiple beneficiaries may choose individually among any of the three options.


If the beneficiary chooses 1 or 2 above, this Contract remains in effect and remains in the accumulation period until it terminates at the end of the elected period. The death benefit becomes the new annuity value. If the beneficiary chooses 3 above, the Contract remains in effect, but moves into the annuity phase with the beneficiary receiving payments under a life annuity payout option. Special restrictions apply to 1 above. See the SAI for more details.

10. OTHER INFORMATION

OWNERSHIP


You, as owner of the Contract, exercise all rights under the Contract including the right to transfer ownership (subject to any assignee or irrevocable beneficiary's consent). You can change the owner at any time by notifying Western Reserve in writing. An ownership change may be a taxable event. Joint owners may be named provided they are husband and wife. Joint ownership is not available in all states.


ANNUITANT


The annuitant is the person named in the application to receive annuity payments. If no person is named, the owner will be the annuitant. As of the maturity date, and upon our agreement, the owner may change the annuitant or, if either annuity Option C or Option E has been selected, add a joint annuitant. On the maturity date, the annuitant(s) will become the payee(s) and receive the annuity payments.


BENEFICIARY


The beneficiary is the person who receives the death benefit upon the death of the annuitant when the owner is the annuitant. The beneficiary will become the new owner when the owner is not the same person as the annuitant and the owner dies before the annuitant. You may change the beneficiary during the lifetime of the annuitant, subject to the rights of any irrevocable beneficiary. Any change must be made in writing and received by us at our administrative office and, if accepted, will be effective as of the date on which the request was signed by the owner. Prior to the maturity date, if no owner or beneficiary survives the annuitant, the owner's estate will be the beneficiary. See the SAI for more details on the beneficiary.


ASSIGNMENT


You can also assign the Contract any time prior to the maturity date. Western Reserve will not be bound by the assignment until we receive written notice of the assignment. Western Reserve will not be liable for any payment or other action we take in accordance with the Contract before we receive notice of the assignment. An assignment may be a taxable event.


WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


Western Reserve was incorporated under the laws of Ohio on October 1, 1957. It is engaged in the business of writing life insurance policies and annuity contracts. Western Reserve is wholly-owned by First AUSA Life Insurance Company, a stock life insurance company which is wholly-owned indirectly by AEGON USA, Inc. ("AEGON USA"), which conducts most of its operations through subsidiary companies engaged in the insurance business or in providing non-insurance financial services. All of the stock of AEGON USA is indirectly owned by AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. Western Reserve is licensed in the District of Columbia, Guam, Puerto Rico and in all states except New York.


THE SEPARATE ACCOUNT


Western Reserve established a separate account, called the WRL Series Annuity Account, under the laws of the State of Ohio on April 12, 1988. The separate account is divided into subaccounts, each of which invests exclusively in shares of a mutual fund portfolio. Currently, there are 28 subaccounts offered through this Contract. Western Reserve may add, delete or substitute subaccounts or investments held by the subaccounts and reserves the right to change the investment objective of any subaccount, subject to applicable law as described in the SAI. In addition, the separate account may be used for other variable annuity contracts issued by Western Reserve.


The separate account is registered with the SEC as a unit investment trust under the 1940 Act. However, the SEC does not supervise the management, the investment practices, or the Contracts of the separate account or Western Reserve.

The assets of the separate account are held in Western Reserve's name on behalf of the separate account and belong to Western Reserve. However, the assets underlying the Contracts are not chargeable with liabilities arising out of any other business Western Reserve may conduct. The income, gains and losses, realized and unrealized, from the assets allocated to each subaccount are credited to and charged against that subaccount without regard to the income, gains and losses from any other of our accounts or subaccounts. Information about the separate account can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains other information regarding the separate account.

VOTING RIGHTS

Western Reserve will vote all shares of the portfolios in accordance with instructions we receive from you and other owners that have voting interests in the portfolios. We will send you and other owners written requests for instructions on how to vote those shares. When we receive those instructions, we will vote all of the shares in accordance with those instructions. We will vote shares for which no timely instructions were received in the same proportion as the voting instructions we received. However, if we determine that we are permitted to vote the shares in our own right, we may do so. Each person having a voting interest will receive proxy material, reports, and other materials relating to the appropriate portfolio. More information on voting rights is provided in the SAI.

DISTRIBUTION OF THE CONTRACTS


AFSG is the principal underwriter of the Contracts. Like Western Reserve, it is an indirect wholly-owned subsidiary of AEGON USA. It is located at 4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001. AFSG is registered as a broker/dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc.

AFSG will receive the 12b-1 fees assessed against the Fidelity VIP Funds' shares held for the Contracts as compensation for providing certain shareholder support services. AFSG will also receive an additional fee based on the value of shares of the Fidelity VIP Funds held for the Contracts as compensation for providing certain recordkeeping services.

The Contracts are offered to the public through broker/dealers licensed under the federal securities laws and state insurance laws and who have entered into written sales agreements with AFSG, including InterSecurities, Inc., Transamerica Capital, Inc. and Transamerica Financial Resources, Inc., all affiliates of Western Reserve. Western Reserve will generally pay broker/dealers first year sales commissions in an amount up to 0.50% of premium payments. In addition, broker/dealers may receive trail commissions of up to 0.50% of the annuity value (excluding the fixed account) in each Contract year, starting at the end of the first quarter of the second Contract year, provided the Contract has an annuity value of $1,000,000 or more in the subaccounts. These commissions are not deducted from premium payments. Certain production, persistency and managerial bonuses may also be paid. Subject to applicable federal and state laws and regulations, Western Reserve may also pay compensation to banks and other financial institutions for their services in connection with the sale and servicing of the Contracts. The level of such compensation will not exceed that paid to broker/dealers for their sale of the Contracts. The offering of the Contracts is continous and Western Reserve does not anticipate discontinuing the offering of the Contracts. However, Western Reserve reserves the right to do so.


NON-PARTICIPATING CONTRACT

The Contract does not participate or share in the profits or surplus earnings of Western Reserve. No dividends are payable on the Contract.

VARIATIONS IN CONTRACT PROVISIONS

Certain provisions of the Contracts may vary from the descriptions in this prospectus in order to comply with different state laws. See your Contract for variations since any such state variations will be included in your Contract or in riders or endorsements attached to your Contract.


The fixed account is not available in all states. Residents of Washington, Oregon, New Jersey and Massachusetts may not direct or transfer any money to the fixed account.


IMSA

We are a member of the Insurance Marketplace Standards Association ("IMSA"). IMSA is an independent, voluntary organization of life insurance companies. It promotes high ethical standards in the sales and advertising of individual life insurance and annuity products. Companies must undergo a rigorous self and independent assessment of their practices to become a member of IMSA. The IMSA logo in our sales literature shows our ongoing commitment to these standards.

LEGAL PROCEEDINGS


Western Reserve, like other life insurance companies, is involved in lawsuits, including class action lawsuits. In some lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, at the present time, it appears that there are no pending or threatened lawsuits that are likely to have a material adverse impact on the separate account, on AFSG's ability to perform under its principal underwriting agreement or on Western Reserve's ability to meet its obligations under the Contract.


FINANCIAL STATEMENTS

The financial statements of Western Reserve and the separate account are included in the SAI. The financial statements of the separate account are not fully representative of the subaccounts listed in this prospectus, as the subaccounts have not yet commenced operations.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

Definitions of Special Terms
The Contract -- General Provisions
Certain Federal Income Tax Consequences
Investment Experience
Historical Performance Data
Published Ratings
Administration
Records and Reports
Distribution of the Contracts
Other Products
Custody of Assets
Legal Matters Independent
Accountants
Other Information
Financial Statements

Inquiries and requests for an SAI should be directed to:


Western Reserve Life
Administrative Office
Attention: Annuity Department
P.O. Box 9051
Clearwater, Florida 33758-9051
1-800-851-9777

                                   APPENDIX A
                         CONDENSED FINANCIAL INFORMATION

The subaccounts available under this Contract have not yet commenced operations. Therefore, there is no history of accumulation unit values for these subaccounts.

                                   APPENDIX B

                           HISTORICAL PERFORMANCE DATA

STANDARDIZED PERFORMANCE DATA

We may advertise historical yields and total returns for the subaccounts of the separate account. These figures are based on historical earnings and will be calculated according to guidelines from the SEC. They do not indicate future performance.

WRL J.P. MORGAN MONEY MARKET SUBACCOUNT. The yield of the WRL J.P. Morgan Money Market subaccount is the annualized income generated by an investment in the subaccount over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period, not including capital changes or income other than investment income, is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but we assume that the income earned is reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

OTHER SUBACCOUNTS. The YIELD of a subaccount of the separate account, other than the WRL J.P. Morgan Money Market subaccount, refers to the annualized income generated by an investment in the subaccount over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that 30-day period is generated each 30-day period over a 12-month period and is shown as a percentage of the investment.


The TOTAL RETURN of a subaccount assumes that an investment has been held in a subaccount for various periods of time including a period measured from the date the first subaccount investing in the underlying portfolios began operations. When the first subaccount investing in the underlying portfolios has been in operation for 1, 5, and 10 years, the total return for these periods will be provided, adjusted to reflect current subaccount charges. The total return quotations will represent the average annual compounded rates of return of investment of $1,000 in the subaccount as of the last day of each period.

The yield and total return calculations for a subaccount are not reduced by any premium taxes. For additional information regarding yields and total returns, please refer to the SAI.

Based on the method of calculation described in the SAI, the standardized average annual total returns of the subaccounts for periods from inception of the subaccounts investing in the underlying portfolios to December 31, 1999 and for the one, five and ten-year periods ended December 31, 1999 are shown in Table 1 below. Although the Contract did not exist during the periods shown in Table 1, the returns of the subaccounts shown have been adjusted to reflect current subaccount charges imposed under the Contract. Total returns shown in Table 1 reflect the deduction of 0.65% for the mortality and expense risk charge (based on an annuity value of $10,000).

  --------------------------------------------------------------------------------------------------------------------------------
                                                                TABLE 1
                                      STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS OF THE SUBACCOUNTS

                                            (TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES: 0.65%)
  ---------------------------------------------------------------------------------------------------------------------------------

                                                                       5 YEARS     10 YEARS         INCEPTION OF THE    SUBACCOUNT
  SUBACCOUNT                                          1 YEAR ENDED      ENDED        ENDED            SUBACCOUNT TO      INCEPTION
                                                        12/31/99      12/31/99     12/31/99            12/31/99**         DATE**
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL J.P Morgan Money Market*                             4.17%         4.51%        4.07%              4.34%         02/24/1989
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL AEGON Bond                                          (3.57)%        6.66%        6.63%              7.32%         02/24/1989
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Janus Growth                                        58.64%       38.97%        22.81%             24.20%         02/24/1989
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL LKCM Strategic Total Return                         11.34%       15.74%         N/A               13.10%         03/01/1993
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL VKAM Emerging Growth                               103.83%       42.03%         N/A               31.79%         03/01/1993
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Alger Aggressive Growth                             67.93%       35.73%         N/A               29.53%         03/01/1994
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL AEGON Balanced                                       2.36%       10.61%         N/A                7.86%         03/01/1994
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Federated Growth & Income                           (5.07)%      10.68%         N/A                8.14%         03/01/1994
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Dean Asset Allocation                               (6.25)%        N/A          N/A                9.66%         01/03/1995
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL C.A.S.E. Growth                                    32.97%          N/A          N/A               18.03%         05/01/1995
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL NWQ Value Equity                                     7.25%         N/A          N/A               10.03%         05/01/1996
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL GE International Equity                            24.14%          N/A          N/A               14.17%         01/02/1997
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL GE U.S. Equity                                     17.64%          N/A          N/A               21.99%         01/02/1997
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Third Avenue Value                                 14.96%          N/A          N/A                3.17%         01/02/1998
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL J.P. Morgan Real Estate Securities                 (4.40)%         N/A          N/A             (11.88)%         05/01/1998
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Goldman Sachs Growth                                 N/A           N/A          N/A               16.98%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Goldman Sachs Small Cap                              N/A           N/A          N/A               16.89%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL T. Rowe Price Dividend Growth                        N/A           N/A          N/A               (7.81)%        05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL T. Rowe Price Small Cap                              N/A           N/A          N/A               37.88%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Salomon All Cap                                      N/A           N/A          N/A               15.06%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Pilgrim Baxter Mid Cap Growth                        N/A           N/A          N/A               77.21%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Dreyfus Mid Cap                                      N/A           N/A          N/A                6.73%         05/03/1999
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Value Line Aggressive Growth                         N/A           N/A          N/A                N/A           05/01/2000
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Great Companies - America(SM)                        N/A           N/A          N/A                N/A           05/01/2000
  ---------------------------------------------------------------------------------------------------------------------------------
  WRL Great Companies - Technology(SM)                     N/A           N/A          N/A                N/A           05/01/2000
  --------------------------------------------------------------------------------------------------------------------------------
  Fidelity VIP Equity-Income Portfolio - Service
  Class 2                                                  N/A           N/A          N/A                N/A           05/01/2000
  ---------------------------------------------------------------------------------------------------------------------------------
  Fidelity VIP II Contrafund(R) Portfolio - Service
  Class 2                                                  N/A           N/A          N/A                N/A           05/01/2000
  ---------------------------------------------------------------------------------------------------------------------------------
  Fidelity VIP III Growth Opportunities Portfolio -
  Service Class 2                                          N/A           N/A          N/A                N/A           05/01/2000
  ---------------------------------------------------------------------------------------------------------------------------------

* Yield more closely reflects the current earnings of the WRL J.P. Morgan Money Market subaccount than its total return.
** Refers to the date when the separate account first invested in the underlying portfolios.


NON-STANDARDIZED PERFORMANCE DATA

In addition to the standardized data discussed above, similar performance data for other periods may also be shown.

We may from time to time also disclose average annual total return or other performance data in non-standardized formats for the subaccounts. The non-standardized performance data may make different assumptions regarding the amount invested, the time periods shown, or the effect of partial surrenders or annuity payments.

All non-standardized performance data will be advertised only if the standardized performance data as shown in Table 1 is also disclosed. For additional information regarding the calculation of other performance data, please refer to the SAI.


ADJUSTED HISTORICAL PERFORMANCE DATA. We may disclose historic performance data for the portfolios since their inception reduced by some or all of the fees and charges under the Contract. Such adjusted historic performance would include data that precedes the inception dates of the subaccounts investing in the underlying portfolios. This data is designed to show the performance that would have resulted if the Contract had been in existence during that time, based on the portfolio's performance. This data assumes that the subaccounts available under the Contract were in existence for the same period as the portfolio with a level of charges equal to those currently assessed under the Contract. This data is not intended to indicate future performance.

Because the separate account has been invested in portfolio shares since the inception of the class of portfolio shares held by the separate account, the adjusted historic portfolio data for the Contract corresponds to the performance data displayed in Table 1 of Appendix B.

                                     PART B

                     INFORMATION REQUIRED IN A STATEMENT OF
                             ADDITIONAL INFORMATION

                       STATEMENT OF ADDITIONAL INFORMATION

                            WRL FREEDOM JUMBO ANNUITY
                                VARIABLE ANNUITY

                                 Issued through
                           WRL SERIES ANNUITY ACCOUNT

                                   Offered by
                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                              570 Carillon Parkway
                          St. Petersburg, Florida 33716


This Statement of Additional Information expands upon subjects discussed in the current prospectus for the WRL Freedom Jumbo Variable Annuity offered by Western Reserve Life Assurance Co. of Ohio. You may obtain a copy of the prospectus dated August ___, 2000 by calling 1-800-851-9777, or by writing to the administrative office, Western Reserve Life, P.O. Box 9051, Clearwater, Florida 33758-9051. The prospectus sets forth information that a prospective investor should know before investing in a Contract. Terms used in the current prospectus for the Contract are incorporated in this Statement of Additional Information.


THIS STATEMENT OF ADDITIONAL INFORMATION ("SAI") IS NOT A PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS FOR THE CONTRACT AND THE WRL SERIES ANNUITY ACCOUNT.


                             DATED: AUGUST ___, 2000


WRL00362-8/2000

                                TABLE OF CONTENTS

DEFINITIONS OF SPECIAL TERMS................................................

THE CONTRACT--GENERAL PROVISIONS............................................
   Owner....................................................................
   Entire Contract..........................................................
   Misstatement of Age or Gender............................................
   Addition, Deletion or Substitution of Investments........................
   Annuity Payment Options..................................................
   Death Benefit............................................................
   Assignment...............................................................
   Proof of Age, Gender and Survival........................................
   Non-Participating........................................................

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ....................................
   Tax Status of the Contract...............................................
   Taxation of Western Reserve..............................................

INVESTMENT EXPERIENCE.......................................................
   Accumulation Units.......................................................
   Accumulation Unit Value..................................................
   Annuity Unit Value and Annuity Payment Rates.............................

HISTORICAL PERFORMANCE DATA ................................................
   Money Market Yields......................................................
   Other Subaccount Yields..................................................
   Total Returns............................................................
   Other Performance Data...................................................
   Advertising and Sales Literature.........................................

PUBLISHED RATINGS...........................................................

ADMINISTRATION..............................................................

RECORDS AND REPORTS.........................................................

DISTRIBUTION OF THE CONTRACTS...............................................

OTHER PRODUCTS..............................................................

CUSTODY OF ASSETS...........................................................

LEGAL MATTERS...............................................................

INDEPENDENT ACCOUNTANTS.....................................................

OTHER INFORMATION...........................................................

FINANCIAL STATEMENTS........................................................

                          DEFINITIONS OF SPECIAL TERMS
------------------------------- -----------------------------------------------
accumulation period             The period between the Contract date and the
                                maturity date while the Contract is in force.
------------------------------- -----------------------------------------------
accumulation unit value         An accounting unit of measure we use to
                                calculate subaccount values during the
                                accumulation period.
------------------------------- -----------------------------------------------
administrative office           Our administrative office and mailing address is
                                P.O. Box 5068, Clearwater, Florida 33758-5068.
                                Our street address is 570 Carillon Parkway, St.
                                Petersburg, Florida 33716. Our phone number is
                                1-800-851-9777.
------------------------------- -----------------------------------------------
age                             The issue age is the annuitant's age on his/her
                                birthday immediately preceding the Contract
                                date. Attained age is the issue age plus the
                                number of completed Contract years. When we use
                                the term "age" in this SAI, it has the same
                                meaning as "attained age" in the Contract.
------------------------------- -----------------------------------------------
annuitant                       The person you named in the application (or
                                later changed), to receive annuity payments. The
                                annuitant may be changed as provided in the
                                Contract's death benefit provisions and annuity
                                provision.
------------------------------- -----------------------------------------------
annuity unit value              An accounting unit of measure we use to
                                calculate annuity payments from the subaccounts
                                after the maturity date.
------------------------------- -----------------------------------------------
annuity value                   The sum of the separate account value and the
                                fixed account value.
------------------------------- -----------------------------------------------
beneficiary(ies)                The person(s) you elect to receive the death
                                benefit proceeds under the Contract.
------------------------------- -----------------------------------------------
cash value                      The annuity value less any applicable premium
                                taxes.
------------------------------- -----------------------------------------------
Code                            The Internal Revenue Code of 1986, as amended.
------------------------------- -----------------------------------------------
Contract date                   The later of the date on which the initial
                                premium payment is received, or the date that
                                the properly completed application is received,
                                at Western Reserve's administrative office. It
                                is also the date when, depending on your state
                                of residence, we allocate your premium
                                payment(s) either to the reallocation account or
                                to the fixed account and the subaccounts you
                                selected on your application. We measure
                                Contract years, Contract months and Contract
                                anniversaries from the Contract date.
------------------------------- ------------------------------------------------
death report day                The valuation date on which we receive proof of
                                annuitant's death and your beneficiary's
                                election regarding payment.
------------------------------- -----------------------------------------------
fixed account                   An option to which you can direct your money
                                under the Contract, other than the separate
                                account. It provides a guarantee of principal
                                and interest. The assets supporting the fixed
                                account are held in the general account. The
                                fixed account is not available in all states.
------------------------------- -----------------------------------------------
fixed account value             During the accumulation period, your Contract's
                                value in the fixed account.
------------------------------- -----------------------------------------------
funds                           Investment companies which are registered with
                                the U.S. Securities and Exchange Commission. The
                                Contract allows you to invest in the portfolios
                                of the funds through our subaccounts. We reserve
                                the right to add other registered investment
                                companies to the Contract in the future.
------------------------------- -----------------------------------------------
in force                        Condition under which the Contract is active
                                and the owner is entitled to exercise all rights
                                under the Contract.
------------------------------- -----------------------------------------------
maturity date                   The date on which the accumulation period ends
                                and annuity payments begin. The latest maturity
                                date is the annuitant's 95th birthday.
------------------------------- -----------------------------------------------
NYSE                            New York Stock Exchange.
------------------------------- -----------------------------------------------
owner                           The person(s) entitled to exercise all rights
(you, your)                     under the Contract. The annuitant is the owner
                                unless the application states otherwise, or
                                unless a change of ownership is made at a later
                                time. Joint owners may be named provided the
                                joint owners are husband and wife. Joint
                                ownership is not available in all states.
------------------------------- -----------------------------------------------
portfolio                       A separate investment portfolio of a fund.
------------------------------- -----------------------------------------------
premium payments                Amounts paid by an owner or on the owner's
                                behalf to Western Reserve as consideration for the benefits provided by the Contract. When we use the term "premium payment" in this SAI, it has the same meaning as "net premium payment" in the Contract, which means the premium payment less any applicable premium taxes.

------------------------------- -----------------------------------------------
reallocation account            The WRL J.P. Morgan Money Market subaccount.
------------------------------- -----------------------------------------------

------------------------------- -----------------------------------------------
reallocation date               The date shown on the schedule page of your
                                Contract when we reallocate all annuity value
                                held in the reallocation account to the fixed
                                account and subaccounts you selected. We place
                                your premium in the reallocation account only if
                                your state requires us to return the full
                                premium in the event you exercise your right to
                                cancel. In all other states, the reallocation
                                date is the Contract date.
------------------------------- -----------------------------------------------
separate account                WRL Series Annuity Account, a separate account
                                composed of subaccounts established to receive
                                and invest premium payments not allocated to the
                                fixed account.
------------------------------- -----------------------------------------------
separate account value          During the accumulation period, your Contract's
                                value in the separate account, which equals the
                                total value in each subaccount.
------------------------------- -----------------------------------------------
subaccount                      A subdivision of the separate account that
                                invests exclusively in the shares of a specified
                                portfolio and supports the Contracts.
                                Subaccounts corresponding to each portfolio
                                hold assets under the Contract during the
                                accumulation period. Other subaccounts
                                corresponding to each portfolio will hold
                                assets after the maturity date if you select a
                                variable annuity payment option.
------------------------------- -----------------------------------------------
surrender                       The termination of a Contract at the option of
                                the owner.
------------------------------- -----------------------------------------------
valuation date/                 Each day on which the NYSE is open for trading,
business day                    except when a subaccount's corresponding
                                portfolio does not value its shares. Western
                                Reserve is open for business on each day that
                                the NYSE is open. When we use the term "business
                                day," it has the same meaning as valuation date.
------------------------------- -----------------------------------------------
valuation period                The period of time over which we determine the
                                change in the value of the subaccounts in order
                                to price accumulation units and annuity units.
                                Each valuation period begins at the close of
                                normal trading on the NYSE (currently 4:00 p.m.
                                Eastern time on each valuation date) and ends at
                                the close of normal trading of the NYSE on the
                                next valuation date.
------------------------------- -----------------------------------------------
Western Reserve                 Western Reserve Life Assurance Co. of Ohio.
(we, us, our)
------------------------------- -----------------------------------------------

In order to supplement the description in the prospectus, the following provides additional information about Western Reserve and the Contract, which may be of interest to a prospective purchaser.

                        THE CONTRACT--GENERAL PROVISIONS

OWNER

The Contract shall belong to the owner upon issuance of the Contract after completion of an application and delivery of the initial premium payment. While the annuitant is living, the owner may: (1) assign the Contract; (2) surrender the Contract; (3) amend or modify the Contract with Western Reserve's consent;
(4) receive annuity payments or name a payee to receive the payments; and (5) exercise, receive and enjoy every other right and benefit contained in the Contract. The exercise of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the owner's spouse in a community or marital property state.

A joint owner may only be a spouse and may be named in the Contract application or in a written notice. The surviving joint owner will become the new owner upon the other joint owner's death, if one joint owner dies before the annuitant. If the surviving joint owner dies before the annuitant, the surviving joint owner's estate will become the owner if no beneficiary is named and alive. However, if a beneficiary is named and alive, the beneficiary will receive the death benefit.

The owner may change the ownership of the Contract in a written notice. When this change takes effect, all rights of ownership in the Contract will pass to the new owner. A change of ownership may have tax consequences.

When there is a change of owner, the change will take effect as of the date Western Reserve accepts the written notice. We assume no liability for any payments made, or actions taken before a change is accepted, and shall not be responsible for the validity or effect of any change of ownership. Changing the owner cancels any prior choice of owner, but does not change the designation of the beneficiary or the annuitant.

ENTIRE CONTRACT

The Contract and any endorsements thereon and the Contract application constitute the entire contract between Western Reserve and the owner. All statements in the application are representations and not warranties. No statement will cause the Contract to be void or to be used in defense of a claim unless contained in the application.

MISSTATEMENT OF AGE OR GENDER

If the age or gender of the annuitant has been misstated, Western Reserve will change the annuity benefit payable to that which the premium payments would have purchased for the correct age or gender. The dollar amount of any underpayment Western Reserve makes shall be paid in full with the next payment due such person or the beneficiary. The dollar amount of any overpayment made by Western Reserve due to any misstatement shall be deducted from payments subsequently accruing to such person or beneficiary. Any underpayment or overpayment will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment. The age of the annuitant may be established at any time by the submission of proof Western Reserve finds satisfactory.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS


We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares that are held by the separate account or that the separate account may purchase. We reserve the right to eliminate the shares of any portfolios of a fund and to substitute shares of another portfolio of a fund (or of another open-end registered investment company) if the shares of a portfolio are no longer available for investment or, if in our judgment further investment in any portfolio should become inappropriate in view of the purposes of the separate account. We will not, however, substitute shares attributable to an owner's interest in a subaccount without notice to, and prior approval of, the Securities and Exchange Commission (the "SEC") to the extent required by the Investment Company Act of 1940, as amended (the "1940 Act"), or other applicable law.

We also reserve the right to establish additional subaccounts, each of which would invest in a new portfolio of a fund, or in shares of another investment company, with a specified investment objective. New subaccounts may be established when, in the sole discretion of Western Reserve, marketing, tax, investment or other conditions warrant, and any new subaccounts will be made available to existing owners on a basis to be determined by Western Reserve. We may also eliminate one or more subaccounts if, in our sole discretion, marketing, tax, investment or other conditions warrant.


In the event of any such substitution or change, we may make such changes in the Contracts and other annuity contracts as may be necessary or appropriate to reflect such substitution or change. If deemed by us to be in the best interests of persons having voting
                                       3
rights under the Contracts, the separate account may be operated as a management company under the 1940 Act, or subject to any required approval, it may be deregistered under the 1940 Act in the event such registration is no longer required.

We reserve the right to change the investment objective of any subaccount. Additionally, if required by law or regulation, we will not materially change an investment objective of the separate account or of a portfolio designated for a subaccount unless a statement of change is filed with and approved by the appropriate insurance official of the state of Western Reserve's domicile, or deemed approved in accordance with such law or regulation.

ANNUITY PAYMENT OPTIONS

During the lifetime of the annuitant and prior to the maturity date, the owner may choose an annuity payment option or change the election. If no election is made prior to the maturity date, annuity payments will be made under Payment Option D as Variable Life Income with 10 years of guaranteed payments.

Thirty days prior to the maturity date, we will mail to the owner a notice and a form upon which the owner can select allocation options for the annuity proceeds as of the maturity date, which cannot be changed thereafter and will remain in effect until the Contract terminates. If a separate account annuity option is chosen, the owner must include in the written notice the subaccount allocation of the annuity proceeds as of the maturity date. If we do not receive that form or other written notice acceptable to us prior to the maturity date, the Contract's existing allocation options will remain in effect until the Contract terminates. The owner may also, prior to the maturity date, select or change the frequency of annuity payments, which may be monthly, quarterly, semi-annually or annually, provided that the annuity option and payment frequency provides for payments of at least $20 per period. If none of these is possible, a lump sum payment will be made.

DETERMINATION OF THE FIRST VARIABLE PAYMENT. The amount of the first variable payment is determined by multiplying the annuity proceeds times the appropriate rate for the variable option selected. The rates are based on the Society of Actuaries 1983 Individual Mortality Table A with projection Scale G and a 5% effective annual assumed investment return and assuming a maturity date in the year 2000. Gender based mortality tables will be used unless prohibited by law. The amount of the first variable payment depends upon the gender (if consideration of gender is allowed under state law) and adjusted age of the annuitant. The adjusted age is the annuitant's actual age on the nearest birthday, at the maturity date, adjusted as follows:

               MATURITY DATE           ADJUSTED AGE
               -------------           ------------
               Before 2001             Actual Age
               2001-2010               Actual Age minus 1
               2011-2020               Actual Age minus 2
               2021-2030               Actual Age minus 3
               2031-2040               Actual Age minus 4
               After 2040              As determined by Western Reserve

This adjustment assumes an increase in life expectancy, and therefore it results in lower payments than without such an adjustment.

DETERMINATION OF ADDITIONAL VARIABLE PAYMENTS. The amount of variable annuity payments after the first will increase or decrease according to the annuity unit value which reflects the investment experience of the selected subaccount(s). Each variable annuity payment after the first will be equal to the number of units attributable to the Contract in each selected subaccount multiplied by the annuity unit value of that subaccount on the date the payment is processed. The number of such units is determined by dividing the first payment allocated to that subaccount by the annuity unit value of that subaccount on the date the first annuity payment is processed.

DEATH BENEFIT


DEATH OF OWNER. Federal tax law requires that if any owner (including any surviving joint owner who has become a current owner) dies before the maturity date, then the entire value of the Contract must generally be distributed within five years of the date of death of such owner. Special rules apply where (1) the spouse of the deceased owner is the sole beneficiary, (2) an owner is not a natural person and the primary annuitant dies or is changed, or (3) any owner dies after the maturity date. See Certain Federal Income Tax Consequences on page ___ for a detailed description of these rules.

If an owner (or a surviving joint owner) is not the annuitant and dies before the annuitant:

o if no beneficiary is named and alive, the owner's estate will become the new owner. The cash value must be distributed within five years of the former owner's death;
o if the beneficiary is alive and is the owner's spouse, the Contract will continue with the spouse as the new owner; or

o if the beneficiary is alive and is not the owner's spouse, the beneficiary will become the new owner. The cash value must be distributed either:

     o    within five years of the former owner's death; or
     o over the lifetime of the new owner, if a natural person, with payments beginning within one year of the former owner's death; or
     o over a period that does not exceed the life expectancy (as defined by the Code and regulations adopted under the Code) of the new owner, if a natural person, with payments beginning within one year of the former owner's death.

DEATH OF ANNUITANT. Due proof of death of the annuitant is proof that the annuitant who is an owner died prior to the commencement of annuity payments. Upon receipt of this proof and an election of a method of settlement and return of the Contract, the death benefit generally will be paid within seven days, or as soon thereafter as we have sufficient information about the beneficiary to make the payment. The beneficiary may receive the amount payable in a lump sum cash benefit, or, subject to any limitation under any state or federal law, rule, or regulation, under one of the annuity payment options unless a settlement agreement is effective at the owner's death preventing such election.


If the annuitant who is not an owner dies during the accumulation period and the owner is a natural person other than the annuitant, the owner will automatically become the annuitant and this Contract will continue. In the event of joint owners, the younger joint owner will automatically become the new annuitant and this Contract will continue. If the annuitant dies during the accumulation period and an owner is either (1) the same individual as the annuitant; or (2) other than a natural person, then the death benefit proceeds are payable to the beneficiary. The new owner generally must surrender the Contract for the annuity value within five years of death.


If the annuitant was an owner, and the beneficiary was not the deceased annuitant's spouse, (1) the death benefit must be distributed within five years of the date of the annuitant/deceased owner's death, or (2) payments must begin no later than one year after the annuitant/deceased owner's death and must be made for the beneficiary's lifetime or for a period certain (so long as any certain period does not exceed the beneficiary's life expectancy). Death proceeds which are not paid to or for the benefit of a natural person must be distributed within five years of the date of the annuitant/deceased owner's death. If the sole beneficiary is the annuitant/deceased owner's surviving spouse, such spouse may elect to continue the Contract as the new annuitant and owner instead of receiving the death benefit. (See Certain Federal Income Tax Consequences on page ___.)


If the beneficiary elects to receive the death benefit proceeds under option
(1), then: (a) we will allow the beneficiary to make only ONE partial surrender during the five-year period. That partial surrender must be made at the time option (1) is elected; (b) we will allow the beneficiary to make ONE transfer to and from the subaccounts and the fixed account during the five-year period. That transfer must be made at the time option (1) is elected; (c) we will not permit annuitization at the end of the five-year period; and (d) if the beneficiary dies during the five-year period, we will pay the remaining value of the Contract first to the contingent beneficiary named by the owner. If no contingent beneficiary is named, then we will make payments to the beneficiary's estate. The beneficiary is not permitted to name his or her own beneficiary.


If there are joint owners, the annuitant is not the owner, and the one joint owner dies prior to the maturity date, the surviving joint owner may surrender the Contract at any time for the amount of the adjusted annuity value.


BENEFICIARY. The beneficiary designation in the application will remain in effect until changed. The owner may change the designated beneficiary during the annuitant's lifetime by sending written notice to us. The beneficiary's consent to such change is not required unless the beneficiary was irrevocably designated or law requires consent. (If an irrevocable beneficiary dies, the owner may then designate a new beneficiary.) The change will take effect as of the date the owner signs the written notice. We will not be liable for any payment made before the written notice is received at our administrative office. Unless we receive written notice from the owner to the contrary, no beneficiary may assign any payments under the Contract before such payments are due. To the extent permitted by law, no payments under the Contract will be subject to the claims of any beneficiary's creditors.


ASSIGNMENT


During the annuitant's lifetime and prior to the maturity date (subject to any irrevocable beneficiary's rights) the owner may assign any rights or benefits provided by the Contract. The assignment of a Contract will be treated as a distribution of the annuity value for federal tax purposes. Any assignment must be made in writing and accepted by us. An assignment will be effective as of the date the request is received at our administrative office and is accepted by us. We assume no liability for any payments made or actions taken before a change is accepted and shall not be responsible for the validity or effect of any assignment.

PROOF OF AGE, GENDER AND SURVIVAL


We may require proper proof of age and gender of any annuitant or joint annuitant prior to making the first annuity payment. Prior to making any payment, we may require proper proof that the annuitant or joint annuitant is alive and legally qualified to receive such payment. If required by law to ignore differences in gender of any payee, annuity payments will be determined using unisex rates.


NON-PARTICIPATING

The Contract will not share in Western Reserve's surplus earnings; no dividends will be paid.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


THE FOLLOWING SUMMARY DOES NOT CONSTITUTE TAX ADVICE. IT IS A GENERAL DISCUSSION OF CERTAIN OF THE EXPECTED FEDERAL INCOME TAX CONSEQUENCES OF INVESTMENT IN AND DISTRIBUTIONS WITH RESPECT TO A CONTRACT BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, PROPOSED AND FINAL TREASURY REGULATIONS THEREUNDER, JUDICIAL AUTHORITY, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE. THIS SUMMARY DISCUSSES ONLY CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO "UNITED STATES PERSONS," AND DOES NOT DISCUSS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES. UNITED STATES PERSONS MEANS CITIZENS OR RESIDENTS OF THE UNITED STATES, DOMESTIC CORPORATIONS, DOMESTIC PARTNERSHIPS AND TRUSTS OR ESTATES THAT ARE SUBJECT TO UNITED STATES FEDERAL INCOME TAX REGARDLESS OF THE SOURCE OF THEIR INCOME.


TAX STATUS OF THE CONTRACT

The following discussion is based on the assumption that the Contract qualifies as an annuity contract for federal income tax purposes.


DIVERSIFICATION REQUIREMENTS. Section 817(h) of the Code provides that in order for a variable contract which is based on a segregated asset account to qualify as an annuity contract under the Code, the investments made by such account must be "adequately diversified" in accordance with Treasury regulations. The Treasury regulations issued under section 817(h) (Treas. Reg. (ss.) 1.817-5) apply a diversification requirement to each of the subaccounts of the separate account. The separate account, through the funds and their portfolios, intends to comply with the diversification requirements of the Treasury.

Section 817(h) applies to variable annuity contracts other than pension plan contracts. The regulations reiterate that the diversification requirements do not apply to pension plan contracts. The investment vehicle for Western Reserve's Contracts (i.e., the funds) will be structured to comply with the diversification standards because it serves as the investment vehicle for the Contracts.

OWNER CONTROL. In certain circumstances, owners of variable annuity contracts may be considered the owners, for federal income tax purposes, of the assets of the separate account used to support their contracts. In those circumstances, income and gains from the separate account assets would be includable in the variable annuity contract owner's gross income. The ownership rights under the Contract are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of a Contract has the choice of one or more subaccounts in which to allocate premiums and annuity values and may be able to transfer among these accounts more frequently than in such rulings. These differences could result in owners being treated as the owners of the assets of the separate account. We, therefore, reserve the right to modify the Contracts as necessary to attempt to prevent the owners from being considered the owners of a pro rata share of the assets of the separate account.

DISTRIBUTION REQUIREMENTS. The Code also requires that the Contracts contain specific provisions for distribution of contract proceeds upon the death of an owner. In order to be treated as an annuity contract for federal income tax purposes, the Code requires that such contracts provide that if any owner dies on or after the maturity date and before the entire interest in the contract has been distributed, the remaining portion must be distributed at least as rapidly as under the method in effect on such owner's death. If any owner dies before the maturity date, the entire interest in the contract must generally be distributed within five years after such owner's date of death or be applied to provide an immediate annuity under which payments will begin within one year of such owner's death and will be made for the life of the beneficiary or for a period not extending beyond the life expectancy of the beneficiary. However, if such owner's death occurs prior to the maturity date, and such owner's surviving spouse is named beneficiary, then the contract may be continued with the surviving spouse as the new owner. If any owner is not a natural person, then for purposes of these distribution requirements, the primary annuitant shall be treated as an owner and any death or change of such primary annuitant shall be treated as the death of the owner. The Contract contains provisions intended to comply with these requirements of the Code. No regulations interpreting these requirements of the Code have yet been issued and thus no assurance can be given that the provisions contained in the Contracts satisfy all such Code requirements. The provisions contained in the Contracts will be reviewed and modified if necessary to maintain their compliance with the Code requirements when clarified by regulation or otherwise.

WITHHOLDING. The portion of any distribution under a Contract that is includable in gross income will be subject to federal income tax withholding unless the recipient of such distribution elects not to have federal income tax withheld and properly notifies us. The withholding rate varies according to the type of distribution and the owner's tax status.


TAXATION OF WESTERN RESERVE

Western Reserve at present is taxed as a life insurance company under Part I of Subchapter L of the Code. The separate account is treated as part of us and, accordingly, will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. We do not expect to incur any federal income tax liability with respect to investment income and net capital gains arising from the activities of the separate account retained as part of the reserves under the Contract. Based on this expectation, it is anticipated that no charges will be made against the separate account for federal income taxes. If, in future years, any federal income taxes are incurred by us with respect to the separate account, we may make a charge to the separate account.

                              INVESTMENT EXPERIENCE

ACCUMULATION UNITS


Allocations of a premium payment directed to a subaccount are credited in the form of accumulation units. Each subaccount has a distinct accumulation unit value. The number of units credited is determined by dividing the premium payment or amount transferred to the subaccount by the accumulation unit value of the subaccount as of the end of the valuation period during which the allocation is made. For each subaccount, the accumulation unit value for a given business day is based on the net asset value of a share of the corresponding portfolio of a fund less any applicable charges or fees.


Upon allocation to the selected subaccount of the separate account, premium payments are converted into accumulation units of the subaccount. At the end of any valuation period, a subaccount's value is equal to the number of units that your Contract has in the subaccount, multiplied by the accumulation unit value of the subaccount.

The number of units that your Contract has in each subaccount is equal to:

1.   The initial units purchased on the Contract date; plus
2. Units purchased at the time additional premium payments are allocated to the subaccount; plus
3. Units purchased through transfers from another subaccount or the fixed account; minus
4.   Any units that are redeemed to pay for partial surrenders; minus
5. Any units that are redeemed as part of a transfer to another subaccount or the fixed account; minus
6. Any units that are redeemed to pay any premium taxes and any transfer charge.

The value of an accumulation unit was arbitrarily established at $10.00 at the inception of each subaccount. Thereafter, the value of an accumulation unit is determined as of the close of the regular session of business on the NYSE, on each day the NYSE is open.

ACCUMULATION UNIT VALUE

The accumulation unit value will vary from one valuation period to the next depending on the investment returns experienced by each subaccount. The accumulation unit value for each subaccount at the end of a valuation period is the result of:

1. The total value of the assets held in the subaccount. This value is determined by multiplying the number of shares of the designated fund portfolio owned by the subaccount times the portfolio's net asset value per share; minus
2. The accrued daily percentage for the mortality and expense risk charge multiplied by the net assets of the subaccount; minus
3. The accrued amount of reserve for any taxes that are determined by us to have resulted from the investment operations of the subaccount; divided by
4.   The number of outstanding units in the subaccount.

During the accumulation period, the mortality and expense risk charge is deducted at an annual rate of 0.65% of net assets for each day in the valuation period and compensates us for certain mortality and expense risks. The accumulation unit value may increase, decrease, or remain the same from valuation period to valuation period.

ANNUITY UNIT VALUE AND ANNUITY PAYMENT RATES


The amount of variable annuity payments will vary with annuity unit values. Annuity unit values rise if the net investment performance of the subaccount (that is, the portfolio performance minus the separate account annuitization charge that will equal an annual rate of 1.15%) exceeds the assumed interest rate of 5% annually. Conversely, annuity unit values fall if the net investment performance of the subaccount is less than the assumed rate. The value of a variable annuity unit in each subaccount was established at $10.00 on the date operations began for that subaccount. The value of a variable annuity unit on any subsequent business day is equal to (a) multiplied by (b) multiplied by (c), where:


     (a) is the variable annuity unit value for that subaccount on the immediately preceding business day;
     (b) is the net investment factor for that subaccount for the valuation period; and
     (c)  is the investment return adjustment factor for the valuation period.

The investment return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5% effective annual assumed investment return. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day.

The net investment factor for the Contract used to calculate the value of a variable annuity unit in each subaccount for the valuation period is determined by dividing (i) by (ii) and subtracting (iii) from the result, where:

          (i)   is the result of:

                (1) the net asset value of a portfolio share held in that subaccount determined at the end of the current valuation period; plus
                (2) the per share amount of any dividend or capital gain distributions made by the portfolio for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus
                (3) a per share charge or credit for any taxes reserved for which we determine to have resulted from the investment operations of the subaccount.


          (ii) is the net asset value of a portfolio share held in that subaccount determined as of the end of the immediately preceding valuation period.

          (iii) is a factor representing the separate account annuitization charge. This factor is equal, on an annual basis, to 1.15% of the daily net asset value of a portfolio share held in that subaccount.


The dollar amount of subsequent variable annuity payments will depend upon changes in applicable annuity unit values.

The annuity payment rates vary according to the annuity option elected and the gender and adjusted age of the annuitant at the maturity date. See Annuity Payment Options - Determination of the First Variable Payment on page ___, which contains a table for determining the adjusted age of the annuitant.

               ILLUSTRATION OF CALCULATIONS FOR ANNUITY UNIT VALUE
                          AND VARIABLE ANNUITY PAYMENTS

           FORMULA AND ILLUSTRATION FOR DETERMINING ANNUITY UNIT VALUE

Annuity unit value = ABC

Where:  A =      Annuity unit value for the immediately preceding valuation period.
                 Assume..............................................................................  = $X

        B =      Net investment experience factor for the valuation period for which the annuity unit value is being calculated.
                 Assume................................................................................ = Y

        C =      A factor to neutralize the assumed interest rate of 5% built into the annuity tables used.
                 Assume................................................................................ = Z

Then, the annuity unit value is:    $XYZ = $Q

               FORMULA AND ILLUSTRATION FOR DETERMINING AMOUNT OF
                     FIRST MONTHLY VARIABLE ANNUITY PAYMENT

First monthly variable annuity payment =      AB
                                            ----
                                           $1,000

Where:   A =      The annuity value as of the maturity date.
                  Assume.........................................................................  = $X

         B =      The annuity purchase rate per $1,000 based upon the option selected, the gender and adjusted age of the annuitant according to the tables contained in the Contract.
                  Assume.........................................................................  = $Y

Then, the first monthly variable annuity payment = $XY = $Z
                                                   --------
                                                     1,000

      FORMULA AND ILLUSTRATION FOR DETERMINING THE NUMBER OF ANNUITY UNITS
              REPRESENTED BY EACH MONTHLY VARIABLE ANNUITY PAYMENT

Number of annuity units =  A
                           -
                           B



Where:  A =       The dollar amount of the first monthly variable annuity payment.
                  Assume.........................................................................  = $X

        B =       The annuity unit value for the valuation date on which the first monthly payment is due.
                  Assume.........................................................................  = $Y

Then, the number of annuity units =   $X =  Z
                                      --
                                      $Y

                           HISTORICAL PERFORMANCE DATA

MONEY MARKET YIELDS

YIELD - The yield quotation set forth in the prospectus for the WRL J.P. Morgan Money Market subaccount is for the seven days ended on the date of the most recent balance sheet of the separate account included in the registration statement, and is computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one unit in the WRL J.P. Morgan Money Market subaccount at the beginning of the period, subtracting a hypothetical charge reflecting deductions from owner accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and multiplying the base period return by (365/7) with the resulting figure carried to at least the nearest hundredth of one percent.

EFFECTIVE YIELD - The effective yield quotation for the WRL J.P. Morgan Money Market subaccount set forth in the prospectus is for the seven days ended on the date of the most recent balance sheet of the separate account included in the registration statement. The effective yield is computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing subaccount having a balance of one unit in the WRL J.P. Morgan Money Market subaccount at the beginning of the period. A hypothetical charge, reflecting deductions from owner accounts, is subtracted from the balance. The difference is divided by the value of the subaccount at the beginning of the base period to obtain the base period return, which is then compounded by adding 1. Next, the sum is raised to a power equal to 365 divided by 7, and 1 is subtracted from the result. The following formula describes the computation:

             EFFECTIVE YIELD = ({BASE PERIOD RETURN + 1} 365/7) - 1

The effective yield is shown at least to the nearest hundredth of one percent.

HYPOTHETICAL CHARGE - For purposes of the yield and effective yield computations, the hypothetical charge reflects all fees and charges that are charged to all owner accounts in proportion to the length of the base period. The yield and effective yield quotations do not reflect any deduction for premium taxes or transfer charges that may be applicable to a particular Contract. No fees or sales charges are assessed upon annuitization under the Contracts, except premium taxes. Realized gains and losses from the sale of securities, and unrealized appreciation and depreciation of assets held by the WRL J.P. Morgan Money Market subaccount and the WRL Fund are excluded from the calculation of yield.


The yield on amounts held in the WRL J.P. Morgan Money Market subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The WRL J.P. Morgan Money Market subaccount actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the WRL J.P. Morgan Money Market, the types and quality of portfolio securities held by the WRL J.P. Morgan Money Market and its operating expenses.

OTHER SUBACCOUNT YIELDS

The yield quotations for all of the subaccounts, except the WRL J.P. Morgan Money Market subaccount, representing the accumulation period set forth in the prospectus is based on the 30-day period ended on the date of the most recent balance sheet of the separate account and are computed by dividing the net investment income per unit earned during the period by the maximum offering price per unit on the last date of the period, according to the following formula:
                                   A -B
                      YIELD = 2[ ( ------ + 1)6 -1]
                                    CD

Where:   A = net investment income earned during the period by the corresponding portfolio of a fund attributable to shares owned by the subaccount. B = expenses accrued for the period (net of reimbursement).
         C = the average daily number of units outstanding during the period.
         D = the maximum offering price per unit on the last day of the period.


For purposes of the yield quotations for all of the subaccounts, except the WRL J.P. Morgan Money Market subaccount, the calculations take into account all fees that are charged to all owner accounts during the accumulation period. The calculations do not take into account any premium taxes or any transfer charges.

Premium taxes currently range from 0% to 3.50% of premium payments depending upon the jurisdiction in which the Contract is delivered.

The yield on amounts held in the subaccounts of the separate account normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount's actual yield is affected by the types and quality of its investments and its operating expenses.

TOTAL RETURNS


The total return quotations set forth in the prospectus for subaccounts investing in the underlying portfolios are average annual total return quotations for the one, five and ten-year periods since the separate account began investing in the portfolio (or, while such subaccount has been in existence for a period of less than one, five and ten years, for such lesser period) ended on the date of the most recent balance sheet of the separate account and for the period from the first date any subaccount investing in an underlying portolio commenced operations until the aforesaid date. The quotations are computed by determining the average annual compounded rates of return over the relevant periods that would equate the initial amount invested to the ending redeemable value, adjusted to reflect current subaccount charges, according to the following formula:

                                 P(1 + T)n = ERV

Where:   P        =   a hypothetical initial payment of $1,000
         T        =   average annual total return
         n        =   number of years
         ERV      =   ending redeemable value of a hypothetical
                      $1,000 payment made at the beginning of each period at the end of each period.

For purposes of the total return quotations for the subaccounts, the calculations take into account all current fees that are charged under the Contract to all owner accounts during the accumulation period. Such fees include the mortality and expense risk charge of 0.65%. The calculations do not reflect any deduction for premium taxes or any transfer charge that may be applicable to a particular Contract.

OTHER PERFORMANCE DATA


We may present the total return data stated in the prospectus on a non-standardized basis. This means that the data will not be reduced by all the fees and charges under the Contract and that the data may be presented for different time periods and for different premium payment amounts.
NON-STANDARDIZED PERFORMANCE DATA WILL ONLY BE DISCLOSED IF STANDARDIZED PERFORMANCE DATA FOR THE REQUIRED PERIODS IS ALSO DISCLOSED.


We may also disclose cumulative total returns and average annual compound rates of return (T) for the subaccounts based on the inception date of the subaccounts investing in the underlying portfolios. We calculate cumulative total returns according to the following formula:

                                  (1 + T)n - 1

Where:     T and n are the same values as above

In addition, we may present historic performance data for the portfolios since their inception reduced by some or all of the fees and charges under the Contract. Such adjusted historic performance includes data that precedes the inception dates of the subaccounts. This data is designed to show the performance that would have resulted if the Contract had been in existence during that time.

For instance, we may disclose average annual total returns for the portfolios reduced by all fees and charges under the Contract, as if the Contract had been in existence. Such fees and charges include the mortality and expense risk charge of 0.65%.

ADVERTISING AND SALES LITERATURE

From time to time we may refer to the diversifying process of asset allocation based on the Modern Portfolio Theory developed by Nobel Prize winning economist Harry Markowitz. The basic assumptions of Modern Portfolio Theory are: (1) the selection of individual investments has little impact on portfolio performance,
(2) market timing strategies seldom work, (3) markets are efficient, and (4) portfolio selection should be made among asset classes. Modern Portfolio Theory allows an investor to determine an efficient portfolio selection that may provide a higher return with the same risk or the same return with lower risk.


When presenting the asset allocation process we may outline the process of personal and investment risk analysis including determining individual risk tolerances and a discussion of the different types of investment risk. We may classify investors into four categories based on their risk tolerance and will quote various industry experts on which types of investments are best suited to each of the four risk categories. The industry experts quoted may include Ibbotson Associates, CDA Investment Technologies, Lipper Analytical Services and any other expert which has been deemed by us to be appropriate. We may also provide an historical overview of the performance of a variety of investment market indices, the performance of these indices over time, and the performance of different asset classes, such as stocks, bonds, cash equivalents, etc. We may also discuss investment volatility including the range of returns for different asset classes and over different time horizons, and the correlation between the returns of different asset classes. We may also discuss the basis of portfolio optimization including the required inputs and the construction of efficient portfolios using sophisticated computer-based techniques. Finally, we may describe various investment strategies and methods of implementation, the periodic rebalancing of diversified portfolios, the use of dollar cost averaging techniques, and a comparison of tax-deferred versus non tax-deferred accumulation of premium payments.


As described in the prospectus, in general, an owner is not taxed on increases in value under a Contract until a distribution is made under the Contract. As a result, the Contract will benefit from tax deferral during the accumulation period, as the annuity value may grow more rapidly than under a comparable investment where certain increases in value are taxed on a current basis. From time to time, we may use narrative, numerical or graphic examples to show hypothetical benefits of tax deferral in advertising and sales literature.

                                PUBLISHED RATINGS


We may from time to time publish in advertisements, sales literature and reports to owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's Insurance Rating Services, Moody's Investors Service and Duff & Phelps Credit Rating Co. A.M. Best's and Moody's ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Standard & Poor's and Duff & Phelps provide ratings which measure the claims-paying ability of insurance companies. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance contracts in accordance with their terms. Claims-paying ability ratings do not refer to an insurer's ability to meet non-contract obligations such as debt or commercial paper obligations. These ratings do not apply to the separate account, its subaccounts, the funds or their portfolios, or to their performance.

                                 ADMINISTRATION

Western Reserve performs administrative services for the Contracts. These services include issuance of the Contracts, maintenance of records concerning the Contracts, and certain valuation services.

                               RECORDS AND REPORTS

All records and accounts relating to the separate account will be maintained by WRL Investment Services, Inc. As presently required by the 1940 Act and regulations promulgated thereunder, Western Reserve will mail to all Contract owners at their last known address of record, at least annually, reports containing such information as may be required under the 1940 Act or by any other applicable law or regulation. Contract owners will also receive confirmation of each financial transaction and any other reports required by law or regulation.

                          DISTRIBUTION OF THE CONTRACTS

AFSG Securities Corporation ("AFSG") is the principal underwriter of the Contracts. AFSG is located at 4333 Edgewood Rd., N.E., Cedar Rapids, Iowa 52499. AFSG is registered with the SEC under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. AFSG will not be compensated for its services as principal underwriter of the Contracts.


AFSG will receive the 12b-1 fees assessed against the Fidelity VIP Funds' shares held for the Contracts as compensation for providing certain shareholder support services. AFSG will also receive an additional fee based on the value of shares of the Fidelity VIP Funds held for the Contracts as compensation for providing certain recordkeeping services.

The Contracts are offered to the public through broker/dealers licensed under the federal securities laws and state insurance laws and who have entered into written sales agreements with AFSG, including InterSecurities, Inc., Transamerica Capital, Inc. and Transamerica Financial Resources, Inc., all affiliates of Western Reserve. Western Reserve will generally pay broker/dealers first year sales commissions in an amount up to 0.50% of premium payments. In addition, broker/dealers may receive trail commissions of up to 0.50% of the annuity value (excluding the fixed account) in each Contract year, starting at the end of the first quarter of the second Contract year, provided the Contract has an annuity value of $1,000,000 or more in the subaccounts. These commissions are not deducted from premium payments. Certain production, persistency and managerial bonuses may also be paid. Subject to applicable federal and state laws and regulations, Western Reserve may also pay compensation to banks and other financial institutions for their services in connection with the sale and servicing of the Contracts. The level of such compensation will not exceed that paid to broker/dealers for their sale of the Contracts. The offering of the Contracts is continuous and Western Reserve does not anticipate discontinuing the offering of the Contracts. However, Western Reserve reserves the right to do so.


                                 OTHER PRODUCTS

Western Reserve makes other variable annuity contracts available that may also be funded through the separate account. These variable annuity contracts may have different features, such as different investment choices or charges.

                                CUSTODY OF ASSETS


The assets of the separate account are held by Western Reserve. The assets of the separate account are kept physically segregated and held apart from our general account and any other separate account. WRL Investment Services, Inc. maintains records of all purchases and redemptions of shares of the funds. Additional protection for the assets of the separate account is provided by a blanket bond issued to AEGON USA, Inc. ("AEGON USA") in the aggregate amount of $12 million, covering all of the employees of AEGON USA and its affiliates, including Western Reserve. A Stockbrokers Blanket Bond, issued to AEGON U.S.A. Securities, Inc. provides additional fidelity coverage to a limit of $10 million.


                                  LEGAL MATTERS

Sutherland Asbill & Brennan LLP has provided advice on certain legal matters concerning federal securities laws applicable to the issue and sale of the Contracts. All matters of Ohio law pertaining to the Contracts, including the validity of the Contracts and Western Reserve's right to issue the Contracts under Ohio insurance law, have been passed upon by Thomas E. Pierpan, Esq., Senior Vice President, General Counsel and Assistant Secretary of Western Reserve.

                             INDEPENDENT ACCOUNTANTS


The accounting firm of PricewaterhouseCoopers LLP, independent certified public accountants, provided audit services to the separate account for the year ended December 31, 1999. The principal business address of PricewaterhouseCoopers LLP is 400 North Ashley

Street, Suite 2800, Tampa, Florida 33602-4319. The accounting firm of Ernst & Young LLP, independent auditors, provided audit services to Western Reserve for the year ended December 31, 1999. The principal business address of Ernst & Young LLP is 801 Grand Avenue, Suite 3400, Des Moines, Iowa 50309-2764.


                                OTHER INFORMATION

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this SAI. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in the prospectus or this SAI. Statements contained in the prospectus and this SAI concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the SEC.

                              FINANCIAL STATEMENTS

The values of an owner's interest in the separate account will be affected solely by the investment returns of the selected subaccount(s). Western Reserve's financial statements, which are included in this SAI, should be considered only as bearing on our ability to meet our obligations under the Contracts. They should not be considered as bearing on the investment performance of the assets held in the separate account. The financial statements of the separate account are not fully representative of the subaccounts listed in the prospectus, as the subaccounts have not yet commenced operations.

Financial statements for Western Reserve as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 have been prepared on the basis of statutory accounting principles, rather than generally accepted accounting principles.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of Western Reserve Life Assurance Co. of Ohio and Contract Owners of the WRL Series Annuity Account


In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Subaccounts constituting the WRL Series Annuity Account (a separate account of Western Reserve Life Assurance Co. of Ohio ("WRL")) at December 31, 1999, the results of each of their operations, the changes in each of their net assets and financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of WRL's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PricewaterhouseCoopers LLP
Tampa, Florida
February 16, 2000

WRL SERIES ANNUITY ACCOUNT
STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                                 WRL             WRL             WRL              WRL
                                                             J.P. MORGAN        AEGON           JANUS            JANUS
                                                            MONEY MARKET        BOND           GROWTH           GLOBAL
                                                             SUBACCOUNT      SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
ASSETS:
 Investment in WRL Series Fund, Inc.:
  Shares ...............................................       367,330          11,747           34,589           38,303
                                                               =======          ======           ======           ======
  Cost .................................................     $ 367,330       $ 135,532      $ 1,620,829      $   837,123
                                                             =========       =========      ===========      ===========
 Investment, at net asset value ........................     $ 367,330       $ 124,601      $ 2,697,769      $ 1,434,873
 Transfers receivable from depositor ...................           866               0              982              820
                                                             ---------       ---------      -----------      -----------
  Total assets .........................................       368,196         124,601        2,698,751        1,435,693
                                                             ---------       ---------      -----------      -----------
LIABILITIES:
 Accrued expenses ......................................             0               0                0                0
 Transfers payable to depositor ........................        (1,878)           (435)          (1,415)            (500)
                                                             ---------       ---------      -----------      -----------
  Total liabilities ....................................        (1,878)           (435)          (1,415)            (500)
                                                             ---------       ---------      -----------      -----------
  Net assets ...........................................     $ 366,318       $ 124,166      $ 2,697,336      $ 1,435,193
                                                             =========       =========      ===========      ===========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................     $  96,984       $  37,241      $ 1,166,818      $   458,385
   Class B .............................................       269,284          86,875        1,530,405          976,752
   Class C .............................................             0               0                0                0
   Class D .............................................             0               0                0                0
  Depositor's equity:
   Class A .............................................             0               0                0                0
   Class B .............................................             0               0               59                0
   Class C .............................................            25              25               27               28
   Class D .............................................            25              25               27               28
                                                             ---------       ---------      -----------      -----------
    Net assets applicable to units outstanding .........     $ 366,318       $ 124,166      $ 2,697,336      $ 1,435,193
                                                             =========       =========      ===========      ===========
  Contract Owners' units:
   Class A .............................................         6,518           1,843           11,831            8,767
   Class B .............................................        21,724           6,281           32,274           18,875
   Class C .............................................             0               0                0                0
   Class D .............................................             0               0                0                0
  Depositor's units:
   Class A .............................................             0               0                0                0
   Class B .............................................             0               0                1                0
   Class C .............................................             3               3                3                3
   Class D .............................................             3               3                3                3
                                                             ---------       ---------      -----------      -----------
    Units outstanding ..................................        28,248           8,130           44,112           27,648
                                                             =========       =========      ===========      ===========
   Accumulation unit value - Class A ...................     $   14.88       $   20.20      $     98.62      $     52.29
                                                             =========       =========      ===========      ===========
   Accumulation unit value - Class B ...................     $   12.40       $   13.83      $     47.42      $     51.75
                                                             =========       =========      ===========      ===========
   Accumulation unit value - Class C ...................     $   10.05       $    9.98      $     10.87      $     11.39
                                                             =========       =========      ===========      ===========
   Accumulation unit value - Class D ...................     $   10.05       $    9.98      $     10.87      $     11.39
                                                             =========       =========      ===========      ===========


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                                 WRL              WRL             WRL
                                                                LKCM             VKAM            ALGER          WRL
                                                              STRATEGIC        EMERGING       AGGRESSIVE       AEGON
                                                            TOTAL RETURN        GROWTH          GROWTH        BALANCED
                                                             SUBACCOUNT       SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
ASSETS:
 Investments in WRL Series Fund, Inc.:
  Shares ...............................................        30,439            27,834         22,415         6,993
                                                                ======            ======         ======         =====
  Cost .................................................     $ 444,233       $   742,889      $ 464,568      $ 85,165
                                                             =========       ===========      =========      ========
 Investment, at net asset value ........................     $ 512,796       $ 1,280,534      $ 745,871      $ 88,532
 Transfers receivable from depositor ...................           353             1,389            277             0
                                                             ---------       -----------      ---------      --------
  Total assets .........................................       513,149         1,281,923        746,148        88,532
                                                             ---------       -----------      ---------      --------
LIABILITIES:
 Accrued expenses ......................................             0                 0              0             0
 Transfers payable to depositor ........................           (48)             (148)           (32)          (94)
                                                             ---------       -----------      ---------      --------
  Total liabilities ....................................           (48)             (148)           (32)          (94)
                                                             ---------       -----------      ---------      --------
  Net assets ...........................................     $ 513,101       $ 1,281,775      $ 746,116      $ 88,438
                                                             =========       ===========      =========      ========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................     $ 156,928       $   390,626      $ 170,691      $ 21,830
   Class B .............................................       356,072           891,089        575,367        66,558
   Class C .............................................             0                 0              0             0
   Class D .............................................             0                 0              0             0
  Depositor's equity:
   Class A .............................................             0                 0              0             0
   Class B .............................................            49                 0              0             0
   Class C .............................................            26                30             29            25
   Class D .............................................            26                30             29            25
                                                             ---------       -----------      ---------      --------
    Net assets applicable to units outstanding .........     $ 513,101       $ 1,281,775      $ 746,116      $ 88,438
                                                             =========       ===========      =========      ========
  Contract Owners' units:
   Class A .............................................         7,040             6,154          3,898         1,453
   Class B .............................................        16,135            14,179         13,252         4,467
   Class C .............................................             0                 0              0             0
   Class D .............................................             0                 0              0             0
  Depositor's units:
   Class A .............................................             0                 0              0             0
   Class B .............................................             2                 0              0             0
   Class C .............................................             3                 3              3             3
   Class D .............................................             3                 3              3             3
                                                             ---------       -----------      ---------      --------
    Units outstanding ..................................        23,183            20,339         17,156         5,926
                                                             =========       ===========      =========      ========
   Accumulation unit value - Class A ...................     $   22.29       $     63.48      $   43.79      $  15.03
                                                             =========       ===========      =========      ========
   Accumulation unit value - Class B ...................     $   22.07       $     62.85      $   43.42      $  14.90
                                                             =========       ===========      =========      ========
   Accumulation unit value - Class C ...................     $   10.32       $     12.11      $   11.70      $  10.00
                                                             =========       ===========      =========      ========
   Accumulation unit value - Class D ...................     $   10.32       $     12.11      $   11.70      $  10.00
                                                             =========       ===========      =========      ========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                                WRL
                                                             FEDERATED         WRL            WRL            WRL
                                                             GROWTH &      DEAN ASSET      C.A.S.E.          NWQ
                                                              INCOME       ALLOCATION       GROWTH       VALUE EQUITY
                                                            SUBACCOUNT     SUBACCOUNT     SUBACCOUNT      SUBACCOUNT
ASSETS:
 Investment in WRL Series Fund, Inc.:
  Shares ...............................................        5,239         18,679          4,183           8,647
                                                                =====         ======          =====           =====
  Cost .................................................     $ 64,802      $ 250,586       $ 61,945       $ 117,027
                                                             ========      =========       ========       =========
 Investment, at net asset value ........................     $ 57,131      $ 226,587       $ 65,682       $ 110,415
 Transfers receivable from depositor ...................            1              0              0               0
                                                             --------      ---------       --------       ---------
  Total assets .........................................       57,132        226,587         65,682         110,415
                                                             --------      ---------       --------       ---------
LIABILITIES:
 Accrued expenses ......................................            0              0              0               0
 Transfers payable to depositor ........................          (25)          (342)           (83)           (314)
                                                             --------      ---------       --------       ---------
  Total liabilities ....................................          (25)          (342)           (83)           (314)
                                                             --------      ---------       --------       ---------
  Net assets ...........................................     $ 57,107      $ 226,245       $ 65,599       $ 110,101
                                                             ========      =========       ========       =========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................     $ 11,318      $  59,161       $ 14,425       $  32,947
   Class B .............................................       45,739        167,034         51,124          77,102
   Class C .............................................            0              0              0               0
   Class D .............................................            0              0              0               0
  Depositor's equity:
   Class A .............................................            0              0              0               0
   Class B .............................................            0              0              0               0
   Class C .............................................           25             25             25              26
   Class D .............................................           25             25             25              26
                                                             --------      ---------       --------       ---------
    Net assets applicable to units outstanding .........     $ 57,107      $ 226,245       $ 65,599       $ 110,101
                                                             ========      =========       ========       =========
  Contract Owners' units:
   Class A .............................................          742          3,845            684           2,371
   Class B .............................................        3,024         10,939          3,137           5,579
   Class C .............................................            0              0              0               0
   Class D .............................................            0              0              0               0
  Depositor's units:
   Class A .............................................            0              0              0               0
   Class B .............................................            0              0              0               0
   Class C .............................................            3              3              3               3
   Class D .............................................            3              3              3               3
                                                             --------      ---------       --------       ---------
    Units outstanding ..................................        3,772         14,790          3,827           7,956
                                                             ========      =========       ========       =========
   Accumulation unit value - Class A ...................     $  15.26      $   15.38       $  21.10       $   13.90
                                                             ========      =========       ========       =========
   Accumulation unit value - Class B ...................     $  15.13      $   15.27       $  16.30       $   13.82
                                                             ========      =========       ========       =========
   Accumulation unit value - Class C ...................     $  10.07      $    9.91       $  10.05       $   10.42
                                                             ========      =========       ========       =========
   Accumulation unit value - Class D ...................     $  10.07      $    9.91       $  10.05       $   10.42
                                                             ========      =========       ========       =========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                                 WRL
                                                             GE/SCOTTISH                          WRL            WRL
                                                              EQUITABLE           WRL            THIRD       J.P. MORGAN
                                                            INTERNATIONAL          GE           AVENUE       REAL ESTATE
                                                                EQUITY        U.S. EQUITY        VALUE       SECURITIES
                                                              SUBACCOUNT       SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
ASSETS:
 Investment in WRL Series Fund, Inc.:
  Shares ...............................................         1,850             9,657          1,495            243
                                                                 =====             =====          =====            ===
  Cost .................................................      $ 23,929         $ 142,695       $ 13,720       $  2,057
                                                              ========         =========       ========       ========
 Investment, at net asset value ........................      $ 26,415         $ 152,501       $ 15,626       $  1,955
 Transfers receivable from depositor ...................             0               195              0            130
                                                              --------         ---------       --------       --------
  Total assets .........................................        26,415           152,696         15,626          2,085
                                                              --------         ---------       --------       --------
LIABILITIES:
 Accrued expenses ......................................             0                 0              0              0
 Transfers payable to depositor ........................           (14)              (19)          (115)             0
                                                              --------         ---------       --------       --------
  Total liabilities ....................................           (14)              (19)          (115)             0
                                                              --------         ---------       --------       --------
  Net assets ...........................................      $ 26,401         $ 152,677       $ 15,511       $  2,085
                                                              ========         =========       ========       ========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................      $  5,881         $  32,459       $  5,309       $    207
   Class B .............................................        20,464           120,166         10,148          1,386
   Class C .............................................             0                 0              0              0
   Class D .............................................             0                 0              0              0
  Depositor's equity:
   Class A .............................................             0                 0              0            200
   Class B .............................................             0                 0              0            240
   Class C .............................................            28                26             27             26
   Class D .............................................            28                26             27             26
                                                              --------         ---------       --------       --------
    Net assets applicable to units outstanding .........      $ 26,401         $ 152,677       $ 15,511       $  2,085
                                                              ========         =========       ========       ========
  Contract Owners' units:
   Class A .............................................           403             1,823            505             26
   Class B .............................................         1,408             6,781            968            173
   Class C .............................................             0                 0              0              0
   Class D .............................................             0                 0              0              0
  Depositor's units:
   Class A .............................................             0                 0              0             25
   Class B .............................................             0                 0              0             30
   Class C .............................................             3                 3              3              3
   Class D .............................................             3                 3              3              3
                                                              --------         ---------       --------       --------
    Units outstanding ..................................         1,817             8,610          1,479            260
                                                              ========         =========       ========       ========
   Accumulation unit value - Class A ...................      $  14.60         $   17.80       $  10.51       $   8.02
                                                              ========         =========       ========       ========
   Accumulation unit value - Class B ...................      $  14.54         $   17.72       $  10.48       $   8.00
                                                              ========         =========       ========       ========
   Accumulation unit value - Class C ...................      $  11.12         $   10.42       $  10.66       $  10.40
                                                              ========         =========       ========       ========
   Accumulation unit value - Class D ...................      $  11.12         $   10.42       $  10.66       $  10.40
                                                              ========         =========       ========       ========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                               WRL             WRL              WRL              WRL
                                                          GOLDMAN SACHS   GOLDMAN SACHS    T. ROWE PRICE    T. ROWE PRICE
                                                              GROWTH        SMALL CAP     DIVIDEND GROWTH     SMALL CAP
                                                            SUBACCOUNT      SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
ASSETS:
 Investment in WRL Series Fund, Inc.:
  Shares ...............................................         612             214              886              660
                                                                 ===             ===              ===              ===
  Cost .................................................    $  6,229        $  2,267         $  8,474         $  7,269
                                                            ========        ========         ========         ========
 Investment, at net asset value ........................    $  7,196        $  2,395         $  8,207         $  8,850
 Transfers receivable from depositor ...................          40              23                1               45
                                                            --------        --------         --------         --------
  Total assets .........................................       7,236           2,418            8,208            8,895
                                                            --------        --------         --------         --------
LIABILITIES:
 Accrued expenses ......................................           0               0                0                0
 Transfers payable to depositor ........................           0               0                0                0
                                                            --------        --------         --------         --------
  Total liabilities ....................................           0               0                0                0
                                                            --------        --------         --------         --------
  Net assets ...........................................    $  7,236        $  2,418         $  8,208         $  8,895
                                                            ========        ========         ========         ========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................    $  1,055        $    167         $  1,605         $  3,669
   Class B .............................................       5,574           1,644            6,117            4,587
   Class C .............................................           0               0                0                0
   Class D .............................................           0               0                0                0
  Depositor's equity:
   Class A .............................................         262             262              207              240
   Class B .............................................         291             291              229              343
   Class C .............................................          27              27               25               28
   Class D .............................................          27              27               25               28
                                                            --------        --------         --------         --------
    Net assets applicable to units outstanding .........    $  7,236        $  2,418         $  8,208         $  8,895
                                                            ========        ========         ========         ========
  Contract Owners' units:
   Class A .............................................          91              14              175              267
   Class B .............................................         479             141              667              334
   Class C .............................................           0               0                0                0
   Class D .............................................           0               0                0                0
  Depositor's units:
   Class A .............................................          23              23               23               18
   Class B .............................................          25              25               25               25
   Class C .............................................           3               3                3                3
   Class D .............................................           3               3                3                3
                                                            --------        --------         --------         --------
    Units outstanding ..................................         624             209              896              650
                                                            ========        ========         ========         ========
   Accumulation unit value - Class A ...................    $  11.65        $  11.64         $   9.18         $  13.73
                                                            ========        ========         ========         ========
   Accumulation unit value - Class B ...................    $  11.64        $  11.63         $   9.17         $  13.72
                                                            ========        ========         ========         ========
   Accumulation unit value - Class C ...................    $  10.73        $  10.89         $   9.87         $  11.40
                                                            ========        ========         ========         ========
   Accumulation unit value - Class D ...................    $  10.73        $  10.89         $   9.87         $  11.40
                                                            ========        ========         ========         ========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF ASSETS AND LIABILITIES
AT DECEMBER 31, 1999
ALL AMOUNTS (EXCEPT PER UNIT AMOUNTS) IN THOUSANDS

                                                                WRL              WRL             WRL
                                                              SALOMON      PILGRIM BAXTER      DREYFUS
                                                              ALL CAP      MID CAP GROWTH      MID CAP
                                                            SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
ASSETS:
 Investment in WRL Series Fund, Inc.:
  Shares ...............................................          561            1,809             283
                                                                  ===            =====             ===
  Cost .................................................     $  6,031        $  22,992        $  2,891
                                                             ========        =========        ========
 Investment, at net asset value ........................     $  6,271        $  32,102        $  3,029
 Transfers receivable from depositor ...................           22              222              50
                                                             --------        ---------        --------
  Total assets .........................................        6,293           32,324           3,079
                                                             --------        ---------        --------
LIABILITIES:
 Accrued expenses ......................................            0                0               0
 Transfers payable to depositor ........................            0                0               0
                                                             --------        ---------        --------
  Total liabilities ....................................            0                0               0
                                                             --------        ---------        --------
  Net assets ...........................................     $  6,293        $  32,324        $  3,079
                                                             ========        =========        ========
NET ASSETS CONSISTS OF:
  Contract Owners' equity:
   Class A .............................................     $  1,116        $   6,660        $    561
   Class B .............................................        4,581           25,604           1,962
   Class C .............................................            0                0               0
   Class D .............................................            0                0               0
  Depositor's equity:
   Class A .............................................          258                0             239
   Class B .............................................          286                0             265
   Class C .............................................           26               30              26
   Class D .............................................           26               30              26
                                                             --------        ---------        --------
    Net assets applicable to units outstanding .........     $  6,293        $  32,324        $  3,079
                                                             ========        =========        ========
  Contract Owners' units:
   Class A .............................................           97              377              53
   Class B .............................................          400            1,452             185
   Class C .............................................            0                0               0
   Class D .............................................            0                0               0
  Depositor's units:
   Class A .............................................           23                0              23
   Class B .............................................           25                0              25
   Class C .............................................            3                3               3
   Class D .............................................            3                3               3
                                                             --------        ---------        --------
    Units outstanding ..................................          551            1,835             292
                                                             ========        =========        ========
   Accumulation unit value - Class A ...................     $  11.46        $   17.65        $  10.63
                                                             ========        =========        ========
   Accumulation unit value - Class B ...................     $  11.45        $   17.63        $  10.62
                                                             ========        =========        ========
   Accumulation unit value - Class C ...................     $  10.46        $   12.09        $  10.51
                                                             ========        =========        ========
   Accumulation unit value - Class D ...................     $  10.46        $   12.09        $  10.51
                                                             ========        =========        ========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                                   WRL             WRL             WRL             WRL
                                                               J.P. MORGAN        AEGON           JANUS           JANUS
                                                               MONEY MARKET        BOND           GROWTH         GLOBAL
                                                              SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income ...........................................     $ 11,065       $   7,190       $  39,761       $       0
 Capital gain distributions ................................            0               0         431,307          93,912
                                                                 --------       ---------       ---------       ---------
  Total investment income ..................................       11,065           7,190         471,068          93,912
                                                                 --------       ---------       ---------       ---------
EXPENSES:
  Mortality and expense risk:
   Class A .................................................          885             546          11,640           4,131
   Class B .................................................        2,243           1,266          15,310           9,006
   Class C .................................................            0               0               0               0
   Class D .................................................            0               0               0               0
                                                                 --------       ---------       ---------       ---------
    Total expenses .........................................        3,128           1,812          26,950          13,137
                                                                 --------       ---------       ---------       ---------
  Net investment income (loss) .............................        7,937           5,378         444,118          80,775
                                                                 --------       ---------       ---------       ---------
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .........            0           1,119         159,503          75,281
 Change in unrealized appreciation (depreciation) ..........            0         (12,394)        370,303         425,741
                                                                 --------       ---------       ---------       ---------
  Net gain (loss) on investment securities .................            0         (11,275)        529,806         501,022
                                                                 --------       ---------       ---------       ---------
   Net increase (decrease) in net assets resulting
     from operations .......................................     $  7,937       $  (5,897)      $ 973,924       $ 581,797
                                                                 ========       =========       =========       =========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                                   WRL             WRL             WRL
                                                                   LKCM            VKAM           ALGER            WRL
                                                                STRATEGIC        EMERGING      AGGGRESSIVE        AEGON
                                                               TOTAL RETURN       GROWTH          GROWTH        BALANCED
                                                              SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income ...........................................    $  10,373       $   5,955       $  32,212       $  1,817
 Capital gain distributions ................................       32,562         174,041          48,122              0
                                                                ---------       ---------       ---------       --------
  Total investment income ..................................       42,935         179,996          80,334          1,817
                                                                ---------       ---------       ---------       --------
EXPENSES:
  Mortality and expense risk:
   Class A .................................................        1,949           3,036           1,538            272
   Class B .................................................        4,673           7,170           5,178            914
   Class C .................................................            0               0               0              0
   Class D .................................................            0               0               0              0
                                                                ---------       ---------       ---------       --------
    Total expenses .........................................        6,622          10,206           6,716          1,186
                                                                ---------       ---------       ---------       --------
  Net investment income (loss) .............................       36,313         169,790          73,618            631
                                                                ---------       ---------       ---------       --------
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .........       25,051          98,709          38,716          2,671
 Change in unrealized appreciation (depreciation) ..........      (11,686)        366,224         174,915         (2,221)
                                                                ---------       ---------       ---------       --------
  Net gain (loss) on investment securities .................       13,365         464,933         213,631            450
                                                                ---------       ---------       ---------       --------
   Net increase (decrease) in net assets resulting
     from operations .......................................    $  49,678       $ 634,723       $ 287,249       $  1,081
                                                                =========       =========       =========       ========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                               WRL
                                                            FEDERATED          WRL             WRL             WRL
                                                             GROWTH &       DEAN ASSET       C.A.S.E.          NWQ
                                                              INCOME        ALLOCATION        GROWTH      VALUE EQUITY
                                                          SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income .......................................    $   3,843      $    7,767        $  6,318       $   987
 Capital gain distributions ............................          500           1,374               0         1,702
                                                            ---------      ----------        --------       -------
  Total investment income ..............................        4,343           9,141           6,318         2,689
                                                            ---------      ----------        --------       -------
EXPENSES:
  Mortality and expense risk:
   Class A .............................................          170             929             177           456
   Class B .............................................          697           2,982             642         1,237
   Class C .............................................            0               0               0             0
   Class D .............................................            0               0               0             0
                                                            ---------      ----------        --------       -------
    Total expenses .....................................          867           3,911             819         1,693
                                                            ---------      ----------        --------       -------
  Net investment income (loss) .........................        3,476           5,230           5,499           996
                                                            ---------      ----------        --------       -------
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .....         (221)          8,077           1,994          (949)
 Change in unrealized appreciation (depreciation) ......       (7,068)        (33,009)          8,116         6,231
                                                            ---------      ----------        --------       -------
  Net gain (loss) on investment securities .............       (7,289)        (24,932)         10,110         5,282
                                                            ---------      ----------        --------       -------
   Net increase (decrease) in net assets resulting
     from operations ...................................    $  (3,813)     $  (19,702)       $ 15,609       $ 6,278
                                                            =========      ==========        ========       =======

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                               WRL
                                                           GE/SCOTTISH                         WRL             WRL
                                                            EQUITABLE          WRL            THIRD        J.P. MORGAN
                                                          INTERNATIONAL         GE            AVENUE       REAL ESTATE
                                                              EQUITY       U.S. EQUITY        VALUE        SECURITIES
                                                          SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)   SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income .......................................     $    95         $  4,587        $   436             49
 Capital gain distributions ............................       1,234            6,500              0              0
                                                             -------         --------        -------             --
  Total investment income ..............................       1,329           11,087            436             49
                                                             -------         --------        -------             --
EXPENSE:
  Mortality and expense risk:
   Class A .............................................          73              344             71              6
   Class B .............................................         288            1,385            131             24
   Class C .............................................           0                0              0              0
   Class D .............................................           0                0              0              0
                                                             -------         --------        -------             --
    Total expenses .....................................         361            1,729            202             30
                                                             -------         --------        -------             --
  Net investment income (loss) .........................         968            9,358            234             19
                                                             -------         --------        -------             --
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .....       3,571            7,340           (823)          (165)
 Change in unrealized appreciation (depreciation) ......       1,811            2,118          2,530            (34)
                                                             -------         --------        -------           ----
  Net gain (loss) on investment securities .............       5,382            9,458          1,707           (199)
                                                             -------         --------        -------           ----
   Net increase (decrease) in net assets resulting
     from operations ...................................     $ 6,350         $ 18,816        $ 1,941        $  (180)
                                                             =======         ========        =======        =======

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                                   WRL             WRL              WRL              WRL
                                                              GOLDMAN SACHS   GOLDMAN SACHS    T. ROWE PRICE    T. ROWE PRICE
                                                                  GROWTH        SMALL CAP     DIVIDEND GROWTH     SMALL CAP
                                                              SUBACCOUNT(1)   SUBACCOUNT(1)    SUBACCOUNT(1)    SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income ...........................................     $    0           $  83           $     0          $   270
 Capital gain distributions ................................          0               0                 0                0
                                                                 ------           -----           -------          -------
  Total investment income ..................................          0              83                 0              270
                                                                 ------           -----           -------          -------
EXPENSES:
  Mortality and expense risk:
   Class A .................................................          7               5                 9               20
   Class B .................................................         30              11                36               33
   Class C .................................................          0               0                 0                0
   Class D .................................................          0               0                 0                0
                                                                 ------           -----           -------          -------
    Total expenses .........................................         37              16                45               53
                                                                 ------           -----           -------          -------
  Net investment income (loss) .............................        (37)             67               (45)             217
                                                                 ------           -----           -------          -------
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .........         38             206              (100)             404
 Change in unrealized appreciation (depreciation) ..........        967             128              (267)           1,581
                                                                 ------           -----           -------          -------
  Net gain (loss) on investment securities .................      1,005             334              (367)           1,985
                                                                 ------           -----           -------          -------
   Net increase (decrease) in net assets resulting
     from operations .......................................     $  968           $ 401           $  (412)         $ 2,202
                                                                 ======           =====           =======          =======

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
ALL AMOUNTS IN THOUSANDS

                                                                     WRL                WRL               WRL
                                                                   SALOMON        PILGRIM BAXTER        DREYFUS
                                                                   ALL CAP        MID CAP GROWTH        MID CAP
                                                                SUBACCOUNT(1)      SUBACCOUNT(1)     SUBACCOUNT(1)
INVESTMENT INCOME:
 Dividend income ...........................................        $ 187            $     87           $   0
 Capital gain distributions ................................            0                   0               0
                                                                    -----            --------           -----
  Total investment income ..................................          187                  87               0
                                                                    -----            --------           -----
EXPENSES:
  Mortality and expense risk:
   Class A .................................................            9                  21               3
   Class B .................................................           28                  84               8
   Class C .................................................            0                   0               0
   Class D .................................................            0                   0               0
                                                                    -----            --------           -----
    Total expenses .........................................           37                 105              11
                                                                    -----            --------           -----
  Net investment income (loss) .............................          150                 (18)            (11)
                                                                    -----            --------           -----
REALIZED AND UNREALIZED GAIN (LOSS):
 Net realized gain (loss) on investment securities .........          224               1,363               8
 Change in unrealized appreciation (depreciation) ..........          240               9,110             138
                                                                    -----            --------           -----
  Net gain (loss) on investment securities .................          464              10,473             146
                                                                    -----            --------           -----
   Net increase (decrease) in net assets resulting
     from operations .......................................        $ 614            $ 10,455           $ 135
                                                                    =====            ========           =====

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS

                                                               WRL                       WRL
                                                           J.P. MORGAN                  AEGON
                                                          MONEY MARKET                  BOND
                                                           SUBACCOUNT                SUBACCOUNT
                                                    ------------------------- -------------------------
                                                          DECEMBER 31,              DECEMBER 31,
                                                    ------------------------- -------------------------
                                                       1999(1)       1998        1999(1)       1998
                                                    ------------ ------------ ------------ ------------
OPERATIONS:
 Net investment income (loss) .....................  $   7,937    $   5,242    $   5,378    $   5,213
 Net gain (loss) on investment securities .........          0            0      (11,275)       3,752
                                                     ---------    ---------    ---------    ---------
 Net increase (decrease) in net assets
  resulting from operations .......................      7,937        5,242       (5,897)       8,965
                                                     ---------    ---------    ---------    ---------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........    291,332       89,466        6,238       39,699
                                                     ---------    ---------    ---------    ---------
 Less cost of units redeemed:
  Administrative charges ..........................         87           67           67           74
  Policy loans ....................................        151           10            1            9
  Surrender benefits ..............................     73,392       51,046       18,318       15,360
  Death benefits ..................................      2,150        2,489          516        1,002
                                                     ---------    ---------    ---------    ---------
                                                        75,780       53,612       18,902       16,445
                                                     ---------    ---------    ---------    ---------
  Increase (decrease) in net assets from
   capital unit transactions ......................    215,552       35,854      (12,664)      23,254
                                                     ---------    ---------    ---------    ---------
  Net increase (decrease) in net assets ...........    223,489       41,096      (18,561)      32,219
 Depositor's equity contribution
  (net redemption) ................................         50            0           50            0
NET ASSETS:
 Beginning of year ................................    142,779      101,683      142,677      110,458
                                                     ---------    ---------    ---------    ---------
 End of year ......................................  $ 366,318    $ 142,779    $ 124,166    $ 142,677
                                                     =========    =========    =========    =========

                                                                 WRL
                                                                JANUS
                                                                GROWTH
                                                              SUBACCOUNT
                                                    ------------------------------
                                                             DECEMBER 31,
                                                    ------------------------------
                                                        1999(1)          1998
                                                    -------------- ---------------
OPERATIONS:
 Net investment income (loss) .....................  $   444,118     $    (3,071)
 Net gain (loss) on investment securities .........      529,806         619,001
                                                     -----------     -----------
 Net increase (decrease) in net assets
  resulting from operations .......................      973,924         615,930
                                                     -----------     -----------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........      283,212         176,685
                                                     -----------     -----------
 Less cost of units redeemed:
  Administrative charges ..........................        1,134             924
  Policy loans ....................................        1,099             276
  Surrender benefits ..............................      192,295         145,324
  Death benefits ..................................        8,618           6,422
                                                     -----------     -----------
                                                         203,146         152,946
                                                     -----------     -----------
  Increase (decrease) in net assets from
   capital unit transactions ......................       80,066          23,739
                                                     -----------     -----------
  Net increase (decrease) in net assets ...........    1,053,990         639,669
 Depositor's equity contribution
  (net redemption) ................................           96               0
NET ASSETS:
 Beginning of year ................................    1,643,250       1,003,581
                                                     -----------     -----------
 End of year ......................................  $ 2,697,336     $ 1,643,250
                                                     ===========     ===========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS

                                                                WRL
                                                               JANUS
                                                              GLOBAL
                                                            SUBACCOUNT
                                                    ---------------------------
                                                           DECEMBER 31,
                                                    ---------------------------
                                                        1999(1)        1998
                                                    -------------- ------------
OPERATIONS:
 Net investment income (loss) .....................  $    80,775    $  22,977
 Net gain (loss) on investment securities .........      501,022      153,591
                                                     -----------    ---------
 Net increase (decrease) in net assets
  resulting from operations .......................      581,797      176,568
                                                     -----------    ---------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........      123,780       84,146
                                                     -----------    ---------
 Less cost of units redeemed:
  Administrative charges ..........................          566          531
  Policy loans ....................................          596          169
  Surrender benefits ..............................       88,761       67,089
  Death benefits ..................................        3,381        2,884
                                                     -----------    ---------
                                                          93,304       70,673
                                                     -----------    ---------
  Increase (decrease) in net assets from
   capital unit transactions ......................       30,476       13,473
                                                     -----------    ---------
  Net increase (decrease) in net assets ...........      612,273      190,041
 Depositor's equity contribution
  (net redemption) ................................           50            0
NET ASSETS:
 Beginning of year ................................      822,870      632,829
                                                     -----------    ---------
 End of year ......................................  $ 1,435,193    $ 822,870
                                                     ===========    =========

                                                               WRL
                                                              LKCM                        WRL
                                                            STRATEGIC                    VKAM
                                                          TOTAL RETURN              EMERGING GROWTH
                                                           SUBACCOUNT                 SUBACCOUNT
                                                    ------------------------- ---------------------------
                                                          DECEMBER 31,               DECEMBER 31,
                                                    ------------------------- ---------------------------
                                                       1999(1)       1998         1999(1)        1998
                                                    ------------ ------------ -------------- ------------
OPERATIONS:
 Net investment income (loss) .....................  $  36,313    $  14,285    $   169,790    $  13,033
 Net gain (loss) on investment securities .........     13,365       22,007        464,933      135,100
                                                     ---------    ---------    -----------    ---------
 Net increase (decrease) in net assets
  resulting from operations .......................     49,678       36,292        634,723      148,133
                                                     ---------    ---------    -----------    ---------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........     22,908       53,733        132,553       52,394
                                                     ---------    ---------    -----------    ---------
 Less cost of units redeemed:
  Administrative charges ..........................        235          257            456          370
  Policy loans ....................................        130           75            425           81
  Surrender benefits ..............................     46,748       41,421         65,473       39,571
  Death benefits ..................................      1,980        2,375          2,456        1,824
                                                     ---------    ---------    -----------    ---------
                                                        49,093       44,128         68,810       41,846
                                                     ---------    ---------    -----------    ---------
  Increase (decrease) in net assets from
   capital unit transactions ......................    (26,185)       9,605         63,743       10,548
                                                     ---------    ---------    -----------    ---------
  Net increase (decrease) in net assets ...........     23,493       45,897        698,466      158,681
 Depositor's equity contribution
  (net redemption) ................................         97            0             50            0
NET ASSETS:
 Beginning of year ................................    489,511      443,614        583,259      424,578
                                                     ---------    ---------    -----------    ---------
 End of year ......................................  $ 513,101    $ 489,511    $ 1,281,775    $ 583,259
                                                     =========    =========    ===========    =========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS

                                                               WRL                      WRL                     WRL
                                                              ALGER                    AEGON                 FEDERATED
                                                        AGGRESSIVE GROWTH            BALANCED             GROWTH & INCOME
                                                           SUBACCOUNT               SUBACCOUNT              SUBACCOUNT
                                                    ------------------------- ----------------------- -----------------------
                                                          DECEMBER 31,             DECEMBER 31,            DECEMBER 31,
                                                    ------------------------- ----------------------- -----------------------
                                                       1999(1)       1998       1999(1)       1998      1999(1)       1998
                                                    ------------ ------------ ----------- ----------- ----------- -----------
OPERATIONS:
 Net investment income (loss) .....................  $  73,618    $  15,953    $    631    $    848    $   3,476   $  2,617
 Net gain (loss) on investment securities .........    213,631       99,018         450       2,982       (7,289)    (1,401)
                                                     ---------    ---------    --------    --------    ---------   --------
 Net increase (decrease) in net assets
  resulting from operations .......................    287,249      114,971       1,081       3,830       (3,813)     1,216
                                                     ---------    ---------    --------    --------    ---------   --------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........    112,487       61,019      16,567      21,611       (1,114)    22,549
                                                     ---------    ---------    --------    --------    ---------   --------
 Less costs of units redeemed:
  Administrative charges ..........................        330          253          48          47           38         37
  Policy loans ....................................        277          191          24          34            5         15
  Surrender benefits ..............................     39,958       23,320       7,558       7,504        6,215      5,368
  Death benefits ..................................      1,354          922         378         334          408        342
                                                     ---------    ---------    --------    --------    ---------   --------
                                                        41,919       24,686       8,008       7,919        6,666      5,762
                                                     ---------    ---------    --------    --------    ---------   --------
  Increase (decrease) in net assets from
   capital unit transactions ......................     70,568       36,333       8,559      13,692       (7,780)    16,787
                                                     ---------    ---------    --------    --------    ---------   --------
  Net increase (decrease) in net assets ...........    357,817      151,304       9,640      17,522      (11,593)    18,003
 Depositor's equity contribution
  (net redemption) ................................         50            0          50           0           50          0
NET ASSETS:
 Beginning of year ................................    388,249      236,945      78,748      61,226       68,650     50,647
                                                     ---------    ---------    --------    --------    ---------   --------
 End of year ......................................  $ 746,116    $ 388,249    $ 88,438    $ 78,748    $  57,107   $ 68,650
                                                     =========    =========    ========    ========    =========   ========


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS


                                                               WRL                       WRL
                                                            DEAN ASSET                 C.A.S.E.
                                                            ALLOCATION                  GROWTH
                                                            SUBACCOUNT                SUBACCOUNT
                                                    -------------------------- ------------------------
                                                           DECEMBER 31,              DECEMBER 31,
                                                    -------------------------- ------------------------
                                                       1999(1)        1998       1999(1)       1998
                                                    ------------ ------------- ----------- ------------
OPERATIONS:
 Net investment income (loss) .....................  $   5,230     $  26,761    $  5,499     $  4,303
 Net gain (loss) on investment securities .........    (24,932)       (7,555)     10,110       (3,980)
                                                     ---------     ---------    --------     --------
 Net increase (decrease) in net asset
  resulting from operations .......................    (19,702)       19,206      15,609          323
                                                     ---------     ---------    --------     --------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........    (48,724)       60,662       3,993        5,436
                                                     ---------     ---------    --------     --------
 Less cost of units redeemed:
  Administrative charges ..........................        141           145          41           33
  Policy loans ....................................         62            61          23           17
  Surrender benefits ..............................     27,289        27,240       5,232        3,062
  Death benefits ..................................      1,211         1,105         498          578
                                                     ---------     ---------    --------     --------
                                                        28,703        28,551       5,794        3,690
                                                     ---------     ---------    --------     --------
  Increase (decrease) in net assets from
   capital unit transactions ......................    (77,427)       32,111      (1,801)       1,746
                                                     ---------     ---------    --------     --------
  Net increase (decrease) in net assets ...........    (97,129)       51,317      13,808        2,069
 Depositor's equity contribution
  (net redemption) ................................         50             0          50            0
NET ASSETS:
 Beginning of year ................................    323,324       272,007      51,741       49,672
                                                     ---------     ---------    --------     --------
 End of year ......................................  $ 226,245     $ 323,324    $ 65,599     $ 51,741
                                                     =========     =========    ========     ========

                                                               WRL
                                                               NWQ
                                                           VALUE EQUITY
                                                            SUBACCOUNT
                                                    --------------------------
                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999(1)        1998
                                                    ------------ -------------
OPERATIONS:
 Net investment income (loss) .....................  $     996     $  10,027
 Net gain (loss) on investment securities .........      5,282       (22,340)
                                                     ---------     ---------
 Net increase (decrease) in net asset
  resulting from operations .......................      6,278       (12,313)
                                                     ---------     ---------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........    (15,351)       11,585
                                                     ---------     ---------
 Less cost of units redeemed:
  Administrative charges ..........................         73            84
  Policy loans ....................................         32            64
  Surrender benefits ..............................     11,160        14,233
  Death benefits ..................................        468           682
                                                     ---------     ---------
                                                        11,733        15,063
                                                     ---------     ---------
  Increase (decrease) in net assets from
   capital unit transactions ......................    (27,084)       (3,478)
                                                     ---------     ---------
  Net increase (decrease) in net assets ...........    (20,806)      (15,791)
 Depositor's equity contribution
  (net redemption) ................................         50             0
NET ASSETS:
 Beginning of year ................................    130,857       146,648
                                                     ---------     ---------
 End of year ......................................  $ 110,101     $ 130,857
                                                     =========     =========

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNT IN THOUSANDS

                                                               WRL
                                                      GE/SCOTTISH EQUITABLE
                                                      INTERNATIONAL EQUITY
                                                           SUBACCOUNT
                                                    -------------------------
                                                          DECEMBER 31,
                                                    -------------------------
                                                         1999(1)       1998
                                                         ------        ----
OPERATIONS:
 Net investment income (loss) .....................   $   968      $   (299)
 Net gain (loss) on investment securities .........     5,382         2,052
                                                      ---------    --------
 Net increase (decrease) in net assets
  resulting from operations .......................     6,350         1,753
                                                      ---------    --------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........    (4,546)        9,266
                                                      ---------    --------
 Less cost of units redeemed:
  Administrative charges ..........................        14            13
  Policy loans ....................................         9            26
  Surrender benefits ..............................     1,520         1,407
  Death benefits ..................................        69           207
                                                      ---------    --------
                                                        1,612         1,653
                                                      ---------    --------
  Increase (decrease) in net assets from
   capital unit transactions ......................    (6,158)        7,613
                                                      ---------    --------
  Net increase (decrease) in net assets ...........       192         9,366
 Depositor's equity contribution
  (net redemption) ................................        50          (725)
NET ASSETS:
 Beginning of year ................................    26,159        17,518
                                                      ---------    --------
 End of year ......................................   $ 26,401     $ 26,159
                                                      =========    ========

                                                                WRL                          WRL
                                                                 GE                     THIRD AVENUE
                                                            U.S. EQUITY                     VALUE
                                                             SUBACCOUNT                  SUBACCOUNT
                                                    ---------------------------- ---------------------------
                                                            DECEMBER 31,                DECEMBER 31,
                                                    ---------------------------- ---------------------------
                                                           1999(1)        1998        1999(1)       1998(1)
                                                           ------         ----        ------        ------
OPERATIONS:
 Net investment income (loss) .....................    $  9,358       $  2,698     $   234       $  (118)
 Net gain (loss) on investment securities .........       9,458         10,725       1,707          (991)
                                                       ----------     --------     ---------     ---------
 Net increase (decrease) in net assets
  resulting from operations .......................      18,816         13,423       1,941        (1,109)
                                                       ----------     --------     ---------     ---------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........      47,958         52,247        (406)       16,606
                                                       ----------     --------     ---------     ---------
 Less cost of units redeemed:
  Administrative charges ..........................          54             25           5             4
  Policy loans ....................................          29             22           2             0
  Surrender benefits ..............................      10,589          7,153         978           453
  Death benefits ..................................         350            386         133             0
                                                       ----------     --------     ---------     ---------
                                                         11,022          7,586       1,118           457
                                                       ----------     --------     ---------     ---------
  Increase (decrease) in net assets from
   capital unit transactions ......................      36,936         44,661      (1,524)       16,149
                                                       ----------     --------     ---------     ---------
  Net increase (decrease) in net assets ...........      55,752         58,084         417        15,040
 Depositor's equity contribution
  (net redemption) ................................          50           (408)       (246)          300
NET ASSETS:
 Beginning of year ................................      96,875         39,199      15,340             0
                                                       ----------     --------     ---------     ---------
 End of year ......................................    $ 152,677      $ 96,875     $ 15,511      $ 15,340
                                                       ==========     ========     =========     =========


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS

                                                              WRL                 WRL             WRL              WRL
                                                          J.P. MORGAN        GOLDMAN SACHS   GOLDMAN SACHS    T. ROWE PRICE
                                                    REAL ESTATE SECURITIES       GROWTH        SMALL CAP     DIVIDEND GROWTH
                                                          SUBACCOUNT           SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
                                                    ----------------------- --------------- --------------- ----------------
                                                         DECEMBER 31,         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    ----------------------- --------------- --------------- ----------------
                                                      1999(1)     1998(1)       1999(1)         1999(1)          1999(1)
                                                    ----------- ----------- --------------- --------------- ----------------
OPERATIONS:
 Net investment income (loss) .....................   $    19     $   (10)      $   (37)        $    67         $   (45)
 Net gain (loss) on investment securities .........      (199)       (165)        1,005             334            (367)
                                                      -------     -------       -------         -------         -------
 Net increase (decrease) in net assets
  resulting from operations .......................      (180)       (175)          968             401            (412)
                                                      -------     -------       -------         -------         -------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........       430       1,484         5,819           1,512           8,269
                                                      -------     -------       -------         -------         -------
 Less cost of units redeemed:
  Administrative charges ..........................         1           0             0               0               0
  Policy loans ....................................         0           0             0               0               0
  Surrender benefits ..............................        70          14            75              18             174
  Death benefits ..................................         0           0             0               0               0
                                                      -------     -------       -------         -------         -------
                                                           71          14            75              18             174
                                                      -------     -------       -------         -------         -------
  Increase (decrease) in net assets from
   capital unit transactions ......................       359       1,470         5,744           1,494           8,095
                                                      -------     -------       -------         -------         -------
  Net increase (decrease) in net assets ...........       179       1,295         6,712           1,895           7,683
 Depositor's equity contribution
  (net redemption) ................................        11         600           524             523             525
NET ASSETS:
 Beginning of year ................................     1,895           0             0               0               0
                                                      -------     -------       -------         -------         -------
 End of year ......................................   $ 2,085     $ 1,895       $ 7,236         $ 2,418         $ 8,208
                                                      =======     =======       =======         =======         =======


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED
ALL AMOUNTS IN THOUSANDS


                                                            WRL               WRL               WRL              WRL
                                                       T. ROWE PRICE        SALOMON       PILGRIM BAXTER       DREYFUS
                                                         SMALL CAP          ALL CAP       MID CAP GROWTH       MID CAP
                                                         SUBACCOUNT       SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
                                                      ---------------   --------------   ----------------   -------------
                                                        DECEMBER 31,     DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                      ---------------   --------------   ----------------   -------------
                                                          1999(1)           1999(1)           1999(1)          1999(1)
                                                      ---------------   --------------   ----------------   -------------
OPERATIONS:
 Net investment income (loss) .....................       $   217           $   150          $    (18)         $   (11)
 Net gain (loss) on investment securities .........         1,985               464            10,473              146
                                                          -------           -------          --------          -------
 Net increase (decrease) in net assets
  resulting from operations .......................         2,202               614            10,455              135
                                                          -------           -------          --------          -------
CAPITAL UNIT TRANSACTIONS:
 Proceeds from units sold (transferred) ...........         6,412             5,251            22,426            2,434
                                                          -------           -------          --------          -------
 Less cost of units redeemed:
  Administrative charges ..........................             1                 1                 2                0
  Policy loans ....................................             0                 0                 0                0
  Surrender benefits ..............................           180                94               384               14
  Death benefits ..................................             0                 0                 0                0
                                                          -------           -------          --------          -------
                                                              181                95               386               14
                                                          -------           -------          --------          -------
  Increase (decrease) in net assets from
   capital unit transactions ......................         6,231             5,156            22,040            2,420
                                                          -------           -------          --------          -------
  Net increase (decrease) in net assets ...........         8,433             5,770            32,495            2,555
 Depositor's equity contribution
  (net redemption) ................................           462               523              (171)             524
NET ASSETS:
 Beginning of year ................................             0                 0                 0                0
                                                          -------           -------          --------          -------
 End of year ......................................       $ 8,895           $ 6,293          $ 32,324          $ 3,079
                                                          =======           =======          ========          =======


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                       WRL J.P. MORGAN MONEY MARKET SUBACCOUNT
                                                       ------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                           1999           1998           1997           1996           1995
                                                       ------------   ------------   ------------   ------------   ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........     $  14.37       $  13.82       $  13.29       $  12.80       $  12.29
 Income from operations:
  Net investment income (loss) .....................         0.51           0.55           0.53           0.49           0.51
  Net realized and unrealized gain (loss) on
   investment ......................................         0.00           0.00           0.00           0.00           0.00
                                                         --------       --------       --------       --------       --------
   Net income (loss) from operations ...............         0.51           0.55           0.53           0.49           0.51
                                                         --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............     $  14.88       $  14.37       $  13.82       $  13.29       $  12.80
                                                         ========       ========       ========       ========       ========
Total return .......................................         3.55 %         3.99 %         4.00 %         3.81 %         4.12 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $ 96,984       $ 48,797       $ 39,531       $ 51,141       $ 41,596
 Ratio of net investment income (loss) to average
  net assets .......................................         3.52 %         3.89 %         3.92 %         3.72 %         4.03 %

                                                                          WRL AEGON BOND SUBACCOUNT
                                                     --------------------------------------------------------------------
                                                                                 DECEMBER 31,
                                                     --------------------------------------------------------------------
                                                          1999          1998          1997          1996         1995
                                                     ------------- ------------- ------------- ------------- ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........   $  21.08      $  19.52      $  18.11      $  18.31      $  15.08
 Income from operations:
  Net investment income (loss) .....................       0.76          0.82          0.73          0.77          0.83
  Net realized and unrealized gain (loss) on
   investment ......................................    (  1.64)         0.74          0.68       (  0.97)         2.40
                                                       --------      --------      --------      --------      --------
   Net income (loss) from operations ...............    (  0.88)         1.56          1.41       (  0.20)         3.23
                                                       --------      --------      --------      --------      --------
Accumulation unit value, end of year ...............   $  20.20      $  21.08      $  19.52      $  18.11      $  18.31
                                                       ========      ========      ========      ========      ========
Total return .......................................    (  4.14)%        7.96 %        7.80 %     (  1.10)%       21.46 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........   $ 37,241      $ 50,893      $ 46,082      $ 45,516      $ 54,109
 Ratio of net investment income (loss) to average
  net assets .......................................       3.69 %        4.02 %        3.95 %        4.34 %        4.94 %


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                             WRL JANUS GROWTH SUBACCOUNT
                                                     ----------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                           1999            1998           1997           1996           1995
                                                     ---------------- -------------- -------------- -------------- --------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $    62.54       $  38.50       $  33.17       $  28.47       $  19.60
 Income from operations:
  Net investment income (loss) .....................         15.61        (  0.08)          3.42           1.64           2.35
  Net realized and unrealized gain (loss) on
   investment ......................................         20.47          24.12           1.91           3.06           6.52
                                                        ----------       --------       --------       --------       --------
   Net income (loss) from operations ...............         36.08          24.04           5.33           4.70           8.87
                                                        ----------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $    98.62       $  62.54       $  38.50       $  33.17       $  28.47
                                                        ==========       ========       ========       ========       ========
Total return .......................................         57.69 %        62.43 %        16.09 %        16.50 %        45.29 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 1,166,818      $ 817,014      $ 571,456      $ 576,115      $ 532,646
 Ratio of net investment income (loss) to average
  net assets .......................................         20.94 %      (  0.18)%         9.36 %         5.22 %         9.81 %

                                                                             WRL JANUS GLOBAL SUBACCOUNT
                                                     ----------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                           1999            1998           1997           1996           1995
                                                     ---------------- -------------- -------------- -------------- --------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $    30.94       $  24.10       $  20.55       $  16.29       $  13.40
 Income from operations:
  Net investment income (loss) .....................          2.84           0.83           2.55           1.62           0.42
  Net realized and unrealized gain (loss) on
   investment ......................................         18.51           6.01           1.00           2.64           2.47
                                                        ----------       --------       --------       --------       --------
   Net income (loss) from operations ...............         21.35           6.84           3.55           4.26           2.89
                                                        ----------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $    52.29       $  30.94       $  24.10       $  20.55       $  16.29
                                                        ==========       ========       ========       ========       ========
Total return .......................................         68.98 %        28.40 %        17.28 %        26.15 %        21.53 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $   458,385      $ 298,285      $ 261,317      $ 221,185      $ 141,425
 Ratio of net investment income (loss) to average
  net assets .......................................          7.93 %         2.97 %        11.01 %         8.60 %         2.89 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                     WRL LKCM STRATEGIC TOTAL RETURN SUBACCOUNT
                                                     --------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- --------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $  20.14       $  18.60       $  15.46       $  13.61       $  11.06
 Income from operations:
  Net investment income (loss) .....................        1.52           0.56           1.34           0.68           0.59
  Net realized and unrealized gain (loss) on
   investment ......................................        0.63           0.98           1.80           1.17           1.96
                                                        --------       --------       --------       --------       --------
   Net income (loss) from operations ...............        2.15           1.54           3.14           1.85           2.55
                                                        --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $  22.29       $  20.14       $  18.60       $  15.46       $  13.61
                                                        ========       ========       ========       ========       ========
Total return .......................................       10.68 %         8.28 %        20.34 %        13.57 %        23.11 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 156,928      $ 160,783      $ 164,259      $ 136,789      $ 116,374
 Ratio of net investment income (loss) to average
  net assets .......................................        7.33 %         2.95 %         7.83 %         4.75 %         4.74 %

                                                                        WRL VKAM EMERGING GROWTH SUBACCOUNT
                                                     --------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- --------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $  31.33       $  23.10       $  19.26       $  16.40       $  11.31
 Income from operations:
  Net investment income (loss) .....................        8.33           0.69           1.85           0.63           0.51
  Net realized and unrealized gain (loss) on
   investment ......................................       23.82           7.54           1.99           2.23           4.58
                                                        --------       --------       --------       --------       --------
   Net income (loss) from operations ...............       32.15           8.23           3.84           2.86           5.09
                                                        --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $  63.48       $  31.33       $  23.10       $  19.26       $  16.40
                                                        ========       ========       ========       ========       ========
Total return .......................................      102.62 %        35.63 %        19.95 %        17.41 %        44.97 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 390,626      $ 201,838      $ 165,848      $ 143,282      $ 115,797
 Ratio of net investment income (loss) to average
  net assets .......................................       21.35 %         2.69 %         8.73 %         3.42 %         3.68 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                     WRL ALGER AGGRESSIVE GROWTH SUBACCOUNT
                                                     -----------------------------------------------------------------------
                                                                                  DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                          1999           1998           1997          1996          1995
                                                     -------------- -------------- ------------- ------------- -------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $  26.23       $  17.86      $  14.56      $  13.35      $   9.79
 Income from operations:
  Net investment income (loss) .....................        4.29           1.13          1.42          0.25          0.29
  Net realized and unrealized gain (loss) on
   investment ......................................       13.27           7.24          1.88          0.96          3.27
                                                        --------       --------      --------      --------      --------
   Net income (loss) from operations ...............       17.56           8.37          3.30          1.21          3.56
                                                        --------       --------      --------      --------      --------
Accumulation unit value, end of year ...............    $  43.79       $  26.23      $  17.86      $  14.56      $  13.35
                                                        ========       ========      ========      ========      ========
Total return .......................................       66.92 %        46.84 %       22.71 %        9.07 %       36.31 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 170,691      $ 106,742     $ 74,544      $ 63,843      $ 65,666
 Ratio of net investment income (loss) to average
  net assets .......................................       13.95 %         5.39 %        8.51 %        1.77 %        2.28 %

                                                                         WRL AEGON BALANCED SUBACCOUNT
                                                     ----------------------------------------------------------------------
                                                                                  DECEMBER 31,
                                                     ----------------------------------------------------------------------
                                                          1999           1998          1997          1996          1995
                                                     -------------- ------------- ------------- ------------- -------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........    $  14.77      $  13.99      $  12.09      $  11.06      $   9.35
 Income from operations:
  Net investment income (loss) .....................        0.12          0.17          1.32          0.26          0.29
  Net realized and unrealized gain (loss) on
   investment ......................................        0.14          0.61          0.58          0.77          1.42
                                                        --------      --------      --------      --------      --------
   Net income (loss) from operations ...............        0.26          0.78          1.90          1.03          1.71
                                                        --------      --------      --------      --------      --------
Accumulation unit value, end of year ...............    $  15.03      $  14.77      $  13.99      $  12.09      $  11.06
                                                        ========      ========      ========      ========      ========
Total return .......................................        1.75 %        5.60 %       15.65 %        9.34 %       18.31 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $  21,830     $ 19,730      $ 17,324      $ 13,598      $ 11,343
 Ratio of net investment income (loss) to average
  net assets .......................................        0.82 %        1.19 %       10.01 %        2.29 %        2.85 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                   WRL FEDERATED GROWTH & INCOME SUBACCOUNT
                                                     ---------------------------------------------------------------------
                                                                                 DECEMBER 31,
                                                     ---------------------------------------------------------------------
                                                          1999          1998          1997          1996          1995
                                                     ------------- ------------- ------------- ------------- -------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........   $  16.17      $  15.89      $  12.91      $  11.71      $   9.46
 Income from operations:
  Net investment income (loss) .....................       0.83          0.66          2.06          0.50          0.45
  Net realized and unrealized gain (loss) on
   investment ......................................    (  1.74)      (  0.38)         0.92          0.70          1.80
                                                       --------      --------      --------      --------      --------
   Net income (loss) from operations ...............    (  0.91)         0.28          2.98          1.20          2.25
                                                       --------      --------      --------      --------      --------
Accumulation unit value, end of year ...............   $  15.26      $  16.17      $  15.89      $  12.91      $  11.71
                                                       ========      ========      ========      ========      ========
Total return .......................................    (  5.64)%        1.77 %       23.10 %       10.25 %       23.70 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........   $ 11,318      $ 16,502      $ 14,056      $ 12,397      $ 11,890
 Ratio of net investment income (loss) to average
  net assets .......................................       5.27 %        4.17 %       14.87 %        4.17 %        4.26 %

                                                                     WRL DEAN ASSET ALLOCATION SUBACCOUNT
                                                     --------------------------------------------------------------------
                                                                                 DECEMBER 31,
                                                     --------------------------------------------------------------------
                                                          1999          1998          1997          1996        1995(1)
                                                     ------------- ------------- ------------- ------------- ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........   $  16.51      $  15.43      $  13.40      $  11.86      $  10.00
 Income from operations:
  Net investment income (loss) .....................       0.32          1.40          1.02          0.46          0.58
  Net realized and unrealized gain (loss) on
   investment ......................................    (  1.45)      (  0.32)         1.01          1.08          1.28
                                                       --------      --------      --------      --------      --------
   Net income (loss) from operations ...............    (  1.13)         1.08          2.03          1.54          1.86
                                                       --------      --------      --------      --------      --------
Accumulation unit value, end of year ...............   $  15.38      $  16.51      $  15.43      $  13.40      $  11.86
                                                       ========      ========      ========      ========      ========
Total return .......................................    (  6.81)%        6.98 %       15.14 %       13.00 %       18.61 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........   $ 59,161      $ 85,428      $ 77,923      $ 62,195      $ 34,910
 Ratio of net investment income (loss) to average
  net assets .......................................       1.95 %        8.72 %        6.99 %        3.71 %        5.25 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                      WRL C.A.S.E. GROWTH SUBACCOUNT
                                                       ------------------------------------------------------------
                                                                               DECEMBER 31,
                                                       ------------------------------------------------------------
                                                            1999            1998            1997          1996(1)
                                                       -------------   -------------   -------------   ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........     $  15.96        $  15.77        $  13.88        $  12.87
 Income from operations:
  Net investment income (loss) .....................         1.62            1.27            3.15            0.39
  Net realized and unrealized gain (loss) on
   investment ......................................         3.52         (  1.08)        (  1.26)           0.62
                                                         --------        --------        --------        --------
   Net income (loss) from operations ...............         5.14            0.19            1.89            1.01
                                                         --------        --------        --------        --------
Accumulation unit value, end of year ...............     $  21.10        $  15.96        $  15.77        $  13.88
                                                         ========        ========        ========        ========
Total return .......................................        32.18 %          1.20 %         13.60 %          7.84 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $ 14,425        $ 14,161        $ 17,677        $  3,612
 Ratio of net investment income (loss) to average
  net assets .......................................         8.55 %          8.11 %         20.61 %          4.43 %

                                                                     WRL NWQ VALUE EQUITY SUBACCOUNT
                                                       ------------------------------------------------------------
                                                                               DECEMBER 31,
                                                       ------------------------------------------------------------
                                                            1999            1998            1997          1996(1)
                                                       -------------   -------------   -------------   ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........     $  13.04        $  13.86        $  11.22        $  10.00
 Income from operations:
  Net investment income (loss) .....................         0.13            0.89            0.07            0.02
  Net realized and unrealized gain (loss) on
   investment ......................................         0.73         (  1.71)           2.57            1.20
                                                         --------        --------        --------        --------
   Net income (loss) from operations ...............         0.86         (  0.82)           2.64            1.22
                                                         --------        --------        --------        --------
Accumulation unit value, end of year ...............     $  13.90        $  13.04        $  13.86        $  11.22
                                                         ========        ========        ========        ========
Total return .......................................         6.61 %       (  5.96)%         23.49 %         12.25 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $ 32,947        $ 38,640        $ 49,376        $ 16,679
 Ratio of net investment income (loss) to average
  net assets .......................................         0.92 %          6.44 %          0.55 %          0.30 %


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                        WRL GE/SCOTTISH EQUITABLE                         WRL GE
                                                     INTERNATIONAL EQUITY SUBACCOUNT              U.S. EQUITY SUBACCOUNT
                                                  -------------------------------------- ----------------------------------------
                                                               DECEMBER 31,                            DECEMBER 31,
                                                  -------------------------------------- ----------------------------------------
                                                      1999         1998        1997(1)        1999          1998        1997(1)
                                                  ------------ ------------ ------------ ------------- ------------- ------------
CLASS A UNITS:
Accumulation unit value, beginning of year ......   $  11.83     $  10.62     $  10.00     $  15.22      $  12.54      $  10.00
 Income from operations:
  Net investment income (loss) ..................       0.49      (  0.14)     (  0.05)        1.21          0.54          0.75
  Net realized and unrealized gain (loss) on
    investment ..................................       2.28         1.35         0.67         1.37          2.14          1.79
                                                    --------     --------     --------     --------      --------      --------
   Net income (loss) from operations ............       2.77         1.21         0.62         2.58          2.68          2.54
                                                    --------     --------     --------     --------      --------      --------
Accumulation unit value, end of year ............   $  14.60     $  11.83     $  10.62     $  17.80      $  15.22      $  12.54
                                                    ========     ========     ========     ========      ========      ========
Total return ....................................      23.40 %      11.45 %       6.17 %      16.94 %       21.35 %       25.44 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) .......   $  5,881     $  6,783     $  6,377     $ 32,459      $ 23,419      $ 12,377
 Ratio of net investment income (loss) to average
   net assets ...................................       4.08 %    (  1.16)%    (  0.52)%       7.35 %        3.90 %        6.37 %

                                                                                           WRL J.P. MORGAN
                                                             WRL THIRD AVENUE           REAL ESTATE SECURITIES
                                                             VALUE SUBACCOUNT                 SUBACCOUNT
                                                       ----------------------------   --------------------------
                                                               DECEMBER 31,                  DECEMBER 31,
                                                       ----------------------------   --------------------------
                                                            1999          1998(1)         1999         1998(1)
                                                       -------------   ------------   -----------   ------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........     $   9.20        $  10.00       $  8.44       $  10.00
 Income from operations:
  Net investment income (loss) .....................         0.15         (  0.08)         0.03        (  0.07)
  Net realized and unrealized gain (loss)
   oninvestment ....................................         1.16         (  0.72)       ( 0.45)       (  1.49)
                                                         --------        --------       -------       --------
   Net income (loss) from operations ...............         1.31         (  0.80)       ( 0.42)       (  1.56)
                                                         --------        --------       -------       --------
Accumulation unit value, end of year ...............     $  10.51        $   9.20       $  8.02       $   8.44
                                                         ========        ========       =======       ========
Total return .......................................        14.28 %       (  7.99)%      ( 4.97)%      ( 15.65)%
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $  5,309        $  5,921       $   407       $    571
 Ratio of net investment income (loss) to average
  net assets .......................................         1.58 %       (  0.89)%        0.42 %      (  1.26)%

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                               WRL                    WRL
                                                          GOLDMAN SACHS          GOLDMAN SACHS
                                                        GROWTH SUBACCOUNT     SMALL CAP SUBACCOUNT
                                                       -------------------   ---------------------
                                                           DECEMBER 31,           DECEMBER 31,
                                                       -------------------   ---------------------
                                                             1999(1)                1999(1)
                                                       -------------------   ---------------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........        $  10.00               $  10.00
 Income from operations:
  Net investment income (loss) .....................         (  0.09)                  0.23
  Net realized and unrealized gain (loss) on
   investment ......................................            1.74                   1.41
                                                            --------               --------
   Net income (loss) from operations ...............            1.65                   1.64
                                                            --------               --------
Accumulation unit value, end of year ...............        $  11.65               $  11.64
                                                            ========               ========
Total return .......................................           16.52 %                16.42 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........        $  1,317               $    429
 Ratio of net investment income (loss) to average
  net assets .......................................         (  1.25)%                 3.36 %

                                                                 WRL                    WRL
                                                       T. ROWE PRICE DIVIDEND      T. ROWE PRICE
                                                          GROWTH SUBACCOUNT     SMALL CAP SUBACCOUNT
                                                      ------------------------ ---------------------
                                                            DECEMBER 31,            DECEMBER 31,
                                                      ------------------------ ---------------------
                                                               1999(1)                1999(1)
                                                      ------------------------ ---------------------
CLASS A UNITS:
Accumulation unit value, beginning of year ..........         $  10.00               $  10.00
 Income from operations:
  Net investment income (loss) ......................          (  0.08)                  0.47
  Net realized and unrealized gain (loss) on
   investment .......................................          (  0.74)                  3.26
                                                              --------               --------
   Net income (loss) from operations ................          (  0.82)                  3.73
                                                              --------               --------
Accumulation unit value, end of year ................         $   9.18               $  13.73
                                                              ========               ========
Total return ........................................          (  8.17)%                37.33 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ...........         $  1,812               $  3,909
 Ratio of net investment income (loss) to average
  net assets ........................................          (  1.25)%                 6.22 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                              WRL                     WRL                    WRL
                                                        SALOMON ALL CAP     PILGRIM BAXTER MID CAP     DREYFUS MID CAP
                                                           SUBACCOUNT          GROWTH SUBACCOUNT         SUBACCOUNT
                                                       -----------------   ------------------------   ----------------
                                                          DECEMBER 31,           DECEMBER 31,           DECEMBER 31,
                                                       -----------------   ------------------------   ----------------
                                                            1999(1)                 1999(1)                1999(1)
                                                       -----------------   ------------------------   ----------------
CLASS A UNITS:
Accumulation unit value, beginning of year .........       $  10.00                $  10.00               $  10.00
 Income from operations:
  Net investment income (loss) .....................           0.37                 (  0.02)               (  0.08)
  Net realized and unrealized gain (loss) on
   investment ......................................           1.09                    7.67                   0.71
                                                           --------                --------               --------
   Net income (loss) from operations ...............           1.46                    7.65                   0.63
                                                           --------                --------               --------
Accumulation unit value, end of year ...............       $  11.46                $  17.65               $  10.63
                                                           ========                ========               ========
Total return .......................................          14.60 %                 76.51 %                 6.30 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........       $  1,374                $  6,660               $    800
 Ratio of net investment income (loss) to average
  net assets .......................................           5.20 %               (  0.22)%              (  1.25)%


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                    WRL J.P. MORGAN MONEY MARKET SUBACCOUNT
                                                     ----------------------------------------------------------------------
                                                                                  DECEMBER 31,
                                                     ----------------------------------------------------------------------
                                                          1999           1998          1997          1996          1995
                                                     -------------- ------------- ------------- ------------- -------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  11.99       $ 11.55       $ 11.12       $ 10.73       $ 10.32
 Income from operations:
  Net investment income (loss) .....................        0.41          0.44          0.43          0.39          0.41
  Net realized and unrealized gain (loss) on
   investment ......................................        0.00          0.00          0.00          0.00          0.00
                                                        --------       -------       -------       -------       -------
   Net income (loss) from operations ...............        0.41          0.44          0.43          0.39          0.41
                                                        --------       -------       -------       -------       -------
Accumulation unit value, end of year ...............    $  12.40       $ 11.99       $ 11.55       $ 11.12       $ 10.73
                                                        ========       =======       =======       =======       =======
Total return .......................................        3.39 %        3.83 %        3.84 %        3.65 %        3.96 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 269,284      $ 93,982      $ 62,152      $ 58,415      $ 28,524
 Ratio of net investment income (loss) to average
  net assets .......................................        3.37 %        3.72 %        3.78 %        3.57 %        3.89 %

                                                                               WRL AEGON BOND SUBACCOUNT
                                                       -------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                       -------------------------------------------------------------------------
                                                           1999            1998            1997           1996           1995
                                                       ------------   -------------   -------------   ------------   -----------
CLASS B UNITS:
Accumulation unit value, beginning of year .........     $ 14.45         $ 13.41         $ 12.46        $ 12.61        $ 10.40
 Income from operations:
  Net investment income (loss) .....................        0.59            0.60            0.67           0.56           0.64
  Net realized and unrealized gain (loss) on
   investment ......................................      ( 1.21)           0.44            0.28         ( 0.71)          1.57
                                                         -------         -------         -------        -------        -------
   Net income (loss) from operations ...............      ( 0.62)           1.04            0.95         ( 0.15)          2.21
                                                         -------         -------         -------        -------        -------
Accumulation unit value, end of year ...............     $ 13.83         $ 14.45         $ 13.41        $ 12.46        $ 12.61
                                                         =======         =======         =======        =======        =======
Total return .......................................      ( 4.29)%          7.80 %          7.64 %       ( 1.25)%        21.28 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $86,875         $ 91,784        $ 64,376       $38,055        $32,772
 Ratio of net investment income (loss) to average
  net assets .......................................        4.16 %          4.31 %          5.26 %         4.60 %         5.45 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                             WRL JANUS GROWTH SUBACCOUNT
                                                     ----------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                           1999            1998           1997           1996           1995
                                                     ---------------- -------------- -------------- -------------- --------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $    30.12       $  18.57       $  16.02       $  13.77       $   9.49
 Income from operations:
  Net investment income (loss) .....................          8.20         ( 0.08)          1.87           0.95           1.30
  Net realized and unrealized gain (loss) on
   investment ......................................          9.10          11.63           0.68           1.30           2.98
                                                        ----------       --------       --------       --------       --------
   Net income (loss) from operations ...............         17.30          11.55           2.55           2.25           4.28
                                                        ----------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $    47.42       $  30.12       $  18.57       $  16.02       $  13.77
                                                        ==========       ========       ========       ========       ========
Total return .......................................         57.45 %        62.19 %        15.91 %        16.32 %        45.08 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 1,530,464      $ 826,236      $ 432,125      $ 317,705      $ 198,139
 Ratio of net investment income (loss) to average
  net assets .......................................         22.70 %       ( 0.33)%        10.53 %         6.21 %        11.07 %

                                                                            WRL JANUS GLOBAL SUBACCOUNT
                                                     --------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- --------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  30.67       $  23.92       $  20.43       $  16.22       $  13.36
 Income from operations:
  Net investment income (loss) .....................        3.02           0.88           2.85           1.79           0.43
  Net realized and unrealized gain (loss) on
   investment ......................................       18.06           5.87           0.64           2.42           2.43
                                                        --------       --------       --------       --------       --------
   Net income (loss) from operations ...............       21.08           6.75           3.49           4.21           2.86
                                                        --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $  51.75       $  30.67       $  23.92       $  20.43       $  16.22
                                                        ========       ========       ========       ========       ========
Total return .......................................       68.73 %        28.21 %        17.10 %        25.96 %        21.35 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 976,752      $ 524,585      $ 371,512      $ 227,955      $ 111,958
 Ratio of net investment income (loss) to average
  net assets .......................................        8.45 %         3.16 %        12.33 %         9.45 %         2.96 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                     WRL LKCM STRATEGIC TOTAL RETURN SUBACCOUNT
                                                     --------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- --------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  19.97       $  18.47       $  15.37       $  13.56       $  11.03
 Income from operations:
  Net investment income (loss) .....................        1.54           0.59           1.42           0.94           0.59
  Net realized and unrealized gain (loss) on
   investment ......................................        0.56           0.91           1.68           0.87           1.94
                                                        --------       --------       --------       --------       --------
   Net income (loss) from operations ...............        2.10           1.50           3.10           1.81           2.53
                                                        --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $  22.07       $  19.97       $  18.47       $  15.37       $  13.56
                                                        ========       ========       ========       ========       ========
Total return .......................................       10.51 %         8.11 %        20.16 %        13.40 %        22.93 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 356,121      $ 328,728      $ 279,355      $ 196,305      $ 101,651
 Ratio of net investment income (loss) to average
  net assets .......................................        7.46 %         3.11 %         8.31 %         6.55 %         4.76 %

                                                                        WRL VKAM EMERGING GROWTH SUBACCOUNT
                                                     --------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- --------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  31.06       $  22.94       $  19.15       $  16.34       $  11.29
 Income from operations:
  Net investment income (loss) .....................        8.95           0.72           2.00           0.73           0.54
  Net realized and unrealized gain (loss) on
   investment ......................................       22.84           7.40           1.79           2.08           4.51
                                                        --------       --------       --------       --------       --------
   Net income (loss) from operations ...............       31.79           8.12           3.79           2.81           5.05
                                                        --------       --------       --------       --------       --------
Accumulation unit value, end of year ...............    $  62.85       $  31.06       $  22.94       $  19.15       $  16.34
                                                        ========       ========       ========       ========       ========
Total return .......................................      102.31 %        35.42 %        19.77 %        17.23 %        44.75 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 891,089      $ 381,421      $ 258,730      $ 179,589      $ 105,115
 Ratio of net investment income (loss) to average
  net assets .......................................       22.92 %         2.80 %         9.45 %         3.96 %         3.85 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                      WRL ALGER AGGRESSIVE GROWTH SUBACCOUNT
                                                     -------------------------------------------------------------------------
                                                                                   DECEMBER 31,
                                                     -------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- -------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  26.05       $  17.77       $  14.50       $  13.31      $   9.78
 Income from operations:
  Net investment income (loss) .....................        4.68           1.17           1.60           0.31          0.40
  Net realized and unrealized gain (loss) on
   investment ......................................       12.69           7.11           1.67           0.88          3.13
                                                        --------       --------       --------       --------      --------
   Net income (loss) from operations ...............       17.37           8.28           3.27           1.19          3.53
                                                        --------       --------       --------       --------      --------
Accumulation unit value, end of year ...............    $  43.42       $  26.05       $  17.77       $  14.50      $  13.31
                                                        ========       ========       ========       ========      ========
Total return .......................................       66.67 %        46.62 %        22.52 %         8.91 %       36.10 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 575,367      $ 281,507      $ 162,401      $ 100,832     $ 60,420
 Ratio of net investment income (loss) to average
  net assets .......................................       15.21 %         5.57 %         9.55 %         2.22 %        3.04 %

                                                                         WRL AEGON BALANCED SUBACCOUNT
                                                     ---------------------------------------------------------------------
                                                                                 DECEMBER 31,
                                                     ---------------------------------------------------------------------
                                                          1999          1998          1997          1996          1995
                                                     ------------- ------------- ------------- ------------- -------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........   $  14.67      $  13.91      $  12.05      $  11.03      $   9.34
 Income from operations:
  Net investment income (loss) .....................       0.10          0.17          1.40          0.30          0.32
  Net realized and unrealized gain (loss) on
   investment ......................................       0.13          0.59          0.46          0.72          1.37
                                                       --------      --------      --------      --------      --------
   Net income (loss) from operations ...............       0.23          0.76          1.86          1.02          1.69
                                                       --------      --------      --------      --------      --------
Accumulation unit value, end of year ...............   $  14.90      $  14.67      $  13.91      $  12.05      $  11.03
                                                       ========      ========      ========      ========      ========
Total return .......................................       1.59 %        5.45 %       15.47 %        9.18 %       18.13 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........   $ 66,558      $ 59,018      $ 43,902      $ 28,734      $ 16,069
 Ratio of net investment income (loss) to average
  net assets .......................................       0.69 %        1.19 %       10.72 %        2.69 %        3.16 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                     WRL FEDERATED GROWTH & INCOME SUBACCOUNT
                                                     -------------------------------------------------------------------------
                                                                                   DECEMBER 31,
                                                     -------------------------------------------------------------------------
                                                          1999           1998           1997           1996           1995
                                                     -------------- -------------- -------------- -------------- -------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  16.06       $  15.80       $  12.85       $  11.68      $   9.45
 Income from operations:
  Net investment income (loss) .....................        0.87           0.66           2.52           0.68          0.47
  Net realized and unrealized gain (loss) on
   investment ......................................     (  1.80)       (  0.40)          0.43           0.49          1.76
                                                        --------       --------       --------       --------      --------
   Net income (loss) from operations ...............     (  0.93)          0.26           2.95           1.17          2.23
                                                        --------       --------       --------       --------      --------
Accumulation unit value, end of year ...............    $  15.13       $  16.06       $  15.80       $  12.85      $  11.68
                                                        ========       ========       ========       ========      ========
Total return .......................................     (  5.78)%         1.62 %        22.92 %        10.08 %       23.52 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $  45,739      $  52,148      $  36,591      $  19,972     $ 10,086
 Ratio of net investment income (loss) to average
  net assets .......................................        5.55 %         4.20 %        18.15 %         5.68 %        4.50 %

                                                                       WRL DEAN ASSET ALLOCATION SUBACCOUNT
                                                     ------------------------------------------------------------------------
                                                                                   DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                          1999           1998           1997           1996         1995(1)
                                                     -------------- -------------- -------------- -------------- ------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........    $  16.41       $  15.36       $  13.36       $  11.84      $  10.00
 Income from operations:
  Net investment income (loss) .....................        0.29           1.43           1.06           0.47          0.82
  Net realized and unrealized gain (loss) on
   investment ......................................     (  1.43)       (  0.38)          0.94           1.05          1.02
                                                        --------       --------       --------       --------      --------
   Net income (loss) from operations ...............     (  1.14)          1.05           2.00           1.52          1.84
                                                        --------       --------       --------       --------      --------
Accumulation unit value, end of year ...............    $  15.27       $  16.41       $  15.36       $  13.36      $  11.84
                                                        ========       ========       ========       ========      ========
Total return .......................................     (  6.95)%         6.82 %        14.97 %        12.83 %       18.43 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........    $ 167,034      $ 237,896      $ 194,084      $ 125,177     $ 72,300
 Ratio of net investment income (loss) to average
  net assets .......................................        1.78 %         8.92 %         7.30 %         3.72 %        7.29 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                                      WRL C.A.S.E. GROWTH SUBACCOUNT
                                                       ------------------------------------------------------------
                                                                               DECEMBER 31,
                                                       ------------------------------------------------------------
                                                            1999            1998            1997          1996(1)
                                                       -------------   -------------   -------------   ------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........     $  12.35        $  12.22        $  10.77        $  10.00
 Income from operations:
  Net investment income (loss) .....................         1.37            1.06            1.34            0.36
  Net realized and unrealized gain (loss) on
   investment ......................................         2.58         (  0.93)           0.11            0.41
                                                         --------        --------        --------        --------
   Net income (loss) from operations ...............         3.95            0.13            1.45            0.77
                                                         --------        --------        --------        --------
Accumulation unit value, end of year ...............     $  16.30        $  12.35        $  12.22        $  10.77
                                                         ========        ========        ========        ========
Total return .......................................        31.98 %          1.05 %         13.43 %          7.73 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $ 51,124        $ 37,580        $ 31,995        $ 12,542
 Ratio of net investment income (loss) to average
  net assets .......................................         9.34 %          8.79 %         11.31 %          5.46 %

                                                                     WRL NWQ VALUE EQUITY SUBACCOUNT
                                                       ------------------------------------------------------------
                                                                               DECEMBER 31,
                                                       ------------------------------------------------------------
                                                            1999            1998            1997          1996(1)
                                                       -------------   -------------   -------------   ------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........     $  12.98        $  13.83        $  11.21        $  10.00
 Income from operations:
  Net investment income (loss) .....................         0.10            0.91            0.08            0.02
  Net realized and unrealized gain (loss) on
   investment ......................................         0.74         (  1.76)           2.54            1.19
                                                         --------        --------        --------        --------
   Net income (loss) from operations ...............         0.84         (  0.85)           2.62            1.21
                                                         --------        --------        --------        --------
Accumulation unit value, end of year ...............     $  13.82        $  12.98        $  13.83        $  11.21
                                                         ========        ========        ========        ========
Total return .......................................         6.45 %       (  6.10)%         23.30 %         12.13 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........     $ 77,102        $ 92,217        $ 97,272        $ 23,759
 Ratio of net investment income (loss) to average
  net assets .......................................         0.75 %          6.63 %          0.63 %          0.33 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                          WRL GE/SCOTTISH EQUITABLE
                                                       INTERNATIONAL EQUITY SUBACCOUNT
                                                  -----------------------------------------
                                                                DECEMBER 31,
                                                  -----------------------------------------
                                                       1999          1998        1997(1)
                                                  ------------- ------------- -------------
CLASS B UNITS:
Accumulation unit value, beginning of year ......   $  11.80      $  10.60      $  10.00
 Income from operations:
  Net investment income (loss) ..................       0.43       (  0.15)      (  0.06)
  Net realized and unrealized gain (loss) on
   investment ...................................       2.31          1.35          0.66
                                                    --------      --------      --------
   Net income (loss) from operations ............       2.74          1.20          0.60
                                                    --------      --------      --------
Accumulation unit value, end of year ............   $  14.54      $  11.80      $  10.60
                                                    ========      ========      ========
Total return ....................................      23.22 %       11.28 %        6.01 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) .......   $ 20,464      $ 19,376      $ 11,141
 Ratio of net investment income (loss) to average
  net assets ....................................       3.54 %     (  1.31)%     (  0.58)%

                                                                   WRL GE
                                                           U.S. EQUITY SUBACCOUNT
                                                  -----------------------------------------
                                                                DECEMBER 31,
                                                  -----------------------------------------
                                                       1999           1998        1997(1)
                                                  -------------- ------------- ------------
CLASS B UNITS:
Accumulation unit value, beginning of year ......    $  15.18      $  12.53      $  10.00
 Income from operations:
  Net investment income (loss) ..................        1.21          0.62          0.95
  Net realized and unrealized gain (loss) on
   investment ...................................        1.33          2.03          1.58
                                                     --------      --------      --------
   Net income (loss) from operations ............        2.54          2.65          2.53
                                                     --------      --------      --------
Accumulation unit value, end of year ............    $  17.72      $  15.18      $  12.53
                                                     ========      ========      ========
Total return ....................................       16.76 %       21.16 %       25.26 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) .......    $ 120,166     $ 73,456      $ 26,822
 Ratio of net investment income (loss) to average
  net assets ....................................        7.40 %        4.55 %        7.99 %

                                                                                    WRL J.P. MORGAN
                                                       WRL THIRD AVENUE       REAL ESTATE SECURITIES
                                                       VALUE SUBACCOUNT             SUBACCOUNT
                                                  -------------------------- -------------------------
                                                         DECEMBER 31,              DECEMBER 31,
                                                  -------------------------- -------------------------
                                                       1999        1998(1)         1999        1998(1)
                                                  ------------- ------------   ------------ ------------
CLASS B UNITS:
Accumulation unit value, beginning of year ......   $   9.19      $  10.00       $  8.43      $  10.00
 Income from operations:
  Net investment income (loss) ..................       0.14       (  0.09)         0.08       (  0.08)
  Net realized and unrealized gain (loss) on
   investment ...................................       1.15       (  0.72)       ( 0.51)      (  1.49)
                                                    --------      --------       -------      --------
   Net income (loss) from operations ............       1.29       (  0.81)       ( 0.43)      (  1.57)
                                                    --------      --------       -------      --------
Accumulation unit value, end of year ............   $  10.48      $   9.19       $  8.00      $   8.43
                                                    ========      ========       =======      ========
Total return ....................................      14.11 %     (  8.13)%      ( 5.11)%     ( 15.73)%
Ratios and supplemental data:
 Net assets at end of year (in thousands) .......   $ 10,148      $  9,419       $ 1,626      $  1,324
 Ratio of net investment income (loss) to average
  net assets ....................................       1.54 %     (  1.03)%        1.01 %     (  1.41)%

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                               WRL                    WRL
                                                          GOLDMAN SACHS          GOLDMAN SACHS
                                                        GROWTH SUBACCOUNT     SMALL CAP SUBACCOUNT
                                                       -------------------   ---------------------
                                                           DECEMBER 31,           DECEMBER 31,
                                                       -------------------   ---------------------
                                                             1999(1)                1999(1)
                                                       -------------------   ---------------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........        $  10.00               $  10.00
 Income from operations:
  Net investment income (loss) .....................         (  0.10)                  0.44
  Net realized and unrealized gain (loss) on
   investment ......................................            1.74                   1.19
                                                            --------               --------
   Net income (loss) from operations ...............            1.64                   1.63
                                                            --------               --------
Accumulation unit value, end of year ...............        $  11.64               $  11.63
                                                            ========               ========
Total return .......................................           16.40 %                16.31 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........        $  5,865               $  1,935
 Ratio of net investment income (loss) to average
  net assets .......................................         (  1.40)%                 6.35 %

                                                                  WRL                      WRL
                                                        T. ROWE PRICE DIVIDEND        T. ROWE PRICE
                                                           GROWTH SUBACCOUNT       SMALL CAP SUBACCOUNT
                                                       ------------------------   ---------------------
                                                             DECEMBER 31,              DECEMBER 31,
                                                       ------------------------   ---------------------
                                                                1999(1)                  1999(1)
                                                       ------------------------   ---------------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........           $  10.00                 $  10.00
 Income from operations:
  Net investment income (loss) .....................            (  0.09)                    0.36
  Net realized and unrealized gain (loss) on
   investment ......................................            (  0.74)                    3.36
                                                               --------                 --------
   Net income (loss) from operations ...............            (  0.83)                    3.72
                                                               --------                 --------
Accumulation unit value, end of year ...............           $   9.17                 $  13.72
                                                               ========                 ========
Total return .......................................            (  8.27)%                  37.19 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........           $  6,346                 $  4,930
 Ratio of net investment income (loss) to average
  net assets .......................................            (  1.40)%                   4.79 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                              WRL                     WRL                    WRL
                                                        SALOMON ALL CAP     PILGRIM BAXTER MID CAP     DREYFUS MID CAP
                                                           SUBACCOUNT          GROWTH SUBACCOUNT         SUBACCOUNT
                                                       -----------------   ------------------------   ----------------
                                                          DECEMBER 31,           DECEMBER 31,           DECEMBER 31,
                                                       -----------------   ------------------------   ----------------
                                                            1999(1)                 1999(1)                1999(1)
                                                       -----------------   ------------------------   ----------------
CLASS B UNITS:
Accumulation unit value, beginning of year .........       $  10.00                $  10.00               $  10.00
 Income from operations:
  Net investment income (loss) .....................           0.40                 (  0.02)               (  0.09)
  Net realized and unrealized gain (loss) on
   investment ......................................           1.05                    7.65                   0.71
                                                           --------                --------               --------
   Net income (loss) from operations ...............           1.45                    7.63                   0.62
                                                           --------                --------               --------
Accumulation unit value, end of year ...............       $  11.45                $  17.63               $  10.62
                                                           ========                ========               ========
Total return .......................................          14.49 %                 76.33 %                 6.20 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........       $  4,867                $ 25,604               $  2,227
 Ratio of net investment income (loss) to average
  net assets .......................................           5.63 %               (  0.26)%              (  1.40)%


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                             WRL              WRL              WRL             WRL
                                                         J.P. MORGAN         AEGON            JANUS           JANUS
                                                        MONEY MARKET         BOND            GROWTH           GLOBAL
                                                         SUBACCOUNT       SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
                                                       --------------   --------------   --------------   -------------
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                       --------------   --------------   --------------   -------------
                                                           1999(1)          1999(1)          1999(1)         1999(1)
                                                       --------------   --------------   --------------   -------------
CLASS C UNITS:
Accumulation unit value, beginning of year .........      $  10.00         $  10.00         $  10.00        $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.05             0.56             1.59            0.64
  Net realized and unrealized gain (loss) on
   investment ......................................          0.00          (  0.58)         (  0.72)           0.75
                                                          --------         --------         --------        --------
   Net income (loss) from operations ...............          0.05          (  0.02)            0.87            1.39
                                                          --------         --------         --------        --------
Accumulation unit value, end of year ...............      $  10.05         $   9.98         $  10.87        $  11.39
                                                          ========         ========         ========        ========
Total return .......................................          0.46 %        (  0.21)%           8.70 %         13.87 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     25         $     25         $     27        $     28
 Ratio of net investment income (loss) to average
  net assets .......................................          5.28 %          64.13 %         173.48 %         70.01 %

                                                             WRL
                                                            LKCM               WRL                  WRL                WRL
                                                          STRATEGIC            VKAM                ALGER              AEGON
                                                        TOTAL RETURN     EMERGING GROWTH     AGGRESSIVE GROWTH       BALANCED
                                                         SUBACCOUNT         SUBACCOUNT           SUBACCOUNT         SUBACCOUNT
                                                       --------------   -----------------   -------------------   -------------
                                                        DECEMBER 31,       DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                       --------------   -----------------   -------------------   -------------
                                                           1999(1)           1999(1)              1999(1)            1999(1)
                                                       --------------   -----------------   -------------------   -------------
CLASS C UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00             $  10.00           $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.55              1.56                 1.01               0.15
  Net realized and unrealized gain (loss) on
   investment ......................................       (  0.23)             0.55                 0.69            (  0.15)
                                                          --------          --------             --------           --------
   Net income (loss) from operations ...............          0.32              2.11                 1.70               0.00
                                                          --------          --------             --------           --------
Accumulation unit value, end of year ...............      $  10.32          $  12.11             $  11.70           $  10.00
                                                          ========          ========             ========           ========
Total return .......................................          3.16 %           21.08 %              17.05 %             0.01 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     26          $     30             $     29           $     25
 Ratio of net investment income (loss) to average
  net assets .......................................         61.80 %          163.83 %             106.09 %            16.83 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                              WRL                WRL              WRL             WRL
                                                           FEDERATED         DEAN ASSET        C.A.S.E.           NWQ
                                                        GROWTH & INCOME      ALLOCATION         GROWTH        VALUE EQUITY
                                                           SUBACCOUNT        SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
                                                       -----------------   --------------   --------------   -------------
                                                          DECEMBER 31,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                       -----------------   --------------   --------------   -------------
                                                            1999(1)            1999(1)          1999(1)         1999(1)
                                                       -----------------   --------------   --------------   -------------
CLASS C UNITS:
Accumulation unit value, beginning of year .........       $  10.00           $  10.00         $  10.00        $  10.00
 Income from operations:
  Net investment income (loss) .....................           0.47               0.28             0.54            0.20
  Net realized and unrealized gain (loss) on
   investment ......................................        (  0.40)           (  0.37)         (  0.49)           0.22
                                                           --------           --------         --------        --------
   Net income (loss) from operations ...............           0.07            (  0.09)            0.05            0.42
                                                           --------           --------         --------        --------
Accumulation unit value, end of year ...............       $  10.07           $   9.91         $  10.05        $  10.42
                                                           ========           ========         ========        ========
Total return .......................................           0.74 %          (  0.93)%           0.53 %          4.21 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........       $     25           $     25         $     25        $     26
 Ratio of net investment income (loss) to average
  net assets .......................................          54.01 %            32.57 %          61.53 %         22.95 %

                                                                WRL
                                                       GE/SCOTTISH EQUITABLE
                                                        INTERNATIONAL EQUITY
                                                             SUBACCOUNT
                                                      -----------------------
                                                            DECEMBER 31,
                                                      -----------------------
                                                              1999(1)
                                                      -----------------------
CLASS C UNITS:
Accumulation unit value, beginning of year ..........        $   10.00
 Income from operations:
  Net investment income (loss) ......................             0.53
  Net realized and unrealized gain (loss) on
   investment .......................................             0.59
                                                             ---------
   Net income (loss) from operations ................             1.12
                                                             ---------
Accumulation unit value, end of year ................        $   11.12
                                                             =========
Total return ........................................            11.24 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ...........        $      28
 Ratio of net investment income (loss) to average
  net assets ........................................            57.96 %

                                                            WRL            WRL                WRL
                                                            GE        THIRD AVENUE        J.P. MORGAN
                                                        U.S. EQUITY       VALUE      REAL ESTATE SECURITIES
                                                        SUBACCOUNT     SUBACCOUNT          SUBACCOUNT
                                                      -------------- -------------- -----------------------
                                                       DECEMBER 31,   DECEMBER 31,        DECEMBER 31,
                                                      -------------- -------------- -----------------------
                                                          1999(1)        1999(1)            1999(1)
                                                      -------------- -------------- -----------------------
CLASS C UNITS:
Accumulation unit value, beginning of year ..........   $   10.00      $   10.00           $   10.00
 Income from operations:
  Net investment income (loss) ......................        0.62           0.11                0.00
  Net realized and unrealized gain (loss) on
   investment .......................................     (  0.20)          0.55                0.40
                                                        ---------      ---------           ---------
   Net income (loss) from operations ................        0.42           0.66                0.40
                                                        ---------      ---------           ---------
Accumulation unit value, end of year ................   $   10.42      $   10.66           $   10.40
                                                        =========      =========           =========
Total return ........................................        4.24 %         6.60 %              3.98 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ...........   $      26      $      27           $      26
 Ratio of net investment income (loss) to average
  net assets ........................................       69.78 %        12.46 %              0.00 %


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                             WRL               WRL                WRL                WRL
                                                        GOLDMAN SACHS     GOLDMAN SACHS      T. ROWE PRICE      T. ROWE PRICE
                                                            GROWTH          SMALL CAP       DIVIDEND GROWTH       SMALL CAP
                                                          SUBACCOUNT        SUBACCOUNT         SUBACCOUNT        SUBACCOUNT
                                                       ---------------   ---------------   -----------------   --------------
                                                         DECEMBER 31,      DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                                       ---------------   ---------------   -----------------   --------------
                                                           1999(1)           1999(1)            1999(1)            1999(1)
                                                       ---------------   ---------------   -----------------   --------------
CLASS C UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00           $  10.00           $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.00              0.49               0.00               0.35
  Net realized and unrealized gain (loss) on
   investment ......................................          0.73              0.40            (  0.13)              1.05
                                                          --------          --------           --------           --------
   Net income (loss) from operations ...............          0.73              0.89            (  0.13)              1.40
                                                          --------          --------           --------           --------
Accumulation unit value, end of year ...............      $  10.73          $  10.89           $   9.87           $  11.40
                                                          ========          ========           ========           ========
Total return .......................................          7.31 %            8.91 %          (  1.28)%            13.98 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     27          $     27           $     25           $     28
 Ratio of net investment income (loss) to average
  net assets .......................................          0.00 %           54.08 %             0.00 %            38.09 %

                                                             WRL               WRL              WRL
                                                           SALOMON       PILGRIM BAXTER       DREYFUS
                                                           ALL CAP       MID CAP GROWTH       MID CAP
                                                         SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
                                                       --------------   ----------------   -------------
                                                        DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                       --------------   ----------------   -------------
                                                           1999(1)           1999(1)          1999(1)
                                                       --------------   ----------------   -------------
CLASS C UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00         $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.34              0.03             0.00
  Net realized and unrealized gain (loss) on
   investment ......................................          0.12              2.06             0.51
                                                          --------          --------         --------
   Net income (loss) from operations ...............          0.46              2.09             0.51
                                                          --------          --------         --------
Accumulation unit value, end of year ...............      $  10.46          $  12.09         $  10.51
                                                          ========          ========         ========
Total return .......................................          4.59 %           20.92 %           5.10 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     26          $     30         $     26
 Ratio of net investment income (loss) to average
  net assets .......................................         38.27 %            3.47 %           0.00 %


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                             WRL              WRL              WRL             WRL
                                                         J.P. MORGAN         AEGON            JANUS           JANUS
                                                        MONEY MARKET         BOND            GROWTH           GLOBAL
                                                         SUBACCOUNT       SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
                                                       --------------   --------------   --------------   -------------
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                       --------------   --------------   --------------   -------------
                                                           1999(1)          1999(1)          1999(1)         1999(1)
                                                       --------------   --------------   --------------   -------------
CLASS D UNITS:
Accumulation unit value, beginning of year .........      $  10.00         $  10.00         $  10.00        $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.05             0.56             1.59            0.64
  Net realized and unrealized gain (loss) on
   investment ......................................          0.00          (  0.58)         (  0.72)           0.75
                                                          --------         --------         --------        --------
   Net income (loss) from operations ...............          0.05          (  0.02)            0.87            1.39
                                                          --------         --------         --------        --------
Accumulation unit value, end of year ...............      $  10.05         $   9.98         $  10.87        $  11.39
                                                          ========         ========         ========        ========
Total return .......................................          0.46 %        (  0.21)%           8.70 %         13.87 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     25         $     25         $     27        $     28
 Ratio of net investment income (loss) to average
  net assets .......................................          5.28 %          64.13 %         173.48 %         70.01 %

                                                             WRL
                                                            LKCM               WRL                  WRL                WRL
                                                          STRATEGIC            VKAM                ALGER              AEGON
                                                        TOTAL RETURN     EMERGING GROWTH     AGGRESSIVE GROWTH       BALANCED
                                                         SUBACCOUNT         SUBACCOUNT           SUBACCOUNT         SUBACCOUNT
                                                       --------------   -----------------   -------------------   -------------
                                                        DECEMBER 31,       DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                       --------------   -----------------   -------------------   -------------
                                                           1999(1)           1999(1)              1999(1)            1999(1)
                                                       --------------   -----------------   -------------------   -------------
CLASS D UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00             $  10.00           $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.55              1.56                 1.01               0.15
  Net realized and unrealized gain (loss) on
   investment ......................................       (  0.23)             0.55                 0.69            (  0.15)
                                                          --------          --------             --------           --------
   Net income (loss) from operations ...............          0.32              2.11                 1.70               0.00
                                                          --------          --------             --------           --------
Accumulation unit value, end of year ...............      $  10.32          $  12.11             $  11.70           $  10.00
                                                          ========          ========             ========           ========
Total return .......................................          3.16 %           21.08 %              17.05 %             0.01 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     26          $     30             $     29           $     25
 Ratio of net investment income (loss) to average
  net assets .......................................         61.80 %          163.83 %             106.09 %            16.83 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                              WRL                  WRL                WRL             WRL
                                                           FEDERATED              DEAN             C.A.S.E.           NWQ
                                                        GROWTH & INCOME     ASSET ALLOCATION        GROWTH        VALUE EQUITY
                                                           SUBACCOUNT          SUBACCOUNT         SUBACCOUNT       SUBACCOUNT
                                                       -----------------   ------------------   --------------   -------------
                                                          DECEMBER 31,        DECEMBER 31,       DECEMBER 31,     DECEMBER 31,
                                                       -----------------   ------------------   --------------   -------------
                                                            1999(1)              1999(1)            1999(1)         1999(1)
                                                       -----------------   ------------------   --------------   -------------
CLASS D UNITS:
Accumulation unit value, beginning of year .........       $  10.00             $  10.00           $  10.00        $  10.00
 Income from operations:
  Net investment income (loss) .....................           0.47                 0.28               0.54            0.20
  Net realized and unrealized gain (loss) on
   investment ......................................        (  0.40)             (  0.37)           (  0.49)           0.22
                                                           --------             --------           --------        --------
   Net income (loss) from operations ...............           0.07              (  0.09)              0.05            0.42
                                                           --------             --------           --------        --------
Accumulation unit value, end of year ...............       $  10.07             $   9.91           $  10.05        $  10.42
                                                           ========             ========           ========        ========
Total return .......................................           0.74 %            (  0.93)%             0.53 %          4.21 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........       $     25             $     25           $     25        $     26
 Ratio of net investment income (loss) to average
  net assets .......................................          54.01 %              32.57 %            61.53 %         22.95 %

                                                                WRL
                                                       GE/SCOTTISH EQUITABLE
                                                        INTERNATIONAL EQUITY
                                                             SUBACCOUNT
                                                      -----------------------
                                                            DECEMBER 31,
                                                      -----------------------
                                                              1999(1)
                                                      -----------------------
CLASS D UNITS:
Accumulation unit value, beginning of year ..........        $   10.00
 Income from operations:
  Net investment income (loss) ......................             0.53
  Net realized and unrealized gain (loss) on
   investment .......................................             0.59
                                                             ---------
   Net income (loss) from operations ................             1.12
                                                             ---------
Accumulation unit value, end of year ................        $   11.12
                                                             =========
Total return ........................................            11.24 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ...........        $      28
 Ratio of net investment income (loss) to average
  net assets ........................................            57.96 %

                                                            WRL            WRL                WRL
                                                            GE        THIRD AVENUE        J.P. MORGAN
                                                        U.S. EQUITY       VALUE      REAL ESTATE SECURITIES
                                                        SUBACCOUNT     SUBACCOUNT          SUBACCOUNT
                                                      -------------- -------------- -----------------------
                                                       DECEMBER 31,   DECEMBER 31,        DECEMBER 31,
                                                      -------------- -------------- -----------------------
                                                          1999(1)        1999(1)            1999(1)
                                                      -------------- -------------- -----------------------
CLASS D UNITS:
Accumulation unit value, beginning of year ..........   $   10.00      $   10.00           $   10.00
 Income from operations:
  Net investment income (loss) ......................        0.62           0.11                0.00
  Net realized and unrealized gain (loss) on
   investment .......................................     (  0.20)          0.55                0.40
                                                        ---------      ---------           ---------
   Net income (loss) from operations ................        0.42           0.66                0.40
                                                        ---------      ---------           ---------
Accumulation unit value, end of year ................   $   10.42      $   10.66           $   10.40
                                                        =========      =========           =========
Total return ........................................        4.24 %         6.60 %              3.98 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ...........   $      26      $      27           $      26
 Ratio of net investment income (loss) to average
  net assets ........................................       69.78 %        12.46 %              0.00 %

See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT

FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED

                                                             WRL               WRL                WRL                WRL
                                                        GOLDMAN SACHS     GOLDMAN SACHS      T. ROWE PRICE      T. ROWE PRICE
                                                            GROWTH          SMALL CAP       DIVIDEND GROWTH       SMALL CAP
                                                          SUBACCOUNT        SUBACCOUNT         SUBACCOUNT        SUBACCOUNT
                                                       ---------------   ---------------   -----------------   --------------
                                                         DECEMBER 31,      DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                                       ---------------   ---------------   -----------------   --------------
                                                           1999(1)           1999(1)            1999(1)            1999(1)
                                                       ---------------   ---------------   -----------------   --------------
CLASS D UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00           $  10.00           $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.00              0.49               0.00               0.35
  Net realized and unrealized gain (loss) on
   investment ......................................          0.73              0.40            (  0.13)              1.05
                                                          --------          --------           --------           --------
   Net income (loss) from operations ...............          0.73              0.89            (  0.13)              1.40
                                                          --------          --------           --------           --------
Accumulation unit value, end of year ...............      $  10.73          $  10.89           $   9.87           $  11.40
                                                          ========          ========           ========           ========
Total return .......................................          7.31 %            8.91 %          (  1.28)%            13.98 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     27          $     27           $     25           $     28
 Ratio of net investment income (loss) to average
  net assets .......................................          0.00 %           54.08 %             0.00 %            38.09 %

                                                             WRL               WRL              WRL
                                                           SALOMON       PILGRIM BAXTER       DREYFUS
                                                           ALL CAP       MID CAP GROWTH       MID CAP
                                                         SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
                                                       --------------   ----------------   -------------
                                                        DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                       --------------   ----------------   -------------
                                                           1999(1)           1999(1)          1999(1)
                                                       --------------   ----------------   -------------
CLASS D UNITS:
Accumulation unit value, beginning of year .........      $  10.00          $  10.00         $  10.00
 Income from operations:
  Net investment income (loss) .....................          0.34              0.03             0.00
  Net realized and unrealized gain (loss) on
   investment ......................................          0.12              2.06             0.51
                                                          --------          --------         --------
   Net income (loss) from operations ...............          0.46              2.09             0.51
                                                          --------          --------         --------
Accumulation unit value, end of year ...............      $  10.46          $  12.09         $  10.51
                                                          ========          ========         ========
Total return .......................................          4.59 %           20.92 %           5.10 %
Ratios and supplemental data:
 Net assets at end of year (in thousands) ..........      $     26          $     30         $     26
 Ratio of net investment income (loss) to average
  net assets .......................................         38.27 %            3.47 %           0.00 %


See Notes to the Financial Statements, which is an integral part of this report.

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS
AT DECEMBER 31, 1999

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The WRL Series Annuity Account (the "Annuity Account"), was established as a variable accumulation deferred annuity separate account of Western Reserve Life Assurance Co. of Ohio ("WRL" or the "depositor") and is registered as a unit investment trust under the Investment Company Act of 1940, as amended. The Annuity Account encompasses various contract types:

Class A:   WRL Freedom Variable Annuity
           WRL Freedom Attainer
Class B:   WRL Freedom Bellwether
           WRL Freedom Conqueror
           WRL Freedom Creator
           WRL Freedom Premier
Class C:   WRL Freedom Premier
           WRL Freedom Access
Class D:   WRL Freedom Access

Each contract type contains twenty-three investment options referred to as subaccounts. Each subaccount invests in the corresponding Portfolio of the WRL Series Fund, Inc. (collectively referred to as the "Fund" and individually as a "Portfolio"), a registered management investment company under the Investment Company Act of 1940, as amended.

The Fund has entered into annually renewable investment advisory agreements for each Portfolio with WRL Investment Management, Inc. ("WRL Management") as investment adviser. Costs incurred in connection with the advisory services rendered by WRL Management are paid by each Portfolio. WRL Management has entered into sub-advisory agreements with various management companies ("Sub-Advisers"), some of which are affiliates of WRL. Each sub-adviser is compensated directly by WRL Management.

Effective May 1, 1999 the names on the following subaccounts were changed:

SUBACCOUNT                                FORMERLY
--------------------------   ----------------------------------
WRL J.P. Morgan Money        Money Market Subaccount
  Market
WRL AEGON Bond               Bond Subaccount
WRL Janus Growth             Growth Subaccount
WRL Janus Global             Global Subaccount
WRL LKCM Strategic           Strategic Total Return Subaccount
  Total Return
WRL VKAM Emerging            Emerging Growth Subaccount
  Growth
WRL Alger Aggressive         Aggressive Growth Subaccount
  Growth
WRL AEGON Balanced           Balanced Subaccount
WRL Federated Growth &       Growth & Income Subaccount
  Income
WRL Dean Asset               Tactical Asset Allocation
  Allocation                 Subaccount
WRL C.A.S.E. Growth          C.A.S.E. Growth Subaccount
WRL NWQ Value Equity         Value Equity Subaccount
WRL GE/Scottish              International Equity Subaccount
  Equitable International
  Equity
WRL GE U.S. Equity           U.S. Equity Subaccount
WRL Third Avenue Value       Third Avenue Value Subaccount
WRL J.P. Morgan Real         Real Estate Securities Subaccount
  Estate Securities

On January 20, 1999, the Annuity Account received approval from the Securities and Exchange Commission pursuant to an exemptive order (Rel. No. IC - 23657) for the substitution of securities issued by WRL Series Fund, Inc., and held by the Annuity Account to support individual flexible premium

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 1 -- (CONTINUED)
deferred variable annuity contracts, investments were transferred from the Global Sector Subaccount to the WRL Janus Global Subaccount.

The Financial Statements reflect a full twelve month period for each year reported on, except as follows: CLASS A AND CLASS B

SUBACCOUNT                                  INCEPTION DATE
----------------------------------------   ---------------
WRL Dean Asset Allocation                      01/03/1995
WRL C.A.S.E. Growth                            05/01/1996
WRL NWQ Value Equity                           05/01/1996
WRL GE/Scottish Equitable International
  Equity                                       01/02/1997
WRL GE U.S. Equity                             01/02/1997
WRL Third Avenue Value                         01/02/1998
WRL J.P. Morgan Real Estate Securities         05/01/1998
WRL Goldman Sachs Growth                       05/03/1999
WRL T. Rowe Price Dividend Growth              05/03/1999
WRL T. Rowe Price Small Cap                    05/03/1999
WRL Salomon All Cap                            05/03/1999
WRL Pilgrim Baxter Mid Cap Growth              05/03/1999
WRL Dreyfus Mid Cap                            05/03/1999

On May 3, 1999, the inception date of the following subaccounts, WRL made initial contributions totaling $ 3,500,000 to the Annuity Account. The respective amounts of the contributions and units received are as follows:

CLASS A AND CLASS B


SUBACCOUNT                             CONTRIBUTION      UNITS
-----------------------------------   --------------   ---------
WRL Goldman Sachs Growth              $ 250,000        25,000
WRL Goldman Sachs Small Cap             250,000        25,000
WRL T. Rowe Price Dividend Growth       250,000        25,000
WRL T. Rowe Price Small Cap             250,000        25,000
WRL Salomon All Cap                     250,000        25,000
WRL Pilgrim Baxter Mid Cap Growth       250,000        25,000
WRL Dreyfus Mid Cap                     250,000        25,000

On November 30, 1999, the inception date of Class C and Class D subaccounts, WRL made initial contributions of $ 25,000 for 2,500 units for each subaccount totaling $ 1,150,000 to the Annuity Account.

The Annuity Account holds assets to support the benefits under certain flexible payment variable accumulation deferred annuity contracts (the "Contracts") issued by WRL. The Annuity Account equity transactions are accounted for using the appropriate effective date at the corresponding accumulation unit value.

The following significant accounting policies, which are in conformity with accounting principles generally accepted in the United States, have been consistently applied in the preparation of the Annuity Account Financial Statements. The preparation of the Financial Statements required management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

A. VALUATION OF INVESTMENTS AND SECURITIES TRANSACTIONS

Investments in the Fund's shares are valued at the closing net asset value ("NAV") per share of the underlying Portfolio, as determined by the Fund. Investment transactions are accounted for on the trade date at the Portfolio NAV next determined after receipt of sale or redemption orders without sales charges. Dividend income and capital gains distributions are recorded on the ex-dividend date. The cost of investments sold is determined on a first-in, first-out basis.

B. FEDERAL INCOME TAXES

The operations of the Annuity Account are a part of and are taxed with the total operations of WRL, which is taxed as a life insurance company under the Internal Revenue Code. Under the current Internal Revenue Code, the investment income of the Annuity Account, including realized and unrealized capital gains, is not taxable to WRL. Accordingly, no provision for Federal income taxes has been made.

NOTE 2 -- CHARGES AND DEDUCTIONS

Charges are assessed by WRL in connection with the issuance and administration of the Contracts.

A. CONTRACT CHARGES

No deduction for sales expenses is made from the purchase payments. A contingent deferred sales charge may, however, be assessed against contract values when withdrawn or surrendered. On each anniversary through maturity date, WRL will deduct an annual contract charge as partial compensation for providing administrative services under the Contracts.

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 2 -- (CONTINUED)
B. SUBACCOUNT CHARGES

A daily charge as a percentage of average daily net assets is assessed to compensate WRL for assumption of mortality and expense risks and administrative services in connection with issuance and administration of the Contracts. This charge (not assessed at the individual contract level) effectively reduces the value of a unit outstanding during the year. The following reflects the annual rate for daily charges as assessed by each Annuity Account class:

Class A   1.25%
Class B   1.40%
Class C   1.65%
Class D   1.80%

NOTE 3 -- DIVIDEND DISTRIBUTIONS


Dividends are not declared by the Annuity Account, since the increase in the value of the underlying investment in the Fund is reflected daily in the accumulation unit price used to calculate the equity value within the Annuity Account. Consequently, a dividend distribution by the underlying Fund does not change either the accumulation unit price or equity values within the Annuity Account.


NOTE 4 --SECURITIES TRANSACTIONS


Securities transactions for the year ended December 31, 1999, are as follows (in thousands):


                                      PURCHASES       PROCEEDS
                                         OF          FROM SALES
SUBACCOUNT                           SECURITIES     OF SECURITIES
---------------------------------   ------------   --------------
WRL J.P. Morgan Money Market        $ 864,574      $ 640,263
WRL AEGON Bond                         41,367         48,922
WRL Janus Growth                      777,038        252,442
WRL Janus Global                      290,487        178,616
WRL LKCM Strategic Total Return        83,858         73,967
WRL VKAM Emerging Growth              426,493        193,184
WRL Alger Aggressive Growth           228,337         83,885
WRL AEGON Balanced                     22,833         13,544
WRL Federated Growth & Income          16,326         21,412
WRL Dean Asset Allocation              19,892         91,702
WRL C.A.S.E. Growth                    51,139         47,220
WRL NWQ Value Equity                   49,991         75,921
WRL GE/Scottish Equitable
   International Equity               195,762        200,996
WRL GE U.S. Equity                     93,027         46,602
WRL Third Avenue Value                  6,186          7,602
WRL J.P. Morgan Real Estate
   Securities                           5,862          5,414
WRL Goldman Sachs Growth                7,723          1,532
WRL Goldman Sachs Small Cap             6,670          4,609
WRL T. Rowe Price Dividend
   Growth                              10,188          1,614
WRL T. Rowe Price Small Cap            15,157          8,292
WRL Salomon All Cap                    11,652          5,845
WRL Pilgrim Baxter Mid Cap
   Growth                              29,715          8,086
WRL Dreyfus Mid Cap                     3,974          1,091


NOTE 5 -- FINANCIAL HIGHLIGHTS

Per unit information has been computed using average units outstanding throughout the year. Total return is not annualized for periods less than one year. The ratio of net investment income (loss) to average net assets is annualized for periods less than one year.

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- EQUITY TRANSACTIONS
          (All amounts in thousands)


                                                                                      WRL
                                                                                  J.P. MORGAN
                                                                                 MONEY MARKET
                                                                                  SUBACCOUNT
                                                                         -----------------------------
                                                                                 DECEMBER 31,
                                                                         -----------------------------
                                                                             1999(1)          1998
                                                                         --------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ................................         3,396         2,861
  Units issued .........................................................        15,925        12,716
  Units redeemed .......................................................       (12,803)      (12,181)
                                                                               -------       -------
  Units outstanding - end of year ......................................         6,518         3,396
                                                                               =======       =======
 Class B:
  Units outstanding - beginning of year ................................         7,839         5,383
  Units issued .........................................................       109,714        42,233
  Units redeemed .......................................................       (95,829)      (39,777)
                                                                               -------       -------
  Units outstanding - end of year ......................................        21,724         7,839
                                                                               =======       =======
 Class C:
  Units outstanding - beginning of year ................................             0
  Units issued .........................................................             3
  Units redeemed .......................................................             0
                                                                               -------
  Units outstanding - end of year ......................................             3
                                                                               =======
 Class D:
  Units outstanding - beginning of year ................................             0
  Units issued .........................................................             3
  Units redeemed .......................................................             0
                                                                               -------
  Units oustanding - end of year .......................................             3
                                                                               =======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ...........................................  $    232,910    $  179,547
  Cost of units redeemed ...............................................      (187,224)     (172,316)
                                                                          ------------    ----------
  Increase (decrease) in net assets from capital unit transactions .....  $     45,686    $    7,231
                                                                          ============    ==========
 Class B:
  Proceeds from units issued ...........................................  $  1,338,148    $  498,610
  Cost of units redeemed ...............................................    (1,168,282)     (469,987)
                                                                          ------------    ----------
  Increase (decrease) in net assets from capital unit transactions .....  $    169,866    $   28,623
                                                                          ============    ==========
 Class C:
  Proceeds from units issued ...........................................  $         25
  Cost of units redeemed ...............................................             0
                                                                          ------------
  Increase (decrease) in net assets from capital unit transactions .....  $         25
                                                                          ============
 Class D:
  Proceeds from units issued ...........................................  $         25
  Cost of units redeemed ...............................................             0
                                                                          ------------
  Increase (decrease) in net assets from capital unit transactions .....  $         25
                                                                          ============

                                                                                     WRL                         WRL
                                                                                    AEGON                       JANUS
                                                                                    BOND                       GROWTH
                                                                                 SUBACCOUNT                  SUBACCOUNT
                                                                         --------------------------- ---------------------------
                                                                                DECEMBER 31,                DECEMBER 31,
                                                                         --------------------------- ---------------------------
                                                                             1999(1)        1998        1999(1)         1998
                                                                         -------------- ------------ ------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ................................        2,415        2,360        13,063        14,842
  Units issued .........................................................          739        1,411         2,081         2,325
  Units redeemed .......................................................       (1,311)      (1,356)       (3,313)       (4,104)
                                                                               ------       ------        ------        ------
  Units outstanding - end of year ......................................        1,843        2,415        11,831        13,063
                                                                               ======       ======        ======        ======
 Class B:
  Units outstanding - beginning of year ................................        6,351        4,801        27,435        23,273
  Units issued .........................................................        4,449        5,846        18,424        14,632
  Units redeemed .......................................................       (4,519)      (4,296)      (13,584)      (10,470)
                                                                               ------       ------       -------       -------
  Units outstanding - end of year ......................................        6,281        6,351        32,275        27,435
                                                                               ======       ======       =======       =======
 Class C:
  Units outstanding - beginning of year ................................            0                          0
  Units issued .........................................................            3                          3
  Units redeemed .......................................................            0                          0
                                                                               ------                    -------
  Units outstanding - end of year ......................................            3                          3
                                                                               ======                    =======
 Class D:
  Units outstanding - beginning of year ................................            0                          0
  Units issued .........................................................            3                          3
  Units redeemed .......................................................            0                          0
                                                                               ------                    -------
  Units oustanding - end of year .......................................            3                          3
                                                                               ======                    =======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ...........................................   $   15,202    $  29,044    $  152,871    $  115,049
  Cost of units redeemed ...............................................      (26,921)     (27,598)     (244,654)     (196,117)
                                                                           ----------    ---------    ----------    ----------
  Increase (decrease) in net assets from capital unit transactions .....   $  (11,719)   $   1,446    $  (91,783)   $  (81,068)
                                                                           ==========    =========    ==========    ==========
 Class B:
  Proceeds from units issued ...........................................   $   62,733    $  82,089    $  658,516    $  349,932
  Cost of units redeemed ...............................................      (63,678)     (60,281)     (486,621)     (245,125)
                                                                           ----------    ---------    ----------    ----------
  Increase (decrease) in net assets from capital unit transactions .....   $     (945)   $  21,808    $  171,895    $  104,807
                                                                           ==========    =========    ==========    ==========
 Class C:
  Proceeds from units issued ...........................................   $       25                 $       25
  Cost of units redeemed ...............................................            0                          0
                                                                           ----------                 ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25                 $       25
                                                                           ==========                 ==========
 Class D:
  Proceeds from units issued ...........................................   $       25                 $       25
  Cost of units redeemed ...............................................            0                          0
                                                                           ----------                 ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25                 $       25
                                                                           ==========                 ==========

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)

                           (All amounts in thousands)

                                                                                      WRL
                                                                                     JANUS
                                                                                    GLOBAL
                                                                                  SUBACCOUNT
                                                                         -----------------------------
                                                                                 DECEMBER 31,
                                                                         -----------------------------
                                                                             1999(1)         1998
                                                                         -------------- --------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ................................        9,640         10,843
  Units issued .........................................................        1,729          2,177
  Units redeemed .......................................................       (2,602)        (3,380)
                                                                               ------         ------
  Units outstanding - end of year ......................................        8,767          9,640
                                                                               ======         ======
 Class B:
  Units outstanding - beginning of year ................................       17,105         15,530
  Units issued .........................................................       11,751          8,478
  Units redeemed .......................................................       (9,981)        (6,903)
                                                                               ------         ------
  Units outstanding - end of year ......................................       18,875         17,105
                                                                               ======         ======
 Class C:
  Units outstanding - beginning of year ................................            0
  Units issued .........................................................            3
  Units redeemed .......................................................            0
                                                                               ------
  Units outstanding - end of year ......................................            3
                                                                               ======
 Class D:
  Units outstanding - beginning of year ................................            0
  Units issued .........................................................            3
  Units redeemed .......................................................            0
                                                                               ------
  Units oustanding - end of year .......................................            3
                                                                               ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ...........................................   $   61,533     $   60,997
  Cost of units redeemed ...............................................      (92,690)       (93,858)
                                                                           ----------     ----------
  Increase (decrease) in net assets from capital unit transactions .....   $  (31,157)    $  (32,861)
                                                                           ==========     ==========
 Class B:
  Proceeds from units issued ...........................................   $  418,291     $  236,884
  Cost of units redeemed ...............................................     (356,658)      (190,550)
                                                                           ----------     ----------
  Increase (decrease) in net assets from capital unit transactions .....   $   61,633     $   46,334
                                                                           ==========     ==========
 Class C:
  Proceeds from units issued ...........................................   $       25
  Cost of units redeemed ...............................................            0
                                                                           ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25
                                                                           ==========
 Class D:
  Proceeds from units issued ...........................................   $       25
  Cost of units redeemed ...............................................            0
                                                                           ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25
                                                                           ==========

                           (All amounts in thousands)
                                                                                      WRL                   WRL
                                                                                     LKCM                  VKAM
                                                                                   STRATEGIC             EMERGING
                                                                                 TOTAL RETURN             GROWTH
                                                                                  SUBACCOUNT            SUBACCOUNT
                                                                         ----------------------------- -------------
                                                                                 DECEMBER 31,          DECEMBER 31,
                                                                         ----------------------------- -------------
                                                                             1999(1)         1998         1999(1)
                                                                         -------------- -------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ................................        7,983          8,831         6,443
  Units issued .........................................................        1,196          1,416         2,008
  Units redeemed .......................................................       (2,139)        (2,264)       (2,297)
                                                                               ------         ------        ------
  Units outstanding - end of year ......................................        7,040          7,983         6,154
                                                                               ======         ======        ======
 Class B:
  Units outstanding - beginning of year ................................       16,462         15,125        12,279
  Units issued .........................................................        6,053          5,389        10,810
  Units redeemed .......................................................       (6,378)        (4,052)       (8,910)
                                                                               ------         ------        ------
  Units outstanding - end of year ......................................       16,137         16,462        14,179
                                                                               ======         ======        ======
 Class C:
  Units outstanding - beginning of year ................................            0                            0
  Units issued .........................................................            3                            3
  Units redeemed .......................................................            0                            0
                                                                               ------                       ------
  Units outstanding - end of year ......................................            3                            3
                                                                               ======                       ======
 Class D:
  Units outstanding - beginning of year ................................            0                            0
  Units issued .........................................................            3                            3
  Units redeemed .......................................................            0                            0
                                                                               ------                       ------
  Units oustanding - end of year .......................................            3                            3
                                                                               ======                       ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ...........................................   $   24,844     $   27,037    $   79,034
  Cost of units redeemed ...............................................      (44,414)       (43,014)      (88,629)
                                                                           ----------     ----------    ----------
  Increase (decrease) in net assets from capital unit transactions .....   $  (19,570)    $  (15,977)   $   (9,595)
                                                                           ==========     ==========    ==========
 Class B:
  Proceeds from units issued ...........................................   $  124,950     $  101,973    $  422,476
  Cost of units redeemed ...............................................     (131,518)       (76,391)     (349,138)
                                                                           ----------     ----------    ----------
  Increase (decrease) in net assets from capital unit transactions .....   $   (6,568)    $   25,582    $   73,338
                                                                           ==========     ==========    ==========
 Class C:
  Proceeds from units issued ...........................................   $       25                   $       25
  Cost of units redeemed ...............................................            0                            0
                                                                           ----------                   ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25                   $       25
                                                                           ==========                   ==========
 Class D:
  Proceeds from units issued ...........................................   $       25                   $       25
  Cost of units redeemed ...............................................            0                            0
                                                                           ----------                   ----------
  Increase (decrease) in net assets from capital unit transactions .....   $       25                   $       25
                                                                           ==========                   ==========

                           (All amounts in thousands)
                                                                              WRL
                                                                              VKAM
                                                                         EMERGING GROWTH
                                                                           SUBACCOUNT
                                                                         --------------
                                                                          DECEMBER 31,
                                                                         --------------
                                                                              1998
                                                                         --------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ................................        7,180
  Units issued .........................................................        1,612
  Units redeemed .......................................................       (2,349)
                                                                               ------
  Units outstanding - end of year ......................................        6,443
                                                                               ======
 Class B:
  Units outstanding - beginning of year ................................       11,279
  Units issued .........................................................        6,337
  Units redeemed .......................................................       (5,337)
                                                                               ------
  Units outstanding - end of year ......................................       12,279
                                                                               ======
 Class C:
  Units outstanding - beginning of year ................................
  Units issued .........................................................
  Units redeemed .......................................................
  Units outstanding - end of year ......................................
 Class D:
  Units outstanding - beginning of year ................................
  Units issued .........................................................
  Units redeemed .......................................................
  Units oustanding - end of year .......................................
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ...........................................   $   41,762
  Cost of units redeemed ...............................................      (59,102)
                                                                           ----------
  Increase (decrease) in net assets from capital unit transactions .....   $  (17,340)
                                                                           ==========
 Class B:
  Proceeds from units issued ...........................................   $  162,954
  Cost of units redeemed ...............................................     (135,066)
                                                                           ----------
  Increase (decrease) in net assets from capital unit transactions .....   $   27,888
                                                                           ==========
 Class C:
  Proceeds from units issued ...........................................
  Cost of units redeemed ...............................................
  Increase (decrease) in net assets from capital unit transactions .....
 Class D:
  Proceeds from units issued ...........................................
  Cost of units redeemed ...............................................
  Increase (decrease) in net assets from capital unit transactions .....

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)
                           (All amounts in thousands)

                                                                                WRL
                                                                               ALGER
                                                                         AGGRESSIVE GROWTH
                                                                            SUBACCOUNT
                                                                    ---------------------------
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1999(1)         1998
                                                                    ------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................       4,069         4,173
  Units issued ....................................................       1,440         1,588
  Units redeemed ..................................................      (1,611)       (1,692)
                                                                         ------        ------
  Units outstanding - end of year .................................       3,898         4,069
                                                                         ======        ======
 Class B:
  Units outstanding - beginning of year ...........................      10,807         9,141
  Units issued ....................................................       8,405         6,364
  Units redeemed ..................................................      (5,960)       (4,698)
                                                                         ------        ------
  Units outstanding - end of year .................................      13,252        10,807
                                                                         ======        ======
 Class C:
  Units outstanding - beginning of year ...........................           0
  Units issued ....................................................           3
  Units redeemed ..................................................           0
                                                                         ------
  Units outstanding - end of year .................................           3
                                                                         ======
 Class D:
  Units outstanding - beginning of year ...........................           0
  Units issued ....................................................           3
  Units redeemed ..................................................           0
                                                                         ------
  Units oustanding - end of year ..................................           3
                                                                         ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................  $   44,279     $  33,380
  Cost of units redeemed ..........................................     (48,859)      (34,274)
                                                                     ----------     ---------
  Increase (decrease) in net assets from capital unit transactions   $   (4,580)    $    (894)
                                                                     ==========     =========
 Class B:
  Proceeds from units issued ......................................  $  257,678     $ 134,461
  Cost of units redeemed ..........................................    (182,530)      (97,234)
                                                                     ----------     ---------
  Increase (decrease) in net assets from capital unit transactions   $   75,148     $  37,227
                                                                     ==========     =========
 Class C:
  Proceeds from units issued ......................................  $       25
  Cost of units redeemed ..........................................           0
                                                                     ----------
  Increase (decrease) in net assets from capital unit transactions   $       25
                                                                     ==========
 Class D:
  Proceeds from units issued ......................................  $       25
  Cost of units redeemed ..........................................           0
                                                                     ----------
  Increase (decrease) in net assets from capital unit transactions   $       25
                                                                     ==========

                                                                               WRL                       WRL
                                                                              AEGON                   FEDERATED
                                                                            BALANCED               GROWTH & INCOME
                                                                           SUBACCOUNT                SUBACCOUNT
                                                                    ------------------------- -------------------------
                                                                          DECEMBER 31,              DECEMBER 31,
                                                                    ------------------------- -------------------------
                                                                       1999(1)       1998        1999(1)        1998
                                                                    ------------ ------------ ------------- -----------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................      1,336        1,239         1,021          885
  Units issued ....................................................        688          652           225          654
  Units redeemed ..................................................       (571)        (555)         (504)        (518)
                                                                         -----        -----         -----         ----
  Units outstanding - end of year .................................      1,453        1,336           742        1,021
                                                                         =====        =====         =====        =====
 Class B:
  Units outstanding - beginning of year ...........................      4,024        3,157         3,248        2,316
  Units issued ....................................................      2,279        2,021         1,704        2,664
  Units redeemed ..................................................     (1,836)      (1,154)       (1,928)      (1,732)
                                                                        ------       ------        ------       ------
  Units outstanding - end of year .................................      4,467        4,024         3,024        3,248
                                                                        ======       ======        ======       ======
 Class C:
  Units outstanding - beginning of year ...........................          0                          0
  Units issued ....................................................          3                          3
  Units redeemed ..................................................          0                          0
                                                                        ------                     ------
  Units outstanding - end of year .................................          3                          3
                                                                        ======                     ======
 Class D:
  Units outstanding - beginning of year ...........................          0                          0
  Units issued ....................................................          3                          3
  Units redeemed ..................................................          0                          0
                                                                        ------                     ------
  Units oustanding - end of year ..................................          3                          3
                                                                        ======                     ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................  $  10,368    $   9,298     $   3,553    $  10,307
  Cost of units redeemed ..........................................     (8,530)      (7,930)       (7,926)      (8,136)
                                                                     ---------    ---------     ---------    ---------
  Increase (decrease) in net assets from capital unit transactions   $   1,838    $   1,368     $  (4,373)   $   2,171
                                                                     =========    =========     =========    =========
 Class B:
  Proceeds from units issued ......................................  $  33,951    $  28,613     $  26,708    $  41,704
  Cost of units redeemed ..........................................    (27,230)     (16,289)      (30,115)     (27,088)
                                                                     ---------    ---------     ---------    ---------
  Increase (decrease) in net assets from capital unit transactions   $   6,721    $  12,324     $  (3,407)   $  14,616
                                                                     =========    =========     =========    =========
 Class C:
  Proceeds from units issued ......................................  $      25                  $      25
  Cost of units redeemed ..........................................          0                          0
                                                                     ---------                  ---------
  Increase (decrease) in net assets from capital unit transactions   $      25                  $      25
                                                                     =========                  =========
 Class D:
  Proceeds from units issued ......................................  $      25                  $      25
  Cost of units redeemed ..........................................          0                          0
                                                                     ---------                  ---------
  Increase (decrease) in net assets from capital unit transactions   $      25                  $      25
                                                                     =========                  =========

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)
                           (All amounts in thousands)

                                                                                WRL                        WRL
                                                                            DEAN ASSET                   C.A.S.E.
                                                                            ALLOCATION                    GROWTH
                                                                            SUBACCOUNT                  SUBACCOUNT
                                                                    --------------------------- --------------------------
                                                                           DECEMBER 31,                DECEMBER 31,
                                                                    --------------------------- --------------------------
                                                                        1999(1)        1998        1999(1)        1998
                                                                    -------------- ------------ ------------ -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................        5,174        5,049          887         1,121
  Units issued ....................................................          850        1,544          789           538
  Units redeemed ..................................................       (2,179)      (1,419)        (992)         (772)
                                                                          ------       ------         ----         -----
  Units outstanding - end of year .................................        3,845        5,174          684           887
                                                                          ======       ======         ====         =====
 Class B:
  Units outstanding - beginning of year ...........................       14,496       12,633        3,043         2,618
  Units issued ....................................................        3,195        5,679        3,570         1,879
  Units redeemed ..................................................       (6,752)      (3,816)      (3,476)       (1,454)
                                                                          ------       ------       ------        ------
  Units outstanding - end of year .................................       10,939       14,496        3,137         3,043
                                                                          ======       ======       ======        ======
 Class C:
  Units outstanding - beginning of year ...........................            0                         0
  Units issued ....................................................            3                         3
  Units redeemed ..................................................            0                         0
                                                                          ------                    ------
  Units outstanding - end of year .................................            3                         3
                                                                          ======                    ======
 Class D:
  Units outstanding - beginning of year ...........................            0                         0
  Units issued ....................................................            3                         3
  Units redeemed ..................................................            0                         0
                                                                          ------                    ------
  Units oustanding - end of year ..................................            3                         3
                                                                          ======                    ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................   $   13,824    $  24,856    $  15,227     $   8,282
  Cost of units redeemed ..........................................      (35,141)     (22,698)     (18,868)      (12,019)
                                                                      ----------    ---------    ---------     ---------
  Increase (decrease) in net assets from capital unit transactions    $  (21,317)   $   2,158    $  (3,641)    $  (3,737)
                                                                      ==========    =========    =========     =========
 Class B:
  Proceeds from units issued ......................................   $   51,728    $  90,625    $  52,397     $  22,803
  Cost of units redeemed ..........................................     (107,838)     (60,672)     (50,557)      (17,320)
                                                                      ----------    ---------    ---------     ---------
  Increase (decrease) in net assets from capital unit transactions    $  (56,110)   $  29,953    $   1,840     $   5,483
                                                                      ==========    =========    =========     =========
 Class C:
  Proceeds from units issued ......................................   $       25                 $      25
  Cost of units redeemed ..........................................            0                         0
                                                                      ----------                 ---------
  Increase (decrease) in net assets from capital unit transactions    $       25                 $      25
                                                                      ==========                 =========
 Class D:
  Proceeds from units issued ......................................   $       25                 $      25
  Cost of units redeemed ..........................................            0                         0
                                                                      ----------                 ---------
  Increase (decrease) in net assets from capital unit transactions    $       25                 $      25
                                                                      ==========                 =========

                                                                                WRL
                                                                                NWQ
                                                                            VALUE EQUITY
                                                                             SUBACCOUNT
                                                                    ----------------------------
                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1999(1)         1998
                                                                    -------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................        2,964         3,562
  Units issued ....................................................        1,392         2,145
  Units redeemed ..................................................       (1,985)       (2,743)
                                                                          ------        ------
  Units outstanding - end of year .................................        2,371         2,964
                                                                          ======        ======
 Class B:
  Units outstanding - beginning of year ...........................        7,103         7,035
  Units issued ....................................................        5,308         5,002
  Units redeemed ..................................................       (6,832)       (4,934)
                                                                          ------        ------
  Units outstanding - end of year .................................        5,579         7,103
                                                                          ======        ======
 Class C:
  Units outstanding - beginning of year ...........................            0
  Units issued ....................................................            3
  Units redeemed ..................................................            0
                                                                          ------
  Units outstanding - end of year .................................            3
                                                                          ======
 Class D:
  Units outstanding - beginning of year ...........................            0
  Units issued ....................................................            3
  Units redeemed ..................................................            0
                                                                          ------
  Units oustanding - end of year ..................................            3
                                                                          ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................   $   19,668     $  29,077
  Cost of units redeemed ..........................................      (27,513)      (36,336)
                                                                      ----------     ---------
  Increase (decrease) in net assets from capital unit transactions    $   (7,845)    $  (7,259)
                                                                      ==========     =========
 Class B:
  Proceeds from units issued ......................................   $   75,522     $  69,109
  Cost of units redeemed ..........................................      (94,761)      (65,328)
                                                                      ----------     ---------
  Increase (decrease) in net assets from capital unit transactions    $  (19,239)    $   3,781
                                                                      ==========     =========
 Class C:
  Proceeds from units issued ......................................   $       25
  Cost of units redeemed ..........................................            0
                                                                      ----------
  Increase (decrease) in net assets from capital unit transactions    $       25
                                                                      ==========
 Class D:
  Proceeds from units issued ......................................   $       25
  Cost of units redeemed ..........................................            0
                                                                      ----------
  Increase (decrease) in net assets from capital unit transactions    $       25
                                                                      ==========

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)
                           (All amounts in thousands)

                                                                               WRL
                                                                      GE/SCOTTISH EQUITABLE
                                                                       INTERNATIONAL EQUITY
                                                                            SUBACCOUNT
                                                                    --------------------------
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       1999(1)        1998
                                                                    ------------- ------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................         573          601
  Units issued ....................................................         281          665
  Units redeemed ..................................................        (451)        (693)
                                                                           ----         ----
  Units outstanding - end of year .................................         403          573
                                                                           ====         ====
 Class B:
  Units outstanding - beginning of year ...........................       1,642        1,051
  Units issued ....................................................      17,277        1,776
  Units redeemed ..................................................     (17,511)      (1,185)
                                                                        -------       ------
  Units outstanding - end of year .................................       1,408        1,642
                                                                        =======       ======
 Class C:
  Units outstanding - beginning of year ...........................           0
  Units issued ....................................................           3
  Units redeemed ..................................................           0
                                                                        -------
  Units outstanding - end of year .................................           3
                                                                        =======
 Class D:
  Units outstanding - beginning of year ...........................           0
  Units issued ....................................................           3
  Units redeemed ..................................................           0
                                                                        -------
  Units oustanding - end of year ..................................           3
                                                                        =======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................  $    3,420    $   7,942
  Cost of units redeemed ..........................................      (5,503)      (8,214)
                                                                     ----------    ---------
  Increase (decrease) in net assets from capital unit transactions   $   (2,083)   $    (272)
                                                                     ==========    =========
 Class B:
  Proceeds from units issued ......................................  $  205,933    $  20,738
  Cost of units redeemed ..........................................    (210,008)     (13,578)
                                                                     ----------    ---------
  Increase (decrease) in net assets from capital unit transactions   $   (4,075)   $   7,160
                                                                     ==========    =========
 Class C:
  Proceeds from units issued ......................................  $       25
  Cost of units redeemed ..........................................           0
                                                                     ----------
  Increase (decrease) in net assets from capital unit transactions   $       25
                                                                     ==========
 Class D:
  Proceeds from units issued ......................................  $       25
  Cost of units redeemed ..........................................           0
                                                                     ----------
  Increase (decrease) in net assets from capital unit transactions   $       25
                                                                     ==========


                                                                               WRL                        WRL
                                                                                GE                   THIRD AVENUE
                                                                           U.S. EQUITY                   VALUE
                                                                            SUBACCOUNT                SUBACCOUNT
                                                                    -------------------------- -------------------------
                                                                           DECEMBER 31,              DECEMBER 31,
                                                                    -------------------------- -------------------------
                                                                       1999(1)        1998        1999(1)      1998(1)
                                                                    ------------- ------------ ------------- -----------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................       1,538          987           644           0
  Units issued ....................................................       1,742        1,779           344         992
  Units redeemed ..................................................      (1,457)      (1,228)         (483)       (348)
                                                                         ------       ------          ----        ----
  Units outstanding - end of year .................................       1,823        1,538           505         644
                                                                         ======       ======          ====        ====
 Class B:
  Units outstanding - beginning of year ...........................       4,840        2,141         1,025           0
  Units issued ....................................................       6,339        5,244           746       1,702
  Units redeemed ..................................................      (4,398)      (2,545)         (803)       (677)
                                                                         ------       ------         -----       -----
  Units outstanding - end of year .................................       6,781        4,840           968       1,025
                                                                         ======       ======         =====       =====
 Class C:
  Units outstanding - beginning of year ...........................           0                          0
  Units issued ....................................................           3                          3
  Units redeemed ..................................................           0                          0
                                                                         ------                      -----
  Units outstanding - end of year .................................           3                          3
                                                                         ======                      =====
 Class D:
  Units outstanding - beginning of year ...........................           0                          0
  Units issued ....................................................           3                          3
  Units redeemed ..................................................           0                          0
                                                                         ------                      -----
  Units oustanding - end of year ..................................           3                          3
                                                                         ======                      =====
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................   $  28,757    $  24,458     $   3,180    $  9,565
  Cost of units redeemed ..........................................     (23,900)     (17,106)       (4,457)     (3,245)
                                                                      ---------    ---------     ---------    --------
  Increase (decrease) in net assets from capital unit transactions    $   4,857    $   7,352     $  (1,277)   $  6,320
                                                                      =========    =========     =========    ========
 Class B:
  Proceeds from units issued ......................................   $ 103,550    $  71,783     $   6,830    $ 16,395
  Cost of units redeemed ..........................................     (71,471)     (34,882)       (7,373)     (6,266)
                                                                      ---------    ---------     ---------    --------
  Increase (decrease) in net assets from capital unit transactions    $  32,079    $  36,901     $    (543)   $ 10,129
                                                                      =========    =========     =========    ========
 Class C:
  Proceeds from units issued ......................................   $      25                  $      25
  Cost of units redeemed ..........................................           0                          0
                                                                      ---------                  ---------
  Increase (decrease) in net assets from capital unit transactions    $      25                  $      25
                                                                      =========                  =========
 Class D:
  Proceeds from units issued ......................................   $      25                  $      25
  Cost of units redeemed ..........................................           0                          0
                                                                      ---------                  ---------
  Increase (decrease) in net assets from capital unit transactions    $      25                  $      25
                                                                      =========                  =========

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)
       (All amounts in thousands)

                                                                                     WRL
                                                                                 J.P. MORGAN
                                                                           REAL ESTATE SECURITIES
                                                                                 SUBACCOUNT
                                                                           -----------------------
                                                                                DECEMBER 31,
                                                                           -----------------------
                                                                             1999(1)     1998(1)
                                                                           ----------- -----------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ..................................        68           0
  Units issued ...........................................................        29          84
  Units redeemed .........................................................       (46)        (16)
                                                                                 ---         ---
  Units outstanding - end of year ........................................        51          68
                                                                                 ===         ===
 Class B:
  Units outstanding - beginning of year ..................................       157           0
  Units issued ...........................................................       711         302
  Units redeemed .........................................................      (665)       (145)
                                                                                ----        ----
  Units outstanding - end of year ........................................       203         157
                                                                                ====        ====
 Class C:
  Units outstanding - beginning of year ..................................         0
  Units issued ...........................................................         3
  Units redeemed .........................................................         0
                                                                                ----
  Units outstanding - end of year ........................................         3
                                                                                ====
 Class D:
  Units outstanding - beginning of year ..................................         0
  Units issued ...........................................................         3
  Units redeemed .........................................................         0
                                                                                ----
  Units oustanding - end of year .........................................         3
                                                                                ====
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued .............................................  $    250    $    784
  Cost of units redeemed .................................................      (381)       (151)
                                                                            --------    --------
  Increase (decrease) in net assets from capital unit transactions .......  $   (131)   $    633
                                                                            ========    ========
 Class B:
  Proceeds from units issued .............................................  $  6,089    $  2,659
  Cost of units redeemed .................................................    (5,638)     (1,222)
                                                                            --------    --------
  Increase (decrease) in net assets from capital unit transactions .......  $    451    $  1,437
                                                                            ========    ========
 Class C:
  Proceeds from units issued .............................................  $     25
  Cost of units redeemed .................................................         0
                                                                            --------
  Increase (decrease) in net assets from capital unit transactions .......  $     25
                                                                            ========
 Class D:
  Proceeds from units issued .............................................  $     25
  Cost of units redeemed .................................................         0
                                                                            --------
  Increase (decrease) in net assets from capital unit transactions .......  $     25
                                                                            ========


                                                                                 WRL             WRL              WRL
                                                                            GOLDMAN SACHS   GOLDMAN SACHS    T. ROWE PRICE
                                                                                GROWTH        SMALL CAP     DIVIDEND GROWTH
                                                                              SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
                                                                           --------------- --------------- ----------------
                                                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                           --------------- --------------- ----------------
                                                                               1999(1)         1999(1)          1999(1)
                                                                           --------------- --------------- ----------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ..................................           0               0                0
  Units issued ...........................................................         162             244              224
  Units redeemed .........................................................         (48)           (207)             (26)
                                                                                   ---            ----              ---
  Units outstanding - end of year ........................................         114              37              198
                                                                                   ===            ====              ===
 Class B:
  Units outstanding - beginning of year ..................................           0               0                0
  Units issued ...........................................................         679             437              925
  Units redeemed .........................................................        (175)           (271)            (233)
                                                                                  ----            ----             ----
  Units outstanding - end of year ........................................         504             166              692
                                                                                  ====            ====             ====
 Class C:
  Units outstanding - beginning of year ..................................           0               0                0
  Units issued ...........................................................           3               3                3
  Units redeemed .........................................................           0               0                0
                                                                                  ----            ----             ----
  Units outstanding - end of year ........................................           3               3                3
                                                                                  ====            ====             ====
 Class D:
  Units outstanding - beginning of year ..................................           0               0                0
  Units issued ...........................................................           3               3                3
  Units redeemed .........................................................           0               0                0
                                                                                  ----            ----             ----
  Units oustanding - end of year .........................................           3               3                3
                                                                                  ====            ====             ====
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued .............................................    $  1,614        $  2,469         $  2,140
  Cost of units redeemed .................................................        (489)         (2,190)            (239)
                                                                              --------        --------         --------
  Increase (decrease) in net assets from capital unit transactions .......    $  1,125        $    279         $  1,901
                                                                              ========        ========         ========
 Class B:
  Proceeds from units issued .............................................    $  6,881        $  4,542         $  8,844
  Cost of units redeemed .................................................      (1,788)         (2,854)          (2,175)
                                                                              --------        --------         --------
  Increase (decrease) in net assets from capital unit transactions .......    $  5,093        $  1,688         $  6,669
                                                                              ========        ========         ========
 Class C:
  Proceeds from units issued .............................................    $     25        $     25         $     25
  Cost of units redeemed .................................................           0               0                0
                                                                              --------        --------         --------
  Increase (decrease) in net assets from capital unit transactions .......    $     25              25         $     25
                                                                              ========        ========         ========
 Class D:
  Proceeds from units issued .............................................    $     25        $     25         $     25
  Cost of units redeemed .................................................           0               0                0
                                                                              --------        --------         --------
  Increase (decrease) in net assets from capital unit transactions .......    $     25        $     25         $     25
                                                                              ========        ========         ========

WRL SERIES ANNUITY ACCOUNT
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
AT DECEMBER 31, 1999

NOTE 6 -- (continued)
       (All amounts in thousands)

                                                                          WRL             WRL             WRL            WRL
                                                                     T. ROWE PRICE      SALOMON     PILGRIM BAXTER     DREYFUS
                                                                       SMALL CAP        ALL CAP     MID CAP GROWTH     MID CAP
                                                                       SUBACCOUNT     SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
                                                                    --------------- -------------- ---------------- -------------
                                                                      DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                    --------------- -------------- ---------------- -------------
                                                                        1999(1)         1999(1)         1999(1)        1999(1)
                                                                    --------------- -------------- ---------------- -------------
UNIT ACTIVITY:
 Class A:
  Units outstanding - beginning of year ...........................           0               0               0             0
  Units issued ....................................................         609             351             467            80
  Units redeemed ..................................................        (324)           (231)            (90)             (4)
                                                                           ----            ----             ---            -----
  Units outstanding - end of year .................................         285             120             377            76
                                                                           ====            ====             ===            ====
 Class B:
  Units outstanding - beginning of year ...........................           0               0               0             0
  Units issued ....................................................         929             863           2,223           428
  Units redeemed ..................................................        (570)           (438)           (771)         (218)
                                                                           ----            ----           -----          ------
  Units outstanding - end of year .................................         359             425           1,452           210
                                                                           ====            ====           =====          ======
 Class C:
  Units outstanding - beginning of year ...........................           0               0               0             0
  Units issued ....................................................           3               3               3             3
  Units redeemed ..................................................           0               0               0             0
                                                                           ----            ----           -----          ------
  Units outstanding - end of year .................................           3               3               3             3
                                                                           ====            ====           =====          ======
 Class D:
  Units outstanding - beginning of year ...........................           0               0               0             0
  Units issued ....................................................           3               3               3             3
  Units redeemed ..................................................           0               0               0             0
                                                                           ----            ----           -----          ------
  Units oustanding - end of year ..................................           3               3               3             3
                                                                           ====            ====           =====          ======
CAPITAL UNITS TRANSACTIONS BY CLASS:
 Class A:
  Proceeds from units issued ......................................    $  6,520        $  3,654       $   5,562       $   807
  Cost of units redeemed ..........................................      (3,636)         (2,516)         (1,159)          (44)
                                                                       --------        --------       ---------       ---------
  Increase (decrease) in net assets from capital unit transactions     $  2,884        $  1,138       $   4,403       $   763
                                                                       ========        ========       =========       =========
 Class B:
  Proceeds from units issued ......................................    $ 10,097        $  9,161       $  27,496       $ 4,276
  Cost of units redeemed ..........................................      (6,338)         (4,670)        (10,080)       (2,145)
                                                                       --------        --------       ---------       ---------
  Increase (decrease) in net assets from capital unit transactions     $  3,759        $  4,491       $  17,416       $ 2,131
                                                                       ========        ========       =========       =========
 Class C:
  Proceeds from units issued ......................................    $     25        $     25       $      25       $    25
  Cost of units redeemed ..........................................           0               0               0             0
                                                                       --------        --------       ---------       ---------
  Increase (decrease) in net assets from capital unit transactions     $     25        $     25              25       $    25
                                                                       ========        ========       =========       =========
 Class D:
  Proceeds from units issued ......................................    $     25        $     25       $      25       $    25
  Cost of units redeemed ..........................................           0               0               0             0
                                                                       --------        --------       ---------       ---------
  Increase (decrease) in net assets from capital unit transactions     $     25        $     25       $      25       $    25
                                                                       ========        ========       =========       =========

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Western Reserve Life Assurance Co. of Ohio

     We have audited the accompanying statutory-basis balance sheets of Western Reserve Life Assurance Co. of Ohio (wholly owned indirectly by AEGON N.V.) as of December 31, 1999 and 1998, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X,
Article 7. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the "Separate Account Assets" and "Separate Account Liabilities" in the statutory-basis balance sheets of the Company. The Separate Account financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the data included for the Separate Accounts, is based solely upon the reports of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.


     As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Ohio, which practices differ from generally accepted accounting principles. The variances between such practices and generally accepted accounting principles are also described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.


     In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Western Reserve Life Assurance Co. of Ohio at December 31, 1999 and 1998, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1999.


     However, in our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Western Reserve Life Assurance Co. of Ohio at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Ohio. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                  ERNST & YOUNG LLP


Des Moines, Iowa
February 18, 2000

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                       BALANCE SHEETS -- STATUTORY BASIS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       DECEMBER 31
                                                              -----------------------------
                                                                   1999            1998
                                                              -------------   -------------
ADMITTED ASSETS
Cash and invested assets:
 Cash and short-term investments ..........................   $    23,932      $   73,808
 Bonds ....................................................       119,731         184,697
 Common stocks:
  Affiliated entities (cost: 1999 and 1998 - $243).........         2,156             704
  Other (cost: 1999 and 1998 - $302).......................           358             384
 Mortgage loans on real estate ............................         9,698           9,916
  Home office properties ..................................        34,066          34,583
  Investment properties ...................................        11,078          11,594
  Policy loans ............................................       182,975         112,982
  Other invested assets ...................................            --             396
                                                              -----------      ----------
Total cash and invested assets ............................       383,994         429,064
Premiums deferred and uncollected .........................           785             900
Accrued investment income .................................         1,638           2,867
Transfers from separate accounts due or accrued ...........       463,721         350,633
Cash surrender value of life insurance policies ...........        47,518          45,445
Other assets ..............................................         6,614           9,239
Separate account assets ...................................    11,587,982       6,999,290
                                                              -----------      ----------
Total admitted assets .....................................   $12,492,252      $7,837,438
                                                              ===========      ==========

SEE ACCOMPANYING NOTES.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                       BALANCE SHEETS -- STATUTORY BASIS
                                  (CONTINUED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       DECEMBER 31
                                                                              -----------------------------
                                                                                   1999            1998
                                                                              --------------   ------------
LIABILITIES AND CAPITAL AND SURPLUS
Liabilities:
 Aggregate reserves for policies and contracts:
  Life ....................................................................    $   302,138     $  231,596
  Annuity .................................................................        268,864        265,418
 Policy and contract claim reserves .......................................          9,269          9,233
 Other policyholders' funds ...............................................         38,633         38,080
 Remittances and items not allocated ......................................         20,686         20,569
 Federal income taxes payable .............................................          5,873          5,716
 Asset valuation reserve ..................................................          3,809          2,848
 Interest maintenance reserve .............................................          7,866          9,684
 Short-term note payable to affiliate .....................................         17,100         44,200
 Payable to affiliate .....................................................            964         37,907
 Other liabilities ........................................................         49,478         31,151
 Separate account liabilities .............................................     11,582,656      6,997,456
                                                                               -----------     ----------
Total liabilities .........................................................     12,307,336      7,693,858
Commitments and contingencies (NOTE 11) ...................................
Capital and surplus:
 Common stock, $1.00 par value, 3,000,000 shares authorized and
   2,500,000 shares issued and outstanding at December 31, 1999 and
   1,500,000 shares authorized, issued and outstanding at December 31, 1998          2,500          1,500
 Paid-in surplus ..........................................................        120,107        120,107
 Unassigned surplus .......................................................         62,309         21,973
                                                                               -----------     ----------
Total capital and surplus .................................................        184,916        143,580
                                                                               -----------     ----------
Total liabilities and capital and surplus .................................    $12,492,252     $7,837,438
                                                                               ===========     ==========

SEE ACCOMPANYING NOTES.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                  STATEMENTS OF OPERATIONS -- STATUTORY BASIS
                            (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31
                                                                            --------------------------------------------
                                                                                 1999            1998           1997
                                                                            -------------   -------------   ------------
Revenues:
 Premiums and other considerations, net of reinsurance:
  Life ..................................................................    $  584,729      $  476,053      $  394,370
  Annuity ...............................................................     1,104,525         794,841         822,149
 Net investment income ..................................................        39,589          36,315          40,013
 Amortization of interest maintenance reserve ...........................         1,751             744           1,576
 Commissions and expense allowances on reinsurance ceded ................         4,178          15,333              11
 Income from fees associated with investment management,
   administration and contract guarantees for separate accounts .........        19,620          72,817              --
 Other income ...........................................................        44,366          67,751           3,016
                                                                             ----------      ----------      ----------
                                                                              1,798,758       1,463,854       1,261,135
Benefits and expenses:
 Benefits paid or provided for:
  Life ..................................................................        35,591          42,982          28,060
  Surrender benefits ....................................................       689,535         551,528         431,939
  Other benefits ........................................................        32,201          31,280          28,112
  Increase (decrease) in aggregate reserves for policies and contracts:
   Life .................................................................        70,542          42,940          29,485
   Annuity ..............................................................         3,446         (30,872)        (35,940)
   Other ................................................................          (121)         32,178             794
                                                                             ----------      ----------      ----------
                                                                                831,194         670,036         482,450
Insurance expenses:
 Commissions ............................................................       246,334         205,939         179,106
 General insurance expenses .............................................       112,536         102,611          70,546
 Taxes, licenses and fees ...............................................        19,019          15,545          13,101
 Net transfers to separate accounts .....................................       540,443         475,435         519,214
 Other expenses .........................................................            --              59              21
                                                                             ----------      ----------      ----------
                                                                                918,332         799,589         781,988
                                                                             ----------      ----------      ----------
                                                                              1,749,526       1,469,625       1,264,438
                                                                             ----------      ----------      ----------
Gain (loss) from operations before federal income tax expense
  (benefit) and net realized capital gains
  (losses) on investments ...............................................        49,232          (5,771)         (3,303)
Federal income tax expense (benefit) ....................................        11,816            (347)            469
                                                                             ----------      ----------      ----------
Gain (loss) from operations before net realized capital gains (losses)
  on investments ........................................................        37,416          (5,424)         (3,772)
Net realized capital gains (losses) on investments
  (net of related federal income taxes and amounts transferred to
  interest maintenance reserve) .........................................          (716)          1,494             747
                                                                             ----------      ----------      ----------
Net income (loss) .......................................................    $   36,700      $   (3,930)     $   (3,025)
                                                                             ==========      ==========      ==========

SEE ACCOMPANYING NOTES.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


        STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS -- STATUTORY BASIS
                            (DOLLARS IN THOUSANDS)

                                                                                                    TOTAL
                                                         COMMON      PAID-IN      UNASSIGNED     CAPITAL AND
                                                          STOCK      SURPLUS        SURPLUS        SURPLUS
                                                        --------   -----------   ------------   ------------
Balance at January 1, 1997 ..........................    $1,500     $ 68,015       $ 26,041       $ 95,556
 Net loss ...........................................        --           --         (3,025)        (3,025)
 Change in non-admitted assets ......................        --           --           (702)          (702)
 Change in asset valuation reserve ..................        --           --          3,274          3,274
 Change in surplus in separate accounts .............        --           --         (2,115)        (2,115)
 Change in reserve valuation ........................        --           --         (1,872)        (1,872)
 Capital contribution ...............................        --       20,000             --         20,000
 Tax effect of capital loss carry-forward utilized by
   affiliates .......................................        --           --          3,747          3,747
                                                         ------     --------       --------       --------
Balance at December 31, 1997 ........................     1,500       88,015         25,348        114,863
 Net loss ...........................................        --           --         (3,930)        (3,930)
 Change in net unrealized capital gains .............        --           --            248            248
 Change in non-admitted assets ......................        --           --         (1,815)        (1,815)
 Change in asset valuation reserve ..................        --           --           (412)          (412)
 Change in surplus in separate accounts .............        --           --           (341)          (341)
 Change in reserve valuation ........................        --           --         (2,132)        (2,132)
 Capital contribution ...............................        --       32,092             --         32,092
 Settlement of prior period tax returns .............        --           --            353            353
 Tax benefits on stock options exercised ............        --           --          4,654          4,654
                                                         ------     --------       --------       --------
Balance at December 31, 1998 ........................     1,500      120,107         21,973        143,580
Net income ..........................................        --           --         36,700         36,700
 Change in net unrealized capital gains .............        --           --          1,421          1,421
 Change in non-admitted assets ......................        --           --            703            703
 Change in asset valuation reserve ..................        --           --           (961)          (961)
 Change in surplus in separate accounts .............        --           --            451            451
 Transfer from unassigned surplus to common
   stock (stock dividend) ...........................     1,000           --         (1,000)            --
 Settlement of prior period tax returns .............        --           --          1,000          1,000
 Tax benefits on stock options exercised ............        --           --          2,022          2,022
                                                         ------     --------       --------       --------
Balance at December 31, 1999 ........................    $2,500     $120,107       $ 62,309       $184,916
                                                         ======     ========       ========       ========

SEE ACCOMPANYING NOTES.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO STATEMENTS OF CASH FLOWS --
                                STATUTORY BASIS
                            (DOLLARS IN THOUSANDS)


                                                                              YEAR ENDED DECEMBER 31
                                                                   ---------------------------------------------
                                                                        1999            1998            1997
                                                                   -------------   -------------   -------------
OPERATING ACTIVITIES
Premiums and other considerations, net of reinsurance ..........    $1,738,870      $1,356,732      $1,223,898
Net investment income ..........................................        44,235          38,294          43,802
Life and accident and health claims ............................       (35,872)        (44,426)        (26,005)
Surrender benefits and other fund withdrawals ..................      (689,535)       (551,528)       (431,939)
Other benefits to policyholders ................................       (32,642)        (31,231)        (28,147)
Commissions, other expenses and other taxes ....................      (382,372)       (326,080)       (262,901)
Net transfers to separate accounts .............................      (628,762)       (461,982)       (596,347)
Federal income taxes received (paid) ...........................        (9,637)         11,956           5,006
Interest paid ..................................................            --              --            (731)
Other, net .....................................................       (21,054)         (7,109)        (14,901)
                                                                    ----------      ----------      ----------
Net cash used in operating activities ..........................       (16,769)        (15,374)        (88,265)
INVESTING ACTIVITIES
Proceeds from investments sold, matured or repaid:
 Bonds and preferred stocks ....................................       114,177         143,449         146,963
 Mortgage loans on real estate .................................           212             221           2,116
 Other .........................................................            18              --              --
                                                                       114,407         143,670         149,079
Cost of investments acquired
 Bonds and preferred stocks ....................................       (49,279)        (68,202)        (40,418)
 Common stocks .................................................            --             (93)           (150)
 Mortgage loans on real estate .................................            (1)         (5,313)           (891)
 Real estate ...................................................          (286)        (26,213)        (12,002)
 Policy loans ..................................................       (69,993)        (36,241)        (24,137)
 Other .........................................................          (855)           (414)             --
                                                                    ----------      ----------      ----------
                                                                      (120,414)       (136,476)        (77,598)
Net cash provided by (used in) investing activities ............        (6,007)          7,194          71,481
FINANCING ACTIVITIES
Issuance (payment) of short-term note payable to
  affiliate, net ...............................................       (27,100)         36,000           8,200
Capital contribution ...........................................            --          32,092          20,000
                                                                    ----------      ----------      ----------
Net cash provided by (used in) financing activities ............       (27,100)         68,092          28,200
                                                                    ----------      ----------      ----------
Increase (decrease) in cash and short-term investments .........       (49,876)         59,912          11,416
Cash and short-term investments at beginning of year ...........        73,808          13,896           2,480
                                                                    ----------      ----------      ----------
Cash and short-term investments at end of year .................    $   23,932      $   73,808      $   13,896
                                                                    ==========      ==========      ==========

SEE ACCOMPANYING NOTES.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                NOTES TO FINANCIAL STATEMENTS -- STATUTORY-BASIS
                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION


     Western Reserve Life Assurance Co. of Ohio ("the Company") is a stock life insurance company and is a wholly-owned subsidiary of First AUSA Life Insurance Company which, in turn, is a wholly-owned subsidiary of AEGON USA, Inc. ("AEGON"). AEGON is an indirect wholly-owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.


NATURE OF BUSINESS


     The Company operates predominantly in the variable universal life and variable annuity areas of the life insurance business. The Company is licensed in 49 states, District of Columbia, Puerto Rico and Guam. Sales of the Company's products are through financial planners, independent representatives, financial institutions and stockbrokers. The majority of the Company's new life insurance written and a substantial portion of new annuities written is done through one marketing organization; the Company expects to maintain this relationship for the foreseeable future.


BASIS OF PRESENTATION


     The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.


     The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Ohio ("Insurance Department"), which practices differ from generally accepted accounting principles. The more significant of these differences are as follows: (a) bonds are generally reported at amortized cost rather than segregating the portfolio into held-to-maturity (reported at amortized cost), available-for-sale (reported at fair value), and trading (reported at fair value) classifications; (b) acquisition costs of acquiring new business are expensed as incurred rather than deferred and amortized over the life of the policies; (c) policy reserves on traditional life products are based on statutory mortality rates and interest which may differ from reserves based on reasonable assumptions of expected mortality, interest, and withdrawals which include a provision for possible unfavorable deviation from such assumptions; (d) policy reserves on certain investment products use discounting methodologies utilizing statutory interest rates rather than full account values; (e) reinsurance amounts are netted against the corresponding asset or

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) liability rather than shown as gross amounts on the balance sheet; (f) deferred income taxes are not provided for the difference between the financial statement amounts and income tax bases of assets and liabilities; (g) net realized gains or losses attributed to changes in the level of interest rates in the market are deferred and amortized over the remaining life of the bond or mortgage loan, rather than recognized as gains or losses in the statement of operations when the sale is completed; (h) potential declines in the estimated realizable value of investments are provided for through the establishment of a formula-determined statutory investment reserve (reported as a liability), changes to which are charged directly to surplus, rather than through recognition in the statement of operations for declines in value, when such declines are judged to be other than temporary; (i) certain assets designated as "non-admitted assets" have been charged to unassigned surplus rather than being reported as assets; (j) revenues for universal life and investment products consist of the entire premiums received rather than policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed; (k) pension expense is recorded as amounts are paid rather than accrued and expensed during the periods in which the employers provide service; (l) stock options settled in cash are recorded as an expense of the Company's indirect parent rather than charged to current operations; (m) adjustments to federal income taxes of prior years are charged or credited directly to unassigned surplus, rather than reported as a component of income tax expense in the statement of operations; and (n) the financial statements of wholly-owned affiliates are not consolidated with those of the Company. The effects of these variances have not been determined by the Company, but are presumed to be material.


     In 1998, the National Association of Insurance Commissioners (NAIC) adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for the Company, the State of Ohio must adopt Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results to the Insurance Department. At this time it is unclear whether the State of Ohio will adopt Codification. However, based on current guidance, management believes that the impact of Codification will not be material to the Company's statutory-basis financial statements.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) Other significant statutory accounting practices are as follows:


CASH AND CASH EQUIVALENTS


     For purposes of the statements of cash flows, the Company considers all highly liquid investments with remaining maturities of one year or less when purchased to be cash equivalents.


INVESTMENTS


     Investments in bonds (except those to which the Securities Valuation Office of the NAIC has ascribed a value), mortgage loans on real estate and short-term investments are reported at cost adjusted for amortization of premiums and accrual of discounts. Amortization is computed using methods which result in a level yield over the expected life of the investment. The Company reviews its prepayment assumptions on mortgage and other asset backed securities at regular intervals and adjusts amortization rates retrospectively when such assumptions are changed due to experience and/or expected future patterns. Common stocks of unaffiliated companies are carried at market, and the related unrealized capital gains/(losses) are reported in unassigned surplus without any adjustment for federal income taxes. Common stocks of the Company's wholly-owned affiliates are recorded at the equity in net assets. Home office and investment properties are reported at cost less allowances for depreciation. Depreciation is computed principally by the straight-line method. Policy loans are reported at unpaid principal. Other "admitted assets" are valued, principally at cost, as required or permitted by Ohio Insurance Laws.


     Realized capital gains and losses are determined on the basis of specific identification and are recorded net of related federal income taxes. The Asset Valuation Reserve (AVR) is established by the Company to provide for potential losses in the event of default by issuers of certain invested assets. These amounts are determined using a formula prescribed by the NAIC and are reported as a liability. The formula for the AVR provides for a corresponding adjustment for realized gains and losses. Under a formula prescribed by the NAIC, the Company defers, in the Interest Maintenance Reserve (IMR), the portion of realized gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the security.


     During 1999, 1998 and 1997, net realized capital gains (losses) of $(67), $1,294 and $3,259, respectively, were credited to the IMR rather than being immediately

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) recognized in the statements of operations. Amortization of these net gains aggregated $1,751, $744 and $1,576 for the years ended December 31, 1999, 1998 and 1997, respectively.


     Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or real estate where rent is in arrears for more than three months. Further, income is not accrued when collection is uncertain. No investment income due and accrued has been excluded for the years ended December 31, 1999, 1998 and 1997, with respect to such practices.


AGGREGATE RESERVES FOR POLICIES


     Life and annuity reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum required by law.


     The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958 and 1980 Commissioners' Standard Ordinary Mortality Tables. The reserves are calculated using interest rates ranging from
2.25 to 5.50 percent and are computed principally on the Net Level Premium Valuation and the Commissioners' Reserve Valuation Methods. Reserves for universal life policies are based on account balances adjusted for the Commissioners' Reserve Valuation Method.


     Deferred annuity reserves are calculated according to the Commissioners' Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with life contingencies are equal to the present value of future payments assuming interest rates ranging from 5.75 to 8.75 percent and mortality rates, where appropriate, from a variety of tables.


POLICY AND CONTRACT CLAIM RESERVES


     Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the statement date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) SEPARATE ACCOUNTS


     Assets held in trust for purchases of variable universal life and variable annuity contracts and the Company's corresponding obligation to the contract owners are shown separately in the balance sheets. The assets in the separate accounts are valued at market. Income and gains and losses with respect to the assets in the separate accounts accrue to the benefit of the policyholders and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The separate accounts do not have any minimum guarantees and the investment risks associated with market value changes are borne entirely by the policyholders. The Company received variable contract premiums of $1,675,642, $1,240,858 and $1,164,013 in 1999, 1998 and
1997, respectively. All variable account contracts are subject to discretionary withdrawal by the policyholder at the market value of the underlying assets less the current surrender charge. Separate account contractholders have no claim against the assets of the general account.


STOCK OPTION PLAN


     AEGON N.V. sponsors a stock option plan for eligible employees of the Company. Under this plan, certain employees have indicated a preference to immediately sell shares received as a result of their exercise of the stock options; in these situations, AEGON N.V. has settled such options in cash rather than issuing stock to these employees. These cash settlements are paid by the Company, and AEGON N.V. subsequently reimburses the Company for such payments. Under statutory accounting principles, the Company does not record any expense related to this plan, as the expense is recognized by AEGON N.V. However, the Company is allowed to record a deduction in the consolidated tax return filed by the Company and certain affiliates. The tax benefit of this deduction has been credited directly to unassigned surplus.


RECLASSIFICATIONS


     Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.


2. FAIR VALUES OF FINANCIAL INSTRUMENTS


     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the statutory-basis balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


2. FAIR VALUES OF FINANCIAL INSTRUMENTS--(CONTINUED) techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements and allows companies to forego the disclosures when those estimates can only be made at excessive cost. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:


     CASH AND SHORT-TERM INVESTMENTS: The carrying amounts reported in the statutory-basis balance sheet for these instruments approximate their fair values.


     INVESTMENT SECURITIES: Fair values for fixed maturity securities (including redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or (in the case of private placements) are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.


     MORTGAGE LOANS AND POLICY LOANS: The fair values for mortgage loans are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans. The fair value of policy loans are assumed to equal their carrying value.


     INVESTMENT CONTRACTS: Fair values for the Company's liabilities under investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.


     Fair values for the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


2. FAIR VALUES OF FINANCIAL INSTRUMENTS--(CONTINUED)
     The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments subject to the provisions of Statement of Financial Accounting Standards No. 107:


                                                               December 31
                                          -----------------------------------------------------
                                                     1999                       1998
                                          --------------------------- -------------------------
                                             Carrying                   Carrying
                                              Amount      Fair Value     Amount     Fair Value
                                          ------------- ------------- ------------ ------------
    ADMITTED ASSETS
    Cash and short-term investments .....  $    23,932   $    23,932   $   73,808   $   73,808
    Bonds ...............................      119,731       119,076      184,697      192,556
    Common stocks, other than affiliates           358           358          384          384
    Mortgage loans on real estate .......        9,698         9,250        9,916       10,390
    Policy loans ........................      182,975       182,975      112,982      112,982
    Separate account assets .............   11,587,982    11,587,982    6,999,290    6,999,290
    LIABILITIES
    Investment contract liabilities .....      301,403       294,342      297,349      294,105
    Separate account annuities ..........    8,271,548     8,079,141    5,096,680    5,038,296

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999
3. INVESTMENTS


     The carrying amount and estimated fair value of investments in debt securities are as follows:

                                                                      Gross        Gross     Estimated
                                                        Carrying   Unrealized   Unrealized     Fair
                                                         Amount       Gains       Losses       Value
                                                       ---------- ------------ ------------ ----------
     DECEMBER 31, 1999
     Bonds:
      United States Government and agencies ..........  $  4,755     $    4       $   66     $  4,693
      State, municipal and other government ..........     2,185         12           --        2,197
      Public utilities ...............................    13,134        129          368       12,895
      Industrial and miscellaneous ...................    52,997      1,213        1,208       53,002
      Mortgage and other asset-backed securities .....    46,660        480          851       46,289
                                                        --------     ------       ------     --------
     Total bonds .....................................  $119,731     $1,838       $2,493     $119,076
                                                        ========     ======       ======     ========
     DECEMBER 31, 1998
     Bonds: ..........................................
      United States Government and agencies ..........  $  4,749     $   83       $   --     $  4,832
      State, municipal and other government ..........     3,234        117           --        3,351
      Public utilities ...............................    18,792        818          251       19,359
      Industrial and miscellaneous ...................    96,332      6,685          577      102,440
      Mortgage and other asset-backed securities .....    61,590      1,235          251       62,574
                                                        --------     ------       ------     --------
     Total bonds .....................................  $184,697     $8,938       $1,079     $192,556
                                                        ========     ======       ======     ========

     The carrying amount and fair value of bonds at December 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                          Estimated
                                                             Carrying       Fair
                                                              Amount        Value
                                                            ----------   ----------
     Due in one year or less ............................    $ 10,521     $ 10,560
     Due one through five years .........................      32,248       31,993
     Due five through ten years .........................      17,342       17,104
     Due after ten years ................................      12,960       13,130
                                                             --------     --------
                                                               73,071       72,787
     Mortgage and other asset-backed securities .........      46,660       46,289
                                                             --------     --------
                                                             $119,731     $119,076
                                                             ========     ========

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


3. INVESTMENTS--(CONTINUED)
     A detail of net investment income is presented below:


                                                     Year ended December 31
                                              ------------------------------------
                                                 1999         1998         1997
                                              ----------   ----------   ----------
     Interest on bonds ....................    $ 12,094     $ 17,150     $ 25,723
     Dividends on equity investments from
      subsidiaries ........................      18,555       13,233       10,855
     Interest on mortgage loans ...........         746          499          478
     Rental income on real estate .........       5,794        2,839        1,371
     Interest on policy loans .............       9,303        6,241        4,656
     Other investment income ..............         414          540           26
                                               --------     --------     --------
     Gross investment income ..............      46,906       40,502       43,109
     Investment expenses ..................      (7,317)      (4,187)      (3,096)
                                               --------     --------     --------
     Net investment income ................    $ 39,589     $ 36,315     $ 40,013
                                               ========     ========     ========

     Proceeds from sales and maturities of debt securities and related gross realized gains and losses were as follows:

                                               Year ended December 31
                                       ---------------------------------------
                                           1999          1998          1997
                                       -----------   -----------   -----------
     Proceeds ......................    $114,177      $143,449      $146,963
                                        ========      ========      ========
     Gross realized gains ..........    $  1,762      $  4,641      $  3,921
     Gross realized losses .........       1,709           899           626
                                        --------      --------      --------
     Net realized gains ............    $     53      $  3,742      $  3,295
                                        ========      ========      ========

     At December 31, 1999, bonds with an aggregate carrying value of $4,152 were on deposit with certain state regulatory authorities or were restrictively held in bank custodial accounts for benefit of such state regulatory authorities, as required by statute.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1999

3. INVESTMENTS--(CONTINUED)
     Realized investment gains (losses) and changes in unrealized gains (losses) for investments are summarized below:

                                                                        Realized
                                                          -------------------------------------
                                                                 Year ended December 31
                                                          -------------------------------------
                                                             1999         1998          1997
                                                          ---------   -----------   -----------
     Debt securities ..................................    $   53      $  3,742      $  3,295
     Other invested assets ............................        18           (18)           --
                                                           ------      --------      --------
                                                               71         3,724         3,295
     Tax expense ......................................      (854)         (936)         (711)
     Transfer to interest maintenance reserve .........        67        (1,294)       (3,259)
                                                           ------      --------      --------
     Net realized gains (losses) ......................    $ (716)     $  1,494      $    747
                                                           ======      ========      ========

                                                                           Changes in Unrealized
                                                                  ----------------------------------------
                                                                           Year ended December 31
                                                                  ----------------------------------------
                                                                      1999           1998          1997
                                                                  ------------   ------------   ----------
     Debt securities ..........................................     $ (8,514)      $ (3,985)      $ (896)
     Common stocks ............................................        1,426            248           --
                                                                    --------       --------       ------
     Change in unrealized appreciation (depreciation) .........     $ (7,088)      $  (3737)      $ (896)
                                                                    ========       ========       ======

     Gross unrealized gains (losses) on common stocks were as follows:

                                          Unrealized
                                      -------------------
                                          December 31
                                      -------------------
                                         1999       1998
                                      ---------   -------
     Unrealized gains .............    $1,995      $ 579
     Unrealized losses ............       (26)       (36)
                                       ------      -----
     Net unrealized gains .........    $1,969      $ 543
                                       ======      =====

     During 1999, the Company did not issue any mortgage loans. The Company requires all mortgagees to carry fire insurance equal to the value of the underlying property.

     During 1999, 1998 and 1997, no mortgage loans were foreclosed and transferred to real estate. During 1999 and 1998, the Company held a mortgage loan loss reserve in the asset valuation reserve of $110 and $112, respectively.

     At December 31, 1999, the Company had no investments (excluding U. S. Government guaranteed or insured issues) which individually represented more than ten percent of capital and surplus and the asset valuation reserve, collectively.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999
4. REINSURANCE


     The Company reinsures portions of certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligations under the reinsurance treaty.


                                                Year ended December 31
                                     ---------------------------------------------
                                          1999            1998            1997
                                     -------------   -------------   -------------
     Direct premiums .............    $1,748,265      $1,345,752      $1,219,271
     Reinsurance assumed .........            --             461           2,389
     Reinsurance ceded ...........       (59,011)        (75,319)         (5,141)
                                      ----------      ----------      ----------
     Net premiums earned .........    $1,689,254      $1,270,894      $1,216,519
                                      ==========      ==========      ==========

     The Company received reinsurance recoveries in the amount of $4,916, $5,260 and $2,288 during 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $1,557 and $1,003, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 1999 and 1998 of $3,487 and $2,849, respectively.


5.  INCOME TAXES


     For federal income tax purposes, the Company joins in a consolidated tax return filing with certain affiliated companies. Under the terms of a tax-sharing agreement between the Company and its affiliates, the Company computes federal income tax expense as if it were filing a separate income tax return, except that tax credits and net operating loss carryforwards are determined on the basis of the consolidated group. Additionally, the alternative minimum tax is computed for the consolidated group and the resulting tax, if any, is allocated back to the separate companies on the basis of the separate companies' alternative minimum taxable income.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


5.  INCOME TAXES--(CONTINUED)
     Federal income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to gain (loss) from operations before federal income tax expense (benefit) and realized capital gains (losses) on investments for the following reasons:


                                                                                  Year ended December 31
                                                                        ------------------------------------------
                                                                            1999           1998           1997
                                                                        ------------   ------------   ------------
     Computed tax (benefit) at federal statutory rate (35%) .........    $  17,231       $ (2,019)      $ (1,156)
     Deferred acquisition costs -- tax basis ........................       11,344          9,672          9,164
     Tax reserve valuation ..........................................       (2,272)         1,513           (194)
     Excess tax depreciation ........................................         (727)          (442)          (127)
     Amortization of IMR ............................................         (613)          (260)          (552)
     Dividend received deduction ....................................      (10,784)        (6,657)        (5,326)
     Prior year over-accrual ........................................       (3,167)        (2,322)        (1,541)
     Other, net .....................................................          804            168            201
                                                                         ---------       --------       --------
     Federal income tax expense (benefit) ...........................    $  11,816       $   (347)      $    469
                                                                         =========       ========       ========

     Federal income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to realized gains (losses) due to the differences in book and tax asset bases at the time certain investments are sold.


     Prior to 1984, as provided for under the Life Insurance Company Tax Act of 1959, a portion of statutory income was not subject to current taxation, but was accumulated for income tax purposes in a memorandum account referred to as the policyholders' surplus account. No federal income taxes have been provided for in the financial statements on income deferred in the policyholders' surplus account ($293 at December 31, 1999). To the extent dividends are paid from the amount accumulated in the policyholders' surplus account, net earnings would be reduced by the amount of tax required to be paid. Should the entire amount in the policyholders' surplus account become taxable, the tax thereon computed at current rates would amount to approximately $103.


     At December 31, 1996, the Company had capital loss carryforwards of approximately $10,705, which were utilized by the Company's affiliates in the consolidated tax return filing in 1997. This transaction resulted in a receipt from the Company's affiliate of $3,747, which was credited directly to unassigned surplus.


     In 1999, the Company received $1,000 from its former parent, an unaffiliated company, for reimbursement of prior period tax payments made by the Company but owed by the former parent. In 1998, the Company reached a final settlement with the

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999
Internal Revenue Service for 1994 and 1995 resulting in a tax refund of $300 and interest received of $53. Tax settlements for 1999 and 1998 were credited directly to unassigned surplus.


6. POLICY AND CONTRACT ATTRIBUTES


     A portion of the Company's policy reserves and other policyholders' funds relate to liabilities established on a variety of the Company's products, primarily separate accounts, that are not subject to significant mortality or morbidity risk; however, there may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics are summarized as follows:


                                                                           December 31
                                                      ------------------------------------------------------
                                                                 1999                        1998
                                                      --------------------------   -------------------------
                                                                        Percent                     Percent
                                                          Amount       of Total        Amount       of Total
                                                      -------------   ----------   -------------   ---------
     Subject to discretionary withdrawal with
      market value adjustment .....................    $   12,534           0%      $   12,810          0%
     Subject to discretionary withdrawal at book
      value less surrender charge .................        73,903           1           76,289          1
     Subject to discretionary withdrawal at market
      value .......................................     8,271,441          96        5,096,680         94
     Subject to discretionary withdrawal at book
      value (minimal or no charges or
      adjustments) ................................       217,372           3          210,270          4
     Not subject to discretionary withdrawal
      provision ...................................        15,433           0           15,681          1
                                                       ----------          --       ----------         --
                                                        8,590,683         100%       5,411,730        100%
                                                                          ===                         ===
     Less reinsurance ceded .......................         1,581                        1,131
                                                       ----------                   ----------
     Total policy reserves on annuities and deposit
      fund liabilities ............................    $8,589,102                   $5,410,599
                                                       ==========                   ==========

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


6. POLICY AND CONTRACT ATTRIBUTES--(CONTINUED)
     A reconciliation of the amounts transferred to and from the separate accounts is presented below:


                                                                   Year ended December 31
                                                        ---------------------------------------------
                                                             1999            1998            1997
                                                        -------------   -------------   -------------
     Transfers as reported in the summary of
       operations of the separate accounts statement:
     Transfers to separate accounts .................    $1,675,642      $1,240,858      $1,164,013
     Transfers from separate accounts ...............     1,056,207         774,690         646,477
                                                         ----------      ----------      ----------
     Net transfers to separate accounts .............       619,435         466,168         517,536
     Reconciling adjustments -- change in accruals
       for investment management, administration
       fees and contract guarantees, reinsurance and
       separate account surplus .....................       (78,992)          9,267           1,678
                                                         ----------      ----------      ----------
     Transfers as reported in the summary of
       operations of the life, accident and health
       annual statement .............................    $  540,443      $  475,435      $  519,214
                                                         ==========      ==========      ==========

     Reserves on the Company's traditional life insurance products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policy's paid-through date to the policy's next anniversary date. At December 31, 1999 and 1998, these assets (which are reported as premiums deferred and uncollected) and the amounts of the related gross premiums and loadings, are as follows:


                                                    Gross      Loading      Net
                                                  ---------   ---------   -------
     DECEMBER 31, 1999
     Ordinary direct renewal business .........    $1,017        $232      $785
                                                   ------        ----      ----
                                                   $1,017        $232      $785
                                                   ======        ====      ====
     DECEMBER 31, 1998
     Ordinary direct renewal business .........    $1,101        $201      $900
                                                   ------        ----      ----
                                                   $1,101        $201      $900
                                                   ======        ====      ====

     In 1994, the NAIC enacted a guideline to clarify reserving methodologies for contracts that require immediate payment of claims upon proof of death of the insured. Companies were allowed to grade the effects of the change in reserving methodologies over five years. A direct charge to surplus of $2,132 and $1,872 was made for the years ended December 31, 1998 and 1997, respectively, related to the change in reserve methodology.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999
7. DIVIDEND RESTRICTIONS


     The Company is subject to limitations, imposed by the State of Ohio, on the payment of dividends to its parent company. Generally, dividends during any twelve month period may not be paid; without prior regulatory approval, in excess of the greater of (a) 10 percent of statutory capital and surplus as of the preceding December 31, or (b) statutory gain from operations for the preceding year. Subject to the availability of unassigned surplus at the time of such dividend, the maximum payment which may be made in 2000, without the prior approval of insurance regulatory authorities, is $36,700.


8. CAPITAL STRUCTURE


     During 1999, the Company's Board of Director's approved an amendment to the Company's Articles of Incorporation which increased the number of authorized capital shares to 3,000,000. The Board of Directors also authorized a stock dividend in the amount of $1,000, which was transferred from unassigned surplus. This amendment and stock dividend were in response to a change in California law which requires all life insurance companies which do business in the state to have capital stock of at least $2,500.


9. RETIREMENT AND COMPENSATION PLANS


     The Company's employees participate in a qualified benefit plan sponsored by AEGON. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from AEGON. The pension expense is allocated among the participating companies based on the Statement of Financial Accounting Standards No. 87 expense as a percent of salaries. The benefits are based on years of service and the employee's compensation during the highest five consecutive years of employment. Pension expense aggregated $1,105, $917 and $659 for the years ended December 31, 1999, 1998 and 1997, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974.


     The Company's employees also participate in a contributory defined contribution plan sponsored by AEGON which is qualified under Section 401(k) of the Internal Revenue Service Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements are participants of the plan. Participants may elect to contribute up to fifteen percent of their salary to the plan. The Company will match an amount up to three percent of the participant's salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


9. RETIREMENT AND COMPENSATION PLANS--(CONTINUED)
Pension expense related to this plan was $816, $632 and $448 for the years ended December 31, 1999, 1998 and 1997, respectively.


     AEGON sponsors supplemental retirement plans to provide the Company's senior management with benefits in excess of normal pension benefits. The plans are noncontributory and benefits are based on years of service and the employee's compensation level. The plans are unfunded and nonqualified under the Internal Revenue Code. In addition, AEGON has established incentive deferred compensation plans for certain key employees of the Company. AEGON also sponsors an employee stock option plan for individuals employed at least three years and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been accrued for or funded as deemed appropriate by management of AEGON and the Company.


     In addition to pension benefits, the Company participates in plans sponsored by AEGON that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. Portions of the medical and dental plans are contributory. The expenses of the postretirement plans calculated on the pay-as-you-go basis are charged to affiliates in accordance with an intercompany cost sharing arrangement. The Company expensed $81, $157 and $99 for the years ended December 31, 1999, 1998 and 1997, respectively.


10. RELATED PARTY TRANSACTIONS


     The Company shares certain officers, employees and general expenses with affiliated companies.


     The Company receives data processing, investment advisory and management, marketing and administration services from certain affiliates. During 1999, 1998 and 1997, the Company paid $16,905 $12,763 and $10,040, respectively, for such services, which approximates their costs to the affiliates. The Company provides office space, marketing and administrative services to certain affiliates. During 1999, 1998 and 1997, the Company received $3,755, $5,125 and $4,395, respectively, for such services, which approximates their cost.


     Payable to affiliates and intercompany borrowings bear interest at the thirty-day commercial paper rate of 5.06% at December 31, 1999. During 1999, 1998 and 1997, the Company paid net interest of $1,997, $1,090 and $364, respectively, to affiliates.


     The Company received capital contributions of $32,092 and $20,000 from its parent in 1998 and 1997, respectively.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


10. RELATED PARTY TRANSACTIONS--(CONTINUED)
     At December 31, 1999 and 1998, the Company had short-term note payables to an affiliate of $17,100 and $44,200, respectively. Interest on these notes ranged from 5.15% to 5.9% at December 31, 1999 and 5.13% to 5.54% at December 31, 1998.


     During 1998, the Company purchased life insurance policies covering the lives of certain employees of the Company. Premiums of $43,500 were paid to an affiliate for these policies. At December 31, 1999 and 1998, the cash surrender value of these policies was $47,518 and $45,445, respectively.


11. COMMITMENTS AND CONTINGENCIES


     The Company is a party to legal proceedings incidental to its business. Although such litigation sometimes includes substantial demands for compensatory and punitive damages in addition to contract liability, it is management's opinion, after consultation with counsel and a review of available facts, that damages arising from such demands will not be material to the Company's financial position.


     The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company except where right of offset against other taxes paid is allowed by law; amounts available for future offsets are recorded as an asset on the Company's balance sheet. The future obligation has been based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Association. Potential future obligations for unknown insolvencies are not determinable by the Company. The Company has established a reserve of $3,498 and $3,489 and an offsetting premium tax benefit of $837 and $828 at December 31, 1999 and 1998, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The guaranty fund expense (credit) was $(20), $(74) and $0 at December 31, 1999, 1998 and 1997, respectively.


12. RECONCILIATION OF CAPITAL AND SURPLUS AND NET INCOME


     The following table reconciles capital and surplus and net income as reported in the 1998 Annual Statement filed with the Insurance Department of the State of Ohio, to the amounts reported in the accompanying financial statements:

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             (DOLLARS IN THOUSANDS)


                               DECEMBER 31, 1999


12. RECONCILIATION OF CAPITAL AND SURPLUS AND NET INCOME--(CONTINUED)

                                                                                  Year ended
                                                         December 31, 1998     December 31, 1998
                                                        -------------------   ------------------
                                                           Total Capital
                                                            and Surplus         Net Income/Loss
                                                        -------------------   ------------------
   Amounts reported in Annual Statement .............        $148,038              $    528
   Adjustment to federal income tax benefit .........          (4,458)               (4,458)
                                                             --------              --------
   Amounts reported herein ..........................        $143,580              $ (3,930)
                                                             ========              ========

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                       SUMMARY OF INVESTMENTS OTHER THAN
                        INVESTMENTS IN RELATED PARTIES
                            (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1999



SCHEDULE I


                                                                                            AMOUNT AT WHICH
                                                                                 FAIR        SHOWN IN THE
TYPE OF INVESTMENT                                               COST (1)        VALUE       BALANCE SHEET
------------------------------------------------------------   ------------   ----------   ----------------
FIXED MATURITIES
Bonds:
 United States Government and government
   agencies and authorities ................................   $   5,827      $ 5,820          $   5,827
 States, municipalities and political subdivisions .........       7,110        7,275              7,110
 Public utilities ..........................................      13,134       12,895             13,134
 All other corporate bonds .................................      93,660       93,086             93,660
                                                               ---------      -------          ---------
Total fixed maturities .....................................     119,731      119,076            119,731
EQUITY SECURITIES
Common stocks:
 Affiliated entities .......................................         243        2,156              2,156
 Industrial, miscellaneous and all other ...................         302          358                358
                                                               ---------      -------          ---------
Total equity securities ....................................         545        2,514              2,514
Mortgage loans on real estate ..............................       9,698                           9,698
Real estate ................................................      45,144                          45,144
Policy loans ...............................................     182,975                         182,975
Cash and short-term investments ............................      23,932                          23,932
                                                               ---------                       ---------
Total investments ..........................................   $ 382,025                       $ 383,994
                                                               =========                       =========

----------------
(1) Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accruals of discounts.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                      SUPPLEMENTARY INSURANCE INFORMATION
                            (DOLLARS IN THOUSANDS)


SCHEDULE III


                                                                                             BENEFITS,
                                                                                              CLAIMS,
                                  FUTURE POLICY    POLICY AND                      NET      LOSSES AND      OTHER
                                   BENEFITS AND     CONTRACT       PREMIUM     INVESTMENT   SETTLEMENT    OPERATING
                                     EXPENSES     LIABILITIES      REVENUE       INCOME*     EXPENSES     EXPENSES*
                                 --------------- ------------- -------------- ------------ ------------ ------------
YEAR ENDED DECEMBER 31, 1999
Individual life ................    $ 291,106       $  9,152    $   583,656     $ 10,754    $ 178,237    $ 261,284
Group life .....................       11,032            100          1,073          706        1,437          599
Annuity ........................      268,864             17      1,104,525       28,129      651,520      116,006
                                    ---------       --------    -----------     --------    ---------    ---------
                                    $ 571,002       $  9,269    $ 1,689,254     $ 39,589    $ 831,194    $ 377,889
                                    =========       ========    ===========     ========    =========    =========
YEAR ENDED DECEMBER 31, 1998
Individual life ................    $ 221,050       $  8,624    $   474,120     $  9,884    $ 122,542    $ 230,368
Group life .....................       10,546            100          1,933          723        1,962        2,281
Annuity ........................      265,418            509        794,841       25,708      545,532       91,505
                                    ---------       --------    -----------     --------    ---------    ---------
                                    $ 497,014       $  9,233    $ 1,270,894     $ 36,315    $ 670,036    $ 324,154
                                    =========       ========    ===========     ========    =========    =========
YEAR ENDED DECEMBER 31, 1997
Individual life ................    $ 177,088       $  9,533    $   390,452     $ 13,742    $  88,738    $ 176,303
Group life .....................        9,435            805          3,918          810        3,986        3,292
Annuity ........................      296,290            591        822,149       25,461      389,726       83,179
                                    ---------       --------    -----------     --------    ---------    ---------
                                    $ 482,813       $ 10,929    $ 1,216,519     $ 40,013    $ 482,450    $ 262,774
                                    =========       ========    ===========     ========    =========    =========

----------------
* Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                                  REINSURANCE
                            (DOLLARS IN THOUSANDS)


SCHEDULE IV


                                                                   ASSUMED                    PERCENTAGE
                                                    CEDED TO         FROM                     OF AMOUNT
                                       GROSS          OTHER         OTHER           NET        ASSUMED
                                      AMOUNT        COMPANIES     COMPANIES       AMOUNT        TO NET
                                  -------------- -------------- ------------- -------------- -----------
 YEAR ENDED DECEMBER 31, 1999
 Life insurance in force ........  $63,040,741    $11,297,250    $       --    $51,743,494    0.0%
                                   ===========    ===========    ==========    ===========    ===
 Premiums:
  Individual life ...............  $   604,628    $    20,972    $       --    $   583,656    0.0%
  Group life and health .........        1,383            310            --          1,073    0.0
  Annuity .......................    1,142,254         37,729            --      1,104,525    0.0
                                   -----------    -----------    ----------    -----------    ---
                                   $ 1,748,265    $    59,011    $       --    $ 1,689,254    0.0%
                                   ===========    ===========    ==========    ===========    ===
 YEAR ENDED DECEMBER 31, 1998
 Life insurance in force ........  $51,064,173    $ 9,862,460    $       --    $41,201,713    0.0%
                                   ===========    ===========    ==========    ===========    ===
 Premiums:
  Individual life ...............  $   493,633    $    19,512    $       --    $   474,121    0.0%
  Group life and health .........        1,691            220           461          1,932   23.8
  Annuity .......................      850,428         55,587            --        794,841    0.0
                                   -----------    -----------    ----------    -----------   ----
                                   $ 1,345,752    $    75,319    $      461    $ 1,270,894    .03%
                                   ===========    ===========    ==========    ===========   ====
 YEAR ENDED DECEMBER 31, 1997
 Life insurance in force ........  $40,221,361    $ 6,776,447    $2,692,822    $36,137,736    7.5%
                                   ===========    ===========    ==========    ===========   ====
 Premiums:
  Individual life ...............  $   395,361    $     4,910    $       --    $   390,452    0.0%
  Group life and health .........        1,761            231         2,389          3,918   61.0
  Annuity .......................      822,149             --            --        822,149    0.0
                                   -----------    -----------    ----------    -----------   ----
                                   $ 1,219,271    $     5,141    $    2,389    $ 1,216,519    0.2%
                                   ===========    ===========    ==========    ===========   ====

                                     PART C
                                OTHER INFORMATION

Item 24.  FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements


               The financial statements for the WRL Series Annuity Account and for Western Reserve Life Assurance Co. of Ohio ("Western Reserve") are included in Part B.


          (b)  Exhibits


               (1) Resolution of the Board of Directors of Western Reserve establishing the separate account 1/ -


               (2)   Not Applicable

               (3)   Distribution of Contracts

                     (a)   Master Service and Distribution Compliance
                           Agreement 1/

                     (b) Amendment to Master Service and Distribution Compliance Agreement 2/

                     (c) Form of Broker/Dealer Supervisory and Service Agreement 2/

                     (d)   Principal Underwriting Agreement 2/

                     (e)   First Amendment to Principal Underwriting
                           Agreement 2/



               (4)   (a)   Specimen Flexible Payment Variable Accumulation
                           Deferred Annuity Contract 3/

                     (b)   Endorsements (EA134,  EA135) 4/


               (5) Application for Flexible Payment Variable Accumulation Deferred Annuity Contract

               (6)   (a)   Second Amended Articles of Incorporation of Western
                           Reserve 1/

                     (b) Certificate of First Amendment to Second Amended Articles of Incorporation of Western Reserve 5/

                     (C)   Amended Code of Regulations of Western Reserve 1/



               (7)   Not Applicable


               (8)   (a)   Participation Agreements Among Variable Insurance
                           Products Fund, Fidelity Distributors Corporation and
                           Western Reserve Life Assurance Co. of Ohio dated
                           June 14, 1999 6/

                     (b) Amendment No.1 dated March 15, 2000 to Participation Agreement -Variable Insurance Products Fund 7/

                     (c) Participation Agreement Among Variable Insurance Products Fund II, Fidelity Distributors Corporation and Western Reserve Life Assurance Co. of Ohio dated June 14, 1997 6/

                     (d) Amendment No.1 dated March 15, 2000 to Participation Agreement -Variable Insurance Products Fund II 7/

                     (e) Participation Agreement Among Variable Insurance Products Fund III, Fidelity Distributors Corporation and Western Reserve Life Assurance Co. of Ohio dated June 14, 1999 6/

                     (f) Amendment No.1 dated March 15, 2000 to Participation Agreement - Variable Insurance Products Fund III 7/


               (9) Opinion and Consent of Thomas E. Pierpan, Esq. as to Legality of Securities Being Registered

               (10)  (a)   Written Consent of Sutherland Asbill & Brennan LLP
                     (b)   Written Consent of Ernst & Young LLP

                     (c)   Written Consent of PricewaterhouseCoopers LLP

               (11)  Not Applicable

               (12)  Not Applicable


               (13)  Schedules for Computation of Performance Quotations 8/


               (14)  Not Applicable


               (15)  Powers of Attorney


-------------------------------------
1/ This exhibit was previously filed on Post-Effective Amendment No. 11 to Form N-4 dated April 20, 1998 (File No. 33-49556) and is incorporated herein by reference.

2/ This exhibit was previously filed on Post-Effective Amendment No. 4 to Form S-6 dated April 21, 1999 (File No. 333-23359) and is incorporated herein by reference.
3/ This exhibit was previously filed on the Initial Registration Statement on Form N-4 dated February 28, 2000 (File No. 333-31228) and is incorporated herein by reference.
4/ This exhibit was previously filed on Pre-Effective Amendment No. 1 to Form N-4 dated April 10, 2000 (File No. 333-93169) and is incorporated herein by reference.
5/ This exhibit was previously filed on Post-Effective Amendment No. 1 to Form N-4 dated April 21, 2000 (File No. 333-82705) and is incorporated herein by reference.
6/ This exhibit was previously filed on the Initial Registration Statement to Form S-6 dated September 23, 1999 (File No. 333-57681) and is incorporated herein by reference.
7/ This exhibit was previously filed on Pre-Effective Amendment No. 1 to Form N-4 dated April 10, 2000 (File No. 333-93169) and is incorporated herein by reference.
8/ This exhibit was previously filed on Post-Effective Amendment No. 28 to Form N-1A dated April 24, 1997 (File No. 33-507) and is incorporated herein by reference.


Item 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME                             PRINCIPAL BUSINESS ADDRESS             POSITION AND OFFICES WITH DEPOSITOR
----                             --------------------------             -----------------------------------
John R. Kenney                                    (1)                   Chairman of the Board and
                                                                        Chief Executive Officer

Jerome C. Vahl                                    (1)                   Director and President

Lyman H. Treadway                30195 Chagrin Boulevard                Director
                                 Suite 210N
                                 Cleveland, Ohio 44124

Jack E. Zimmerman                507 St. Michel Circle                  Director
                                 Kettering, Ohio  45429

James R. Walker                  3320 Office Park Drive                 Director
                                 Dayton, Ohio 45439

Alan M. Yaeger                                    (1)                   Executive Vice President, Actuary and
                                                                        Chief Financial Officer


William H. Geiger                                (1)                   Senior Vice President, Secretary,
                                                                        Corporate Counsel and Group Vice
                                                                        President - Compliance


Allan J. Hamilton                                 (1)                   Vice President, Treasurer
                                                                        and Controller

-------------------------
(1)  570 Carillon Parkway, St. Petersburg, Florida  33716.


Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

VERENGING AEGON - Netherlands Membership Association

AEGON N.V. - Netherlands corporation  (51.16%)

    Transamerica Corporation and subsidiaries (100%) (DE)

    AEGON Nederland N.V. - Netherlands corporation (100%)

    AEGON NEVAK HOLDING B.V. - Netherlands corporation (100%)

    GRONINGER FINANCIERINGEN B.V. - Netherlands corporation (100%)

    AEGON INTERNATIONAL N.V. - Netherlands corporation (100%)

       Voting Trust - (Trustees - K.J. Storm, Donald J. Shepard, H.B. Van Wijk,
          Dennis Hersch)(DE)

       AEGON U.S. Holding Corporation (DE) (100%)
          Short Hills Management Company (NJ) (100%)
          CORPA Reinsurance Company (NY) (100%)
          AEGON Management Company (IN) (100%)
          RCC North America Inc. (DE) (100%)

       AEGON USA, Inc. - holding co.  (IA) (100%)
          AEGON Funding Corp. (DE) (100%)
          First AUSA Life Insurance Company - insurance holding co. (MD) (100%)
             AUSA Life Insurance Company, Inc. - insurance (NY) (82.33%)
             Life Investors Insurance Company of America - insurance (IA) (100%)
                Bankers United Life Assurance Company - insurance (IA) (100%) Great American Insurance Agency, Inc. (IA) (100%)
                Life Investors Alliance, LLC (DE) (100%)
             PFL Life Insurance Company - insurance (IA) (100%)
                AEGON Financial Services Group, Inc. (MN) (100%)
                AEGON Assignment Corporation of Kentucky (KY) (100%)
                AEGON Assignment Corporation (IL) (100%)
             Southwest Equity Life Insurance Company - insurance (AZ)
                (100% Voting Common)
             Iowa Fidelity Life Insurance Company - insurance (AZ)
                (100% Voting Common)

             Western Reserve Life Assurance Co. of Ohio - insurance (OH) (100%) WRL Investment Management, Inc. - investment adviser (FL) (100%) WRL Investment Services, Inc. - transfer agent (FL)(100%)
             WRL Series Fund, Inc. - mutual fund (MD)
             ISI Insurance Agency, Inc. and subsidiaries (CA) (100%)
             AEGON Equity Group, Inc. (FL) (100%)
             Monumental General Casualty Company - insurance (MD) (100%)
             United Financial Services, Inc. - general agency (MD) (100%) Bankers Financial Life Insurance Company - insurance (AZ)
             The Whitestone Corporation - insurance agency (MD) (100%)
             Cadet Holding Corp. - holding company (IA) (100%)
             Monumental General Life Insurance Company of Puerto Rico (PR) (51%)

          AUSA Holding Company - holding company (MD) (100%)
             Monumental General Insurance Group, Inc. - holding company  (MD)
                (100%)
             Monumental General Administrators, Inc. (MD) (100%)
                Executive Management and Consultant Services, Inc. - consulting services (MD) (100%)
             Trip Mate Insurance Agency, Inc. (KS) (100%)
             Monumental General Mass Marketing, Inc. - marketing (MD) (100%) AUSA Financial Markets, Inc. - marketing (IA) (100%)
             Endeavor Group (CA) (100%)
             Endeavor Management Company (CA) (100%)
             Universal Benefits Corporation - third party administrator (IA)
                (100%)
             Investors Warranty of America, Inc. - provider of automobile extended maintenance contracts (IA) (100%)
             Massachusetts Fidelity Trust Company - trust company (IA) (100%) Money Services, Inc. - financial counseling for employees and agents of affiliated companies  (DE) (100%)
             ORBA Insurance Services, Inc. (CA) (10.56%)
             Zahorik Company, Inc. - broker-dealer  (CA) (100%)
                ZCI, Inc. (AL) (100%)
             Long, Miller & Associates, L.L.C. (CA) (33-1/3%)
             AEGON Asset Management Services, Inc. (DE) (100%)
             InterSecurities, Inc. - broker-dealer  (DE) (100%)
                Associated Mariner Financial Group, Inc. - holding company (MI)
                   (100%)
                      Mariner Financial Services, Inc. - broker/dealer  (MI)
                         (100%)
                      Associated Mariner Agency of Hawaii, Inc. - insurance
                         agency (MI) (100%)
                    Associated Mariner Agency of New Mexico, Inc. (MI) (100%)
             Idex Investor Services, Inc. - shareholder services (FL) (100%) Idex Management, Inc. - investment adviser (DE) (100%)
             IDEX Mutual Funds - mutual fund (MA)
             Diversified Investment Advisors, Inc. - investment adviser (DE)
                (100%)
                Diversified Investors Securities Corporation - broker-dealer
                   (DE) (100%)
             AEGON USA Securities, Inc. - broker-dealer  (IA) (100%)
                AEGON USA Managed Portfolios, Inc. - mutual fund  (MD)
             Creditor Resources, Inc. - credit insurance  (MI) (100%)
                CRC Creditor Resources Canadian Dealer Network Inc. - insurance agency (Canada) (100%)
                Weiner Agency, Inc. (MD) (100%)
             AEGON USA Investment Management, Inc. - investment adviser  (IA)
                (100%)
             AEGON USA Realty Advisors, Inc. - real estate investment services
                (IA) (100%)
                QSC Holding, Inc. (DE) (100%)
                Landauer Realty Advisors, Inc. - real estate counseling  (IA)
                   (100%)

                Landauer Associates, Inc. - real estate counseling (DE) (100%) Landauer Realty Associates, Inc. (TX) (100%)
                Realty Information Systems, Inc. - information systems for real estate investment management  (IA) (100%)
                USP Real Estate Investment Trust - real estate investment trust
                   (IA)
                RCC Properties Limited Partnership (IA)

Item 27.       NUMBER OF CONTRACTOWNERS

               Because the offering has not yet commenced, there are no Contract owners.

Item 28.       INDEMNIFICATION

               Provisions exist under the Ohio General Corporation Law, the Second Amended Articles of Incorporation of Western Reserve and the Amended Code of Regulations of Western Reserve whereby Western Reserve may indemnify certain persons against certain payments incurred by such persons. The following excerpts contain the substance of these provisions.


                          OHIO GENERAL CORPORATION LAW

                    Section 1701.13 Authority of corporation.

         (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                  (a) Any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                  (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

         (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and (2) of this section. Such determination shall be made as follows:

                  (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

                  (b) If the quorum described in division (E)(4)(a) of this
section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified within the past five years;

                  (c) By the shareholders;

                  (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

         Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit or proceeding referred to in divisions (E)(1) and (2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

         (b) Expenses, including attorneys' fees incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is entitled to be indemnified by the corporation.

         (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

         (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5), (6), or
(7).

         (9) As used in this division, references to "corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

           SECOND AMENDED ARTICLES OF INCORPORATION OF WESTERN RESERVE

                                 ARTICLE EIGHTH

         EIGHTH: (1) The corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) The corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

         (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections (1) and (2) of this article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under sections (1) and (2) of this article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections (1) and (2) of this article. Such determination shall be made (a) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or
(b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified within the past five years, or (c) by the shareholders, or (d) by the court of common pleas or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under section (4)(a) or by independent legal counsel under section (4)(b) of this article shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under section (2) of this article, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5) Expenses, including attorneys' fees incurred in defending any action, suit, or proceeding referred to in sections (1) and (2) of this article, may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of a written undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this article. If a majority vote of a quorum of disinterested directors so directs by resolution, said written undertaking need not be submitted to the corporation. Such a determination that a written undertaking need not be submitted to the corporation shall in no way affect the entitlement of indemnification as authorized by this article.

         (6) The indemnification provided by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (8) As used in this section, references to "the corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise shall stand in the same position under this article with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         (9) The foregoing provisions of this article do not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of this corporation. The corporation may indemnify such named fiduciaries of its employee benefit plans against all costs and expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by or imposed upon said named fiduciary in connection with or arising out of any claim, demand, action, suit or proceeding in which the named fiduciary may be made a party by reason of being or having been a named fiduciary, to the same extent it indemnifies an agent of the corporation. To the extent that the corporation does not have the direct legal power to indemnify, the corporation may contract with the named fiduciaries of its employee benefit plans to indemnify them to the same extent as noted above. The corporation may purchase and maintain insurance on behalf of such named fiduciary covering any liability to the same extent that it contracts to indemnify.

                 AMENDED CODE OF REGULATIONS OF WESTERN RESERVE

                                    ARTICLE V

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Each Director, officer and member of a committee of this Corporation, and any person who may have served at the request of this Corporation as a Director, officer or member of a committee of any other corporation in which this Corporation owns shares of capital stock or of which this Corporation is a creditor (and his heirs, executors and administrators) shall be indemnified by the Corporation against all expenses, costs, judgments, decrees, fines or penalties as provided by, and to the extent allowed by, Article Eighth of the Corporation's Articles of Incorporation, as amended.

                              RULE 484 UNDERTAKING

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Western Reserve pursuant to the foregoing provisions or otherwise, Western Reserve has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Western Reserve of expenses incurred or paid by a director, officer or controlling person of Western Reserve in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Western Reserve will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.       PRINCIPAL UNDERWRITER


               (a) AFSG Securities Corporation ("AFSG") is the principal underwriter for the Contracts. AFSG currently serves as principal underwriter for the PFL Endeavor VA Separate Account, the PFL Retirement Builder Variable Annuity Account, the PFL Life Variable Annuity Account A, the PFL Wright Variable Annuity Account, the AUSA Endeavor Variable Annuity Account, Separate Account C of First Providian Life and Health Insurance Company, the Separate Account I, Separate Account II, and Separate Account V of Providian Life and Health Insurance Company, WRL Series Life Account, WRL Series Annuity Account B, AUSA Series Life Account and Transamerica Occidental Life Separate Account VUL-3.


               (b)  Directors and Officers of AFSG

NAME                             PRINCIPAL BUSINESS ADDRESS      POSITION AND OFFICES WITH UNDERWRITER
----                             --------------------------      -------------------------------------
Larry N. Norman                             (1)                  Director and President

Harvey E. Willis                            (1)                  Vice President and Secretary

Lisa Wachendorf                             (1)                  Director and Chief Compliance Officer

Debra C. Cubero                             (1)                  Vice President

Gregory J. Garvin                           (1)                  Vice President

Michael F. Lane                             (1)                  Vice President

Sara J. Stange                              (1)                  Director and Vice President

Brenda K. Clancy                            (1)                  Vice President

Michael G. Ayers                            (1)                  Treasurer/Controller

Colleen S. Lyons                            (1)                  Assistant Secretary

John F. Reesor                              (1)                  Assistant Secretary

Anne Spaes                                  (1)                  Director and Vice President

Priscilla I. Hechler                        (2)                  Assistant Vice President and Assistant
                                                                 Secretary

Thomas E. Pierpan                           (2)                  Assistant Vice President and Assistant
                                                                 Secretary

Richard C. Hicks                            (2)                  Assistant Vice President and Assistant
                                                                 Secretary


Gina A. Babka                              (2)                  Assistant Secretary

--------------------------------------
(1)  4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001
(2)  570 Carillon Parkway, St. Petersburg, Florida 33716-1202

               (c)  Compensation to Principal Underwriter

-----------------------------------------------------------------------------------------------------------------------
                                      NET UNDERWRITING
      NAME OF PRINCIPAL                DISCOUNTS AND         COMPENSATION ON        BROKERAGE
         UNDERWRITER                     COMMISSIONS            REDEMPTION         COMMISSIONS        COMMISSIONS
-----------------------------------------------------------------------------------------------------------------------
ASFG SECURITIES CORPORATION                   0                      0                  0                  0
-----------------------------------------------------------------------------------------------------------------------

Item 30.       LOCATION OF ACCOUNTS AND RECORDS

               All accounts, books, or other documents required to be maintained by Section 31(a) of the 1940 Act and the rules promulgated thereunder are maintained by the Registrant through Western Reserve, 570 Carillon Parkway, St. Petersburg, Florida 33716.

Item 31.       MANAGEMENT SERVICES

               Not Applicable

Item 32.       UNDERTAKINGS


               Western Reserve hereby represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Western Reserve.


               Registrant promises to file a post-effective amendment to the Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

               Registrant furthermore agrees to include either as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

               Registrant agrees to deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of St. Petersburg, State of Florida, on this 25th day of July, 2000.


                                  WRL SERIES ANNUITY ACCOUNT
                                  (Registrant)


                                  By: /s/ JOHN R. KENNEY
                                      ---------------------------------
                                      John R. Kenney, Chairman of the Board
                                      and Chief Executive Officer of
                                      Western Reserve Life Assurance Co. of Ohio

                                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                  (Depositor)

                                  By: /s/ JOHN R. KENNEY
                                      --------------------------------
                                      John R. Kenney, Chairman of the Board
                                      and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                                 TITLE                                   DATE
---------                                 -----                                   ----

 /S/ JOHN R. KENNEY                      Chairman of the Board and                July 25, 2000
------------------------                 Chief Executive Officer
John R. Kenney                           (Principal Executive Officer)


 /S/ JEROME C. VAHL                      Director and President                   July 25, 2000
-------------------
Jerome C. Vahl

 /S/ LYMAN H. TREADWAY                   Director                                 July 25, 2000
------------------------
Lyman H. Treadway */



 /S/ JACK E. ZIMMERMAN                   Director                                 July 25, 2000
-------------------------
Jack E. Zimmerman */



 /S/ JAMES R. WALKER                     Director                                 July 25, 2000
-------------------------
James R. Walker */

 /S/ ALAN M. YAEGER                      Executive Vice President,                July 25, 2000
----------------------                   Actuary and Chief Financial
Alan M. Yaeger                           Officer


/S/ ALLAN J. HAMILTON                    Vice President, Treasurer                July 25, 2000
------------------------                 and Controller
Allan J. Hamilton




*/  /S/ THOMAS E. PIERPAN
---------------------------
     Signed by Thomas E. Pierpan
     As Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT        DESCRIPTION
NO.            OF EXHIBIT


     5 Application for Flexible Payment Variable Accumulation Deferred Annuity Contract

     9 Opinion and Consent of Thomas E. Pierpan, Esq. as to Legality of Securities Being Registered

  10(a)        Written Consent of Sutherland Asbill & Brennan LLP

  10(b)        Written Consent of Ernst & Young LLP

  10(c)        Written Consent of PricewaterhouseCoopers LLP

  15           Powers of Attorney